As filed with the U.S. Securities and Exchange Commission on October 24, 2025.

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________________

Duke Holding Inc.
(Exact name of registrant as specified in its charter)

_________________________________

Nevada	4220	99-4197970
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5150 S Archibald Ave
Ontario, California 91762
(909) 385-1688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________________

Michael Yang
Chief Executive Officer
Duke Holding Inc.
5150 S Archibald Ave
Ontario, California 91762
(909) 385-1688
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________

With a Copy to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 (703) 919-7285

_________________________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED OCTOBER 24, 2025

1,250,000 Shares of Common Stock

Duke Holding Inc.

This is an initial public offering on a firm commitment basis of our common stock, par value $0.0001 per share. Prior to this offering, there has been no public market for our common stock. We expect the initial public offering price to be in the range of $4.00 to $5.00 per share.

We have reserved the symbol “DUKL” for purposes of listing our common stock on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our common stock on Nasdaq. At this time, Nasdaq has not yet approved our application to list our common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our common stock will be approved for listing on Nasdaq.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Additionally, we are, and following the completion of this offering, will continue to be, a “controlled company” as defined under Nasdaq Marketplace Rules 5615(c), because Michael Yang, our Chief Executive Officer and controlling stockholder, will be able to exercise 72.68% of the aggregate voting power of our issued and outstanding shares of common stock and will be able to determine all matters requiring approval by our stockholders, immediately after the consummation of this offering, assuming the sale of 1,250,000 shares of common stock we are offering and no exercise of the underwriters’ over-allotment option. For further information, see “Principal Stockholders.” We do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. However, our decision not to rely on the “controlled company” exemption could change. See “Risk Factors” and “Management — Controlled Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

	Per Share of Common Stock	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

____________

(1)      Represents underwriting discounts equal to seven percent (7%) per share of common stock.

(2)      Does not include a non-accountable expense allowance in the amount of one percent (1%) of the offering proceeds. For a complete description of compensation payable to the underwriters, see “Underwriting.”

We have granted the underwriters an option for a period of 45 days from the closing of this offering to purchase up to an additional fifteen percent (15%) of the total number of shares of common stock to be offered by us pursuant to this offering solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $452,812, based on an assumed public offering price of $4.50 per share of common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and the total gross proceeds to us, before underwriting discounts and expenses, will be $6,468,750.

The underwriters expect to deliver the shares of our common stock against payment in U.S. dollars in New York, New York on or about [•], 2025.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

US Tiger Securities, Inc.

Prospectus dated [•], 2025

i

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “3PL,” or “third party logistics” are to outsourcing logistics and supply chain operations, such as warehousing, transportation, and inventory management, to a third-party provider. 3PL companies manage parts of the supply chain on behalf of businesses, allowing those businesses to focus on other areas like sales, marketing, and product development;

•        “Automated Manifest System” or “AMS” are to an electronic data system of U.S. Customs and Border Protection, used to track, manage, and screen import cargo before it arrives in the U.S.

•        “chassis” are to a metal frame or trailer used for transporting containers, which consists of wheels and a locking system designed to secure the container for movement by road or rail.

•        “China” or the “PRC” are to the People’s Republic of China;

•        “customs broker” are to an individual or firm that represents importers/exporters in dealings with customs. They are responsible for obtaining and submitting all documents for clearing merchandise through customs, arranging inland transport, and paying all charges related to these functions;

•        “customs clearance” are to the act of obtaining permission to export or import merchandise from one country into another;

•        “Duke Holding” are to Duke Holding Inc., a corporation incorporated under the laws of the State of Nevada;

•        “Duke System Logistics” are to DUKE SYSTEM LOGISTICS INC., a company incorporated under the laws of the State of California, which is wholly owned by Duke Holding;

•        “Duke Shipping” are to Duke Shipping Agency, LLC, a limited liability company organized under the laws of the State of California, which is wholly owned by Duke Holding;

•        “electronic data interchange” or “EDI” are to a standardized electronic communication system used to transmit trade and logistics data between systems, which enables importers, carriers, and other filers to electronically exchange information with the U.S. Customs and Border Protection, for purposes of this prospectus.

•        “pallet” are to a platform (approximately four square feet) used for moving and storing products, goods, and merchandise. A forklift truck is used to lift and move a loaded pallet;

ii

•        “Uniform Intermodal Interchange Agreement,” “Uniform Intermodal Interchange and Facilities Access Agreement,” or “UIIA” are to a standardized contract used in the U.S. intermodal freight industry, which governs the interchange of intermodal equipment, such as containers and chassis, between equipment providers and motor carriers.

•        “U.S. dollars,” “USD,” “$,” or “dollars” are to the legal currency of the United States; and

•        “we,” “us,” “our,” “our Company,” or the “Company” are to Duke Holding and its subsidiaries, as the case may be.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by Frost & Sullivan Limited (“Frost & Sullivan”), an independent research firm, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. These forecasts and forward-looking information are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports, as well as in the forecasts or estimates from us.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock, discussed under “Risk Factors,” before deciding whether to invest in our common stock.

Business Overview

Our Company

We are a logistics and supply chain solutions provider specializing in third-party logistics (3PL) services that facilitate cross-border trade between East Asia and the U.S. As of the date of this prospectus, our key offerings include: (i) 3PL logistics services, (ii) integrated shipping services, and (iii) e-commerce business.

Third-party logistics, or 3PL, refers to the outsourcing of logistics and supply chain management functions to specialized providers. The demand for 3PL services has increased significantly in recent years as global supply chains become more complex and merchants engaged in cross-border trade increasingly seek external logistics partners to manage their logistics operations so they can focus on their core business activities. Leveraging over 15 years of expertise in the 3PL sector, we offer scalable, flexible, and integrated logistics solutions, with the goal of becoming a preferred logistics partner for businesses operating between East Asia and the U.S. Our services encompass a wide range of logistics functions to support our customers’ diverse needs and drive their operational success with efficiency and cost-effectiveness.

Through Duke System Logistics, one of our subsidiaries, we offer a comprehensive package of end-to-end logistics services tailored for merchant customers importing goods from foreign markets, particularly from East Asia, for sale in the U.S. Our 3PL logistics services encompass the entire supply chain spectrum, including (i) ocean freight services, (ii) port and drayage services, and (iii) warehousing and last-mile delivery services. These offerings are strengthened by our cooperation with major ocean carriers such as COSCO SHIPPING Lines Co., Ltd. (“Cosco Shipping”), SM Line, HMM Company Limited (“HMM”), and HEDE (Hong Kong) International Shipping Co., Ltd. (“HEDE”), enabling efficient and reliable transportation from East Asia directly to the U.S. Although we do not have our own operations in any Chinese ports, these partnerships have enabled us to significantly reduce transit times by managing the first leg of transportation efficiently, with express services between major Chinese ports and U.S. ports of entry. Apart from ocean freight and port logistics, we also provide warehousing and last-mile delivery solutions, with our facilities equipped with equipment and technologies to handle anything from small parcels to large items such as furniture and appliances. Our end-to-end logistics capabilities cover storage, inventory management, and order fulfilment and delivery, supported by collaborations with major couriers such as UPS, FedEx, and USPS, ensuring fast and reliable delivery to end consumers. The integration of these services not only enables smoother transitions and faster delivery times but also assists our clients in optimizing their operations and expanding their market reach. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated 3PL logistics revenue of $4,439,792, $11,204,925, and $6,984,810, respectively, representing 11%, 19%, and 88% of our total revenue for each respective period and year.

In April 2024, we expanded into integrated shipping services through Duke Shipping, one of our subsidiaries, leveraging our prior experience coordinating ocean freight and port-related services under our 3PL logistics operations. Duke Shipping has served as a designated U.S. shipping facilitator for non-U.S.-based carriers, focusing on port and cargo operations for international shipping lines entering and operating in the U.S. market. We assist our carrier clients with regulatory compliance, berth and terminal arrangements, vessel scheduling, coordination of cargo unloading, pilotage, towage, tugboat assistance, and cleaning services, as well as demurrage and detention charge processing. As of the date of this prospectus, we provide our integrated shipping services exclusively to a single customer, and act as a principal in delivering such services. See “Risk Factors — Operational Risks — Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations.” For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, our revenue derived from integrated shipping services totaled $34,719,501, $48,045,772, and nil, respectively, representing 88%, 80%, and nil of our total revenue for each respective period and year.

We also operate an e-commerce business that utilizes our logistics and supply chain infrastructure to conduct cross-border e-commerce. We source consumer goods from PRC-based suppliers and sell them in the U.S. through third-party platforms such as Amazon, Walmart, and Wayfair. Our e-commerce business primarily focuses on toy products that are popular among U.S. consumers. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated $81,005, $1,128,984, and $996,088, respectively, from our e-commerce business, representing 0.2%, 1.9%, and 12.5% of our total revenue for each respective period and year.

For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we had total revenue of approximately $39.2 million, $60.4 million, and $8.0 million, respectively, and net income of approximately $0.6 million, $1.1 million, and $0.4 million, respectively. As of June 30, 2025 and December 31, 2024 and 2023, we served an active customer base of 51, 138, and 68 clients, respectively. While we do not have any subsidiaries, assets, or employees in the PRC, we generate a significant part of our revenue from customers based in China. During the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated approximately 94%, 87%, and 17% of our revenue from PRC-based customers, respectively. See “Risk Factors — Economic, Political, and Market Risks — China’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and economic conditions in China, which may result in an adverse impact on the demand for our services, potentially harming our financial condition and operating results.”

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

•        strong industry relationships and cooperation that elevate operational efficiency and market reach;

•        quality warehousing and logistics services built on a solid foundation of credentials and compliance standards;

•        ecosystem of integrated shipping services and 3PL logistics services with strategic synergy; and

•        a visionary and experienced management team with strong financial and operational expertise.

Growth Strategies

We intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

•        further enhance our warehousing and logistics capabilities;

•        pursue global growth through enhanced logistics infrastructure and route optimization; and

•        pursue additional strategic and financially attractive acquisitions.

Our Corporate Structure

We were incorporated under the laws of the State of Nevada as a corporation in July 2024. For more details on our corporate history, please refer to “Business — Corporate History and Structure.”

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of our initial public offering (“IPO”) based on a proposed number of 1,250,000 shares of common stock being offered, assuming no exercise of the underwriters’ over-allotment option.

____________

Note:

(1)      Represents 31,435,000 shares of our common stock held by Michael Yang as of the date of this prospectus.

(2)      Represents 3,650,000 shares of our common stock held by One Supreme Limited as of the date of this prospectus.

(3)      Represents an aggregate of 6,915,000 shares of our common stock held by ten stockholders, each holding less than 5% of shares of our common stock, as of the date of this prospectus.

We are a U.S. domestic company and do not maintain any subsidiaries, offices, warehouses, or operations in the PRC. As such, we are not subject to PRC laws or regulations and are not under the jurisdiction of PRC authorities. Accordingly, neither we nor our subsidiaries are required to obtain permissions or approvals from the Cyberspace Administration of China (“CAC”), the China Securities Regulatory Commission (“CSRC”), or any other PRC governmental agency in connection with our operations or the listing of our common stock on Nasdaq. We confirm that we have not been required to obtain, nor have we applied for or been denied, any such permissions or approvals by PRC authorities. Although a significant portion of our customers are based in the PRC, our business is conducted entirely through our U.S. operations. If, however, (i) we inadvertently conclude that no permissions or approvals are required, or (ii) applicable laws, regulations, or interpretations change in the future such that we or our subsidiaries are required to obtain such permissions or approvals, we could become subject to investigations by PRC regulators, fines or penalties, or restrictions that could prohibit us from conducting offerings. These risks, although currently inapplicable to our operations, could, if triggered, materially and adversely affect our business and the value of our common stock, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Corporate Information

Our principal executive offices are located at 5150 S Archibald Ave, Ontario, California 91762. Our telephone number at our principal executive office is (909) 385-1688. Our corporate website is https://www.dukesystem.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our common stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our common stock. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Operational Risks (for a more detailed discussion, see “Risk Factors — Operational Risks” beginning on page 9 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•        If our customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected (see page 9 of this prospectus);

•        Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations (see page 9 of this prospectus);

•        Customer demand is difficult to forecast accurately, and as a result we may be unable to make planning and spending decisions to match such demand (see page 10 of this prospectus);

•        Our dependence on third parties to provide overseas transportation, drayage, and last-mile delivery services may impact the delivery and quality of our transportation and logistics services, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations (see page 10 of this prospectus);

•        Our previous growth rates and performance may not be sustainable or indicative of our future growth and financial outcomes, and there is no assurance that we will be able to achieve the same level of financial performance in the future (see page 10 of this prospectus);

•        Our results of operations are affected by our ability to control operating costs, including transportation, warehousing, and port services, many of which are beyond our control (see page 11 of this prospectus);

•        We may face capacity limitations and delays at ports and terminals, including restricted berth availability, yard congestion, and labor scheduling challenges, which could materially disrupt our integrated shipping and logistics services (see page 11 of this prospectus);

•        We may face risks related to natural disasters, health epidemics, and other outbreaks, which could significantly disrupt our operations (see page 12 of this prospectus);

•        Our results of operations are subject to seasonal fluctuations (see page 12 of this prospectus);

•        Our business and results of operations may be harmed by the misconduct of authorized employees that have access to important assets of our Company such as inventory, bank accounts, and confidential information (see page 12 of this prospectus);

•        Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage (see page 13 of this prospectus);

•        Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business (see page 13 of this prospectus);

•        Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation, and harm our business (see page 13 of this prospectus);

•        Our business, financial condition, and reputation may be substantially harmed by security breaches, interruptions, delays, and failures in our systems and operations (see page 13 of this prospectus);

•        Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing (see page 14 of this prospectus);

•        If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers (see page 14 of this prospectus);

•        To sustain our operations and future business growth, we need to make significant investments in both capital assets and working capital, and if we are unable to secure sufficient financing when needed, our ability to execute our business plan as outlined in this prospectus will be impaired, which may negatively impact our business and prospects (see page 15 of this prospectus);

•        If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page 15 of this prospectus);

•        Future acquisitions may have an adverse effect on our ability to manage our business. Raising additional capital may cause dilution to our stockholders, including purchasers of our common stock in this offering (see page 15 of this prospectus);

•        We are subject to numerous laws and regulations applicable to the logistics and warehousing industry in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations (see page 15 of this prospectus);

•        Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page 16 of this prospectus);

•        Failure to protect intellectual property rights could adversely affect our business (see page 16 of this prospectus);

•        Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page 17 of this prospectus);

•        We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 17 of this prospectus); and

•        We may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm our reputation and cause us to lose market share and customers (see page 17 of this prospectus).

Economic, Political, and Market Risks (for a more detailed discussion, see “Risk Factors — Economic, Political, and Market Risks” beginning on page 18 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•        We face competition in the market for logistics and warehousing activities, and we expect competition from existing competitors and other companies that may enter the market or introduce new solutions in the future, which may decrease our net revenue (see page 18 of this prospectus);

•        Any adverse change in political relations between the U.S. and other countries or regions where our overseas customers are located (particularly the PRC), such as the ongoing U.S.-China trade conflicts, may negatively affect our business (see page 18 of this prospectus);

•        U.S. government trade actions could have a material adverse effect on our business, financial position, and results of operations (see page 19 of this prospectus);

•        We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the increasing strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions (see page 19 of this prospectus);

•        China’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and economic conditions in China, which may result in an adverse impact on the demand for our services, potentially harming our financial condition and operating results (see page 20 of this prospectus);

•        Disruptions to the international supply chain systems could adversely impact our business, financial condition, and results of operations (see page 22 of this prospectus);

•        Labor actions may disrupt the U.S. transportation network we rely on and thus may adversely impact our business, financial condition, and results of operations (see page 22 of this prospectus);

•        Demand for our services may be materially and adversely impacted by the changing consumer spending power and habits in the U.S. (see page 22 of this prospectus);

•        We may be materially and adversely affected by the effects of inflation and a potential recession (see page 22 of this prospectus; and

•        If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected (see page 23 of this prospectus).

Common Stock and Trading Risks (for a more detailed discussion, see “Risk Factors — Common Stock and Trading Risks” beginning on page 23 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•        There has been no public market for our common stock prior to this offering, and you may not be able to resell our common stock at or above the price you pay for them, or at all (see page 23 of this prospectus);

•        The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see page 23 of this prospectus);

•        The price of our common stock could be subject to rapid and substantial volatility (see page 24 of this prospectus);

•        You will experience immediate and substantial dilution in the net tangible book value of common stock purchased in this offering (see page 24 of this prospectus);

•        If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected (see page 25 of this prospectus);

•        We will incur substantial increased costs as a result of being a public company (see page 25 of this prospectus);

•        We may not be able to maintain the listing of our common stock on Nasdaq (see page 26 of this prospectus);

•        Substantial future sales of our common stock or the anticipation of future sales of our common stock in the public market could cause the price of our common stock to decline (see page 26 of this prospectus);

•        If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our common stock, the price of our common stock and trading volume could decline (see page 26 of this prospectus);

•        Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our common stock (see page 27 of this prospectus); and

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing, since we plan to have a relatively small public offering and insiders will hold a large portion of our listed securities (see page 28 of this prospectus).

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

THE OFFERING

Shares of common stock offered	1,250,000 shares
Price per share	We currently estimate that the initial public offering price will be in the range of $4.00 to $5.00 per share.
Shares of common stock outstanding prior to completion of this offering	42,000,000 shares
Shares of common stock outstanding immediately after this offering	43,250,000 shares, assuming no exercise of the underwriters’ over-allotment option; 43,437,500 shares, assuming full exercise of the underwriters’ over-allotment option.
Listing

We have applied to have our common stock listed on Nasdaq. At this time, Nasdaq has not yet approved our application to list our common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our common stock will be approved for listing on Nasdaq.

Proposed ticker symbol	“DUKL”
Transfer Agent	Transhare Corporation
Over-allotment Option

We have granted to the underwriters an option, exercisable within forty-five (45) days from the closing of this offering, to purchase up to an aggregate of 187,500 additional shares of our common stock.

Use of proceeds

We intend to use the proceeds from this offering to expand our warehouse network, acquire container vessels, upgrade our warehouse management system with advanced AI technology, expand our own truck fleet, and for working capital and other general corporate purposes. See “Use of Proceeds” on page 30 for more information.

Lock-up

We have agreed, subject to certain customary exceptions, not to issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months from the date of this prospectus without the prior written consent of US Tiger Securities, Inc., as representative of the several underwriters (the “Representative”).

Each of our directors, officers and holders of more than 5% of our securities has agreed with the underwriters, subject to certain customary exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six (6) months after the date of this prospectus. See “Underwriting — Lock-up Agreements” for more information.

Risk Factors

The common stock offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our common stock if you can bear the risk of loss of your entire investment.

Operational Risks

If our customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected.

One of the main reasons that our customers use contract warehouse and logistics management companies is the high cost, high degree of difficulties, and operational deficiencies associated with developing in-house logistics and supply chain expertise. If, however, our customers are able to develop their own logistics and supply chain solutions, increase utilization of their in-house supply chain, reduce their logistics spending, or otherwise choose to terminate our services, our business and operating results may be materially and adversely affected.

Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our suppliers may have an adverse effect on our business, financial condition, and results of operations.

During the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we derived most of our revenue from a few customers. Specifically, during the six months ended June 30, 2025 and the year ended December 31, 2024, we provided our integrated shipping services exclusively to a single international carrier customer, and this customer contributed approximately 88% and 80% of our total revenue, respectively. For the year ended December 31, 2023, our largest customer contributed approximately 40% our total revenue. Additionally, as of June 30, 2025, four customers accounted for approximately 46%, 13%, 12% and 12% of our accounts receivable, respectively. As of December 31, 2024, four customers accounted for approximately 28%, 26%, 16% and 11% of our accounts receivable, respectively. As of December 31, 2023, four customers accounted for approximately 16%, 15%, 13% and 10% of our accounts receivable, respectively. Over the same period or years, no other customers represented more than 10% of our total revenue or accounts receivable. For an example of a typical transaction, see “Business — Customers.” We may lose a significant customer due to a variety of factors, including our ability to provide quality integrated shipping services and/or warehouse and logistics management services. In particular, our agreement with HEDE, our largest customer in 2024 accounting for approximately 80% of our total revenue, remains effective for a fixed term of 36 months but may be terminated earlier by either party upon 90 days’ prior written notice. See “Business — Customers.” Even though we have a strong record of performance, we cannot guarantee that we will continue to maintain the business cooperation with these significant customers at the same level, or at all. In particular, any disruption, termination, or deterioration in our commercial relationship with our single integrated shipping customer, whether due to reduced service needs, unfavorable contract renegotiation, operational disputes, financial difficulties of the customer, or termination of the agreement, could have a material and adverse effect on our revenue, cash flow, and profitability. If any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with comparable customers in a timely manner, or at all. Losing one or more of these significant customers could adversely affect our business, financial condition, and results of operations.

In addition, we depend upon a few suppliers that accounted for more than 10% of our total purchases for the past two years — specifically, our largest supplier accounted for 72% of our total purchases for the six months ended June 30, 2025. Our largest supplier accounted for approximately 69% of our total purchases for the year ended December 31, 2024. Our top three suppliers accounted for 22%, 19% and 11% of our total purchases, respectively, for the year ended December 31, 2023. As of June 30, 2025, two suppliers accounted for 72% and 12% of our total balance of accounts payable, respectively. As of December 31, 2024, one supplier accounted for approximately 83% of our total balance of accounts payable. As of December 31, 2023, three suppliers accounted for 20%, 15% and 10% of our total balance of accounts payable, respectively. We cannot ensure that we will have no concentration of suppliers in the future. Such third-party suppliers are run by independent entities that are subject to their own unique operational and financial risks, which are beyond our control. If such significant suppliers breach or terminate their contracts with us, or experience significant disruptions to their operations, we will be required to find and enter into arrangements with one or more replacement suppliers. Finding alternative suppliers could involve significant delays and other costs and these suppliers may not be available to us on reasonable terms or at all. As a result, this could harm our business and financial results and result in lost or deferred revenue.

Customer demand is difficult to forecast accurately, and as a result we may be unable to make planning and spending decisions to match such demand.

We make planning and spending decisions, including capacity expansion, procurement personnel needs, and other resource requirements based on our estimates of customer demand. A significant portion of our revenue is derived from customers whose demand for the warehousing and shipping services is tied closely to the end consumers in the U.S. Therefore, our customer demand may be impacted by factors out of our control, such as unexpected shifts in the preferences of U.S. end consumers for our customers’ merchandise, foreign exchange rate fluctuations that could adversely impact our customers’ costs and pricing strategies, and manufacturing production delays. Moreover, we may potentially experience capacity and resource shortages in fulfilling e-commerce orders on behalf of our customers during the peak season of e-commerce consumption or following special promotional campaigns on any e-commerce platforms. Failure to meet customer demand in a timely fashion or at all may adversely affect our financial condition and results of operations.

Our dependence on third parties to provide overseas transportation, drayage, and last-mile delivery services may impact the delivery and quality of our transportation and logistics services, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations.

As we do not have our own delivery team and networks, our business depends on the services provided by, and relationships with, various independent third parties to provide ocean, truck, and last-mile delivery services and to report certain events to us, including, but not limited to, shipment status information and freight claims. For example, we rely on ocean freight carriers for the transportation of our customer’s goods and merchandise to the U.S., before they complete customs clearance and are delivered to U.S. warehouses. We partially rely on third-party trucking companies to supplement our in-house truck fleet in providing drayage services to designated warehouses or distribution centers. We also rely on common carriers such as FedEx and UPS to distribute merchandise to U.S. end consumers. Several third-party logistics service providers contributed a significant part of the total cost of revenue of our Company. These third-party logistics service providers may not fulfill their obligations to us, which may prevent us from meeting our commitments to our customers. This reliance also could cause delays in reporting certain events, including recognizing claims. In addition, if we are unable to secure sufficient equipment or other transportation services from third parties to meet our commitments to our customers, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently. Many of these risks are beyond our control, including:

•        equipment and driver shortages in the transportation industry;

•        changes in regulations impacting transportation;

•        disruption in the supply or cost of fuel;

•        unanticipated changes in ocean or truck freight markets; and

•        increases in shipping costs or other issues that adversely affect the global supply chains, such as global availability of shipping containers, and related labor and fuel costs.

Our previous growth rates and performance may not be sustainable or indicative of our future growth and financial outcomes, and there is no assurance that we will be able to achieve the same level of financial performance in the future.

Our business has steadily expanded since its inception, and experienced significant growth from 2023 to 2024, primarily due to the launch and rapid expansion of our integrated shipping operations in 2024. Our total revenue increased by approximately $52.4 million, or 656.6%, to approximately $60.4 million for the year ended December 31 2024 from $8.0 million for the year ended December 31, 2023. We reported net income of approximately $1.1 million for the year ended December 31, 2024, representing an increase of $0.6 million, or 143.8%, from net income of $0.4 million for the year ended December 31, 2023. While we have achieved strong financial results in the past, these results may not be sustainable or indicative of future results, and we cannot assure you that we will achieve or maintain profitability on a consistent basis. Our revenue growth may slow down or our revenue may decline for a number of reasons, including reduced demand for our logistics and warehousing services, increased competition, industry trend, or our failure to capitalize on growth opportunities. Meanwhile, we expect our overall selling, general, and administrative expenses, including marketing expenses, salaries, and professional and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. In addition, we also expect to incur significant additional legal, accounting, and other expenses as a newly public company. These efforts and additional expenses may be more costly than we currently expect, and there is no assurance that we will be able to maintain sufficient operating revenue to offset our operating expenses. Any failure to increase revenue or to manage our costs as we continue to grow and invest in our business would prevent us from achieving or maintaining profitability or maintaining positive operating cash flow at all, or on a consistent basis, which would cause our business, financial condition, and results of operations to suffer.

Our results of operations are affected by our ability to control operating costs, including transportation, warehousing, and port services, many of which are beyond our control.

Our profitability depends heavily on our ability to manage and control a wide range of operational costs associated with our 3PL logistics services, integrated shipping services, and e-commerce business. These costs include, but are not limited to, transportation and delivery expenses, freight coordination costs, fuel and toll fees, labor expenses, and leasing costs. Effective cost-control measures have a direct impact on our financial condition and results of operations. For example, our transportation costs are affected by the service fees we pay to cross-border freight carriers and U.S. domestic ground transportation providers, who consume large quantities of fuel to operate their vessels and vehicles. Increases in global oil prices, carbon emission surcharges, or fuel taxes may cause these providers to pass on higher fuel costs to us. The availability and price of fuel and third-party transportation capacity are subject to political, economic, and market factors that are beyond our control. In addition, through Duke Shipping, one of our subsidiaries, we also incur substantial expenses related to our integrated shipping services, including cargo unloading, pilotage, towage, tugboat assistance, and cleaning services. Such charges are often subject to adjustments imposed by port authorities, labor unions, or maritime service providers, and may increase due to inflation, labor shortages, or new environmental regulations. Any unexpected increase in these costs, which is subject to factors beyond our control, could adversely impact our profitability. If we are unable to effectively manage our costs, negotiate favorable terms with our transportation and service providers, or increase customer pricing in response to rising expenses, our gross margins, cash flow, and overall financial condition may be materially and adversely affected.

We may face capacity limitations and delays at ports and terminals, including restricted berth availability, yard congestion, and labor scheduling challenges, which could materially disrupt our integrated shipping and logistics services.

Our ability to provide integrated shipping and logistics services depends significantly on the operational efficiency and capacity of ports and container terminals in the U.S., particularly the Port of Los Angeles, where Duke Shipping, one of our subsidiaries, manages vessel-related logistics and port operations. As we continue to scale our integrated shipping services, we may face capacity and timing constraints, including limited berth windows, terminal yard congestion, equipment turnaround delays, and disruptions in longshore labor scheduling. Port congestion can result from a variety of factors outside of our control, such as increased vessel traffic, inclement weather, equipment shortages, or delays in customs clearance. For example, missed or restricted berth windows may lead to delays in vessel unloading or reloading, requiring us to reschedule services or deploy additional labor and towing resources at higher cost. Yard congestion may also hinder the timely movement of containers, slowing down cargo clearance, reducing the efficiency of equipment turnaround, and impairing downstream distribution schedules. In addition, labor shortages, union strikes, or changes in port labor scheduling could further delay port operations and increase labor costs. See “Operational Risks — Labor actions may disrupt the U.S. transportation network we rely on and thus may adversely impact our business, financial condition, and results of operations.” Terminal operators may also impose restrictions on gate hours, require new compliance documentation, or adjust fees in response to congestion, all of which could increase our operating costs or reduce our service capacity. Although we strive to mitigate these issues through advance coordination with port authorities, terminal operators, and our customers, we cannot assure you that we will be able to secure priority access, maintain timely throughput, or avoid penalties related to port delays. If our port or terminal operations are disrupted or delayed, we may fail to meet our service obligations, damage customer relationships, and incur significant additional costs, all of which could adversely affect our business, financial condition, and results of operations.

We may face risks related to natural disasters, health epidemics, and other outbreaks, which could significantly disrupt our operations.

Natural disasters such as earthquakes, tsunamis, hurricanes, tornadoes, floods, or other adverse weather and climate conditions, whether occurring in the United States or abroad, could disrupt our operations and could damage or destroy infrastructure necessary to transport products as part of the supply chain. These events could make it difficult or impossible for us to provide logistics services; disrupt or prevent our ability to perform functions at the corporate level; and/or otherwise impede our ability to continue business operations in a continuous manner consistent with the level and extent of business activities prior to the occurrence of the unexpected event, which could adversely affect our business and results of operations.

In addition, our business may be negatively impacted by the fear of, exposure to, or actual effects of, a disease outbreak, epidemic, pandemic, or similar widespread public health concern, including travel restrictions or recommendations or mandates from governmental authorities as a result of the COVID-19 pandemic, the threat of the virus, or the emergence of any variants. During the year ended December 31, 2022, our business was moderately impacted by the COVID-19 pandemic. Specifically, the COVID-19 pandemic posed significant challenges for logistics companies globally. Multiple national lockdowns, in particular the lockdowns, travel restrictions, mandatory cessations of business operations, or mandatory quarantines imposed in the PRC, slowed or even temporarily halted the movement of raw materials and finished goods, thus disrupting the manufacturing and distribution of goods. During the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, the COVID-19 pandemic did not have a material impact on our financial position or operating results. However, there is no assurance that a disease outbreak, such as the COVID-19 pandemic or any other natural disasters, will not occur in the future. The extent to which such natural diseases may impact us will depend on future developments, which are highly uncertain and cannot be predicted, including the duration, severity, and recurrence of any such disease outbreak, the effectiveness of mitigation strategies, third-party actions taken to contain its spread and mitigate its public health effects, and the travel restrictions, recommendations, or mandates from governmental authorities as a result of such natural disasters or disease outbreaks. Any of these factors may materially and adversely affect our business, financial condition, and results of operations.

Our results of operations are subject to seasonal fluctuations.

We experience seasonality in our business, mainly correlating to the seasonality patterns associated with the e-commerce and logistics and supply chain industries in the U.S. We typically experience a seasonal surge in volume of service orders during the second and fourth quarters of each year due to holiday seasons and summer revenue, respectively. We may experience capacity and resource shortages in our warehousing and order fulfillment services during the period such season surge in our business. On the other hand, activity levels across our business lines are typically lower in the first and third quarters of each year, primarily due to relatively weaker consumer spending and decreased availability of delivery personnel and warehouse staff during these periods. As a result, our financial condition and results of operations for future periods may continue to fluctuate, and the trading price of our common stock may fluctuate from time to time, due to seasonality.

Our business and results of operations may be harmed by the misconduct of authorized employees that have access to important assets of our Company such as inventory, bank accounts, and confidential information.

During the course of our business operations, some of our employees have access to certain valuable assets of our Company, such as warehouse inventory, bank accounts, and confidential information. In the event of misconduct by such authorized employees, our Company could suffer significant losses. Employee misconduct may include misappropriating warehouse inventory or bank accounts, falsifying inventory records or bank accounts, improper use or disclosure of confidential information to the public or our competitors, and failure to comply with our code of conduct or other policies or with federal or state laws or regulations regarding the use and safeguarding of classified or other protected information, import-export control, and any other applicable laws or regulations. Although we have implemented policies, procedures, and controls to prevent and detect these activities, these precautions may not prevent all intentional or negligent misconduct, and as a result, we could face unknown risks or losses. Furthermore, such unethical, unprofessional, or even criminal behavior by employees could damage our reputation, result in fines, penalties, restitution, or other damages, and lead to the loss of current and future customers, any of which would adversely affect our business, financial condition, and results of operations.

Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.

We generally maintain workers compensation and employers’ liability insurance for our directors, senior management, and full-time employees; automobile liability insurance for owned, hired, and non-owned vehicles; and commercial general liability insurance to cover bodily injury and property damage claims, as well as cargo and warehouse insurance for the facilities operated and managed by us. See “Business — Insurance.” In certain instances, however, our insurance may not fully cover an insured loss, depending on the magnitude and nature of the claim. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase the portion of our risks that we self-insure.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease properties for our offices and warehouse. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition, and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation, and harm our business.

Cybersecurity threats and incidents directed at us could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. We rely on a technology platform that enables us to provide one-stop logistics and warehousing services to our customers with simplicity, convenience, and reliability, primarily including our warehousing management system (“WMS”) licensed from an independent third party. Our technology platform supports the smooth performance of certain key functions of our business, such as storage management, order process, payment calculation, and customer services. The secure processing, maintenance, and transmission of information in these systems are critical to our operations. Nonetheless, our technology operations are vulnerable to security breaches and attacks against our system and network. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could cause harm to our reputation, which could cause customers to lose trust and confidence in us or could cause agents to stop working for us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.

Our business, financial condition, and reputation may be substantially harmed by security breaches, interruptions, delays, and failures in our systems and operations.

With our technology platform, we are able manage the entire flow of inventory, labor force, and information in and out of our warehouse network, and optimize our warehouse storage and order management services. The performance and reliability of our systems and operations are critical to our business. Our systems and operations are vulnerable to security breaches, interruption, or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fires, floods, power outages, telecommunication failures, break-ins, sabotage, computer viruses, and intentional acts of vandalism. Security breaches, interruptions, delays, or failures in our systems or operations can lead to lower quality service, increased costs, litigation and other consumer claims, and damage our reputation, all of which could have a significant impact on our financial condition and operating results.

Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing.

As we maintain customers’ goods and merchandise in our warehouses, we bear the risk of damage and loss prior to coordinating with third-party logistics service providers to arrange last-mile delivery to the end consumers. In addition, we collaborate with freight services to transport customers’ goods and merchandise from foreign countries to the U.S. port of entry and offer port trucking services to assist customers with the transportation of shipping containers from ports to storage facilities or warehouses. Although we also maintain cargo insurance and warehouse insurance for the warehouses operated and managed by us, and take steps to enhance control by engaging dependable truck drivers for transportation and renting more secure warehouses space, we remain subject to inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing. In addition, force majeure events such as flooding, fires, or hail may affect a large number of stored goods and merchandise. Such events may cause us to incur large damages, deprive us of a significant portion of our inventory, and reduce customer satisfaction if it leads to delivery failures. If any of the foregoing occurs, our business reputation, financial condition, and results of operations may be materially and adversely affected.

If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

Our business has steadily expanded since its inception, and we anticipate continued growth both scale and diversity of operations. For example, we plan to expand our warehousing capacity to 1.2 million square feet, focusing on key regions in California, New Jersey, and Texas to enhance efficiency and market reach. Additionally, we aim to implement advanced automated warehousing systems to further boost operational efficiency. Furthermore, we intend to optimize critical trade routes, including strengthening efforts along the U.S.-China trade routes, and expanding our operations in key manufacturing hubs in Vietnam, Thailand, Indonesia, Japan, and Korea. Such expansions increase the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. In the event that our new hires fail to perform as expected, or if we fail to hire, train, manage, and integrate new employees, our business, financial condition, and results of operations may be materially adversely affected. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

•        we face challenges in ensuring the productivity of a large employee base and recruiting, training, and retaining skilled personnel, including areas of procurement, sales and marketing, and information technology for our growing operations;

•        we face challenges in responding to evolving industry standards and government regulation that impact our business and the logistics and warehousing industry in general;

•        the technological or operational challenges may arise from the new services;

•        the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

•        the successful execution of our strategies is subject to factors beyond our control, such as general market conditions, and economic and political developments in the U.S. and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

To sustain our operations and future business growth, we need to make significant investments in both capital assets and working capital, and if we are unable to secure sufficient financing when needed, our ability to execute our business plan as outlined in this prospectus will be impaired, which may negatively impact our business and prospects.

Sustaining our ongoing operations and propelling future growth requires a significant investment in capital assets, coupled with sufficient working capital. In particular, as a growing company, we may require additional capital to finance our operations, make strategic investments, or respond to market conditions. For example, we are scheduled to increase our warehousing capacity to 1.2 million square feet targeting key regions in California, New Jersey, Chicago, Atlanta and Texas, with an estimated cost of approximately $2.4 million. In addition, we plan to enhance our logistics infrastructure and optimize key trade routes with an estimated cost of approximately $35 million. There can be no assurance that we will be able to obtain the necessary financing on favorable terms or at all. Factors beyond our control, such as unfavorable market conditions, general economic downturns, or investor sentiment, may make it challenging for us to secure additional funding. In the event we are unable to obtain additional financing, we may have to significantly limit, or even terminate, our primary operations, or delay, reduce, or eliminate certain of our planned operations (including further building our warehousing network and developing comprehensive and sophisticated solutions and services that span the entire supply chain, from ocean freight to distribution and delivery), resulting in a complete loss of investment for our stockholders. Our inability to obtain financing on acceptable terms when needed may have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success depends, to a large extent, on the efforts of our key personnel, including our executive officers, senior management, and other key employees who have valuable experience, knowledge, and connections in global supply chains as well as the logistics and warehousing industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our business, financial condition, operating results, and business prospects.

Future acquisitions may have an adverse effect on our ability to manage our business. Raising additional capital may cause dilution to our stockholders, including purchasers of our common stock in this offering.

We may acquire businesses, technologies, services, or products that are complementary to our logistics and warehousing business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our Company, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

We are subject to numerous laws and regulations applicable to the logistics and warehousing industry in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations.

A number of U.S. federal and state laws and regulations applicable to the logistics and warehousing industry affect our business and conduct. For example, we are subject to regulation by the Federal Maritime Commission (“FMC”) as an ocean transportation intermediary (“OTI”). As a licensed OTI, we are required to comply with several regulations, including the filing of our tariffs. Further, Department of Homeland Security (the “DHS”) regulations applicable to our customers who import goods into the U.S. and our contracted ocean carriers can impact our ability to provide and/or receive services with and from these parties. Enforcement measures related to violations of these regulations can slow and/or prevent the delivery of shipments, which may negatively impact our operations. Moreover, the

Occupational Safety and Health Administration (the “OSHA”) implements and enforces safety and health regulations in the workplace, which provide standards applicable to all industries generally and specific to the warehousing industry, such as standards for, among other things, proper storage of materials, use of material handling equipment, and employee training. Furthermore, as we are involved in the transportation of goods, we must comply with the U.S. Department of Transportation (the “DOT”) regulations regarding driver qualifications, vehicle maintenance, and hours of service. Additionally, as with other logistics and warehousing companies, we are required to follow federal and state employment laws, which cover important aspects, such as minimum wage, overtime pay, and anti-discrimination policies, among other things.

We are also required to comply with local zoning ordinances and building codes, which may specify the permissible locations for our facilities and the safety standards that must be adhered to. See “Business — Governmental Regulations — Operations.” Any failure to comply with these laws and regulations may result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory remedial obligations or the issuance of injunctions limiting or prohibiting our operations. We confirm that, as of the date of this prospectus, each of our subsidiaries has obtained a valid business license or permit required for its operations. To the best of our knowledge, we are not obliged to obtain any other approvals, licenses, or permits from any federal, state, or local authorities to conduct our business, nor have we received any notice requesting such approvals, licenses, or permits from these authorities. However, it is uncertain whether we will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving federal or state laws and regulations, and whether we will be able to obtain such approvals, licenses, or permits on a timely basis. Failure to do so may results in a material change in our operations, and the value of our common stock could deprecate significantly or become worthless.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with which we conduct business, including third-party logistics service providers, may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders such as third-party logistics service providers and brokers, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, which could in turn disrupt our usual course of business and result in material negative impact on our business operations, financial condition, and results of operations.

Failure to protect intellectual property rights could adversely affect our business.

We regard our domain names, trade secrets, and other intellectual property as critical to our success. See “Business — Technology and Intellectual Property.” We have taken measures to protect our intellectual property, but these measures might not be sufficient or effective. We may bring lawsuits to protect against the potential infringement of our intellectual property rights. Policing unauthorized use of our proprietary technology and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce their intellectual property rights. Future litigation could result in substantial costs and diversion of our resources and could disrupt our business, as well as materially adversely affect our financial condition and results of operations. Further, despite the potentially substantial costs, we cannot assure you that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition, and results of operations.

Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, or other intellectual property rights held by third parties. We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. For instance, we may face claims of trademark or copyright infringement for the use of images, pictures, or materials used on our website or in promotional materials such as brochures or videos. Additionally, we may be subject to software copyright infringement claims for the technology platform we rely on for our daily operations. See “Business — Technology and Intellectual Property.” There could also be existing intellectual property of which we are not aware that our services may inadvertently infringe. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, copyrights, or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis. Such claims, even if they do not result in liability, may harm our reputation. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, financial condition, results of operations, and cash flows.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause our Company to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against our Company could have a material adverse impact on our business, financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

We may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm our reputation and cause us to lose market share and customers.

We may be subject to allegations by third parties or purported former employees, negative internet postings, and other adverse public exposure on our business, operations, and staff compensation. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies, media, or other organizations. We may be subject to government or regulatory investigation or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against our Company, may be posted on the internet, including social media platforms by anyone on an anonymous basis. Any negative publicity on our Company or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to our Company, and it may harm our reputation, business, or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about our business and operations, which in turn may cause us to lose market shares and customers.

Economic, Political, and Market Risks

We face competition in the market for logistics and warehousing activities, and we expect competition from existing competitors and other companies that may enter the market or introduce new solutions in the future, which may decrease our net revenue.

The logistics and warehousing industry in the U.S. is highly competitive and rapidly evolving, with an increasing number of companies entering the market in recent years. As we provide comprehensive logistics solutions, including international ocean shipping, customs clearance, warehousing and inventory management, and last-mile delivery services, we face competition from various players such as freight delivery service providers, warehousing companies, and third-party logistics providers. While we currently primarily compete in the U.S.-Asia logistics market, we have the advantage of strong industry relationships, extensive warehousing capacity, and established operational expertise. Nonetheless, with the growth of overseas warehousing services, competition is intensifying and is expected to increase significantly in the future. This heightened competition may result in pressure to reduce prices for customer acquisition, potentially leading to reduced profit margins and a loss of market share. We compete with other competitors on the following bases:

•        warehouse and infrastructure capacity;

•        operational capabilities;

•        business model;

•        brand recognition;

•        quality of services;

•        effectiveness of sales and marketing efforts; and

•        hiring and retention of talented staff.

Our competitors may operate with different business models or service structures and could ultimately be more successful or adaptable to new regulatory, technological, and market developments. They may gain greater market acceptance, recognition, and share in the future. Additionally, new competitors could emerge and rapidly capture a significant portion of the market. If existing or new competitors develop or offer services that outperform ours in terms of performance, pricing, creative optimization, or other advantages, our business, financial condition, and results of operations could be negatively impacted. Many of our current and potential competitors may have competitive advantages over us, including a longer operating history, greater brand recognition, a larger customer base, and more comprehensive value-added services. Failure to compete effectively may result in losing clients, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Intensifying competition may lead to pricing pressure or a loss of market share, either of which could materially and adversely affect our business, financial condition, and results of operations.

Any adverse change in political relations between the U.S. and other countries or regions where our overseas customers are located (particularly the PRC), such as the ongoing U.S.-China trade conflicts, may negatively affect our business.

As we derived approximately 94%, 87%, and 17% of our revenue from customers in the PRC during the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, respectively, the continued success of our operations will be heavily dependent on the willingness of our overseas customers to source goods from other countries, particularly from the PRC, and utilize our logistics services for distribution to the U.S. This, in turn, depends heavily on stable political and economic relations between the PRC and the U.S. In the event of any significant deterioration in the PRC’s relations with the U.S., our customers in the PRC may refrain from selling their merchandise in the U.S. market, and executive action or legislation may be enacted that would adversely affect the profitability, feasibility, and thus the willingness of these customers to continue their cross-border business in the U.S. Given that we cannot predict what actions may ultimately be taken with respect to trade relations between the U.S. and China, our supply chain, costs, and profitability may be negatively impacted by the adoption and expansion of trade restrictions, the continuation of the trade conflicts, or other government actions related to tariffs, trade agreements, or related policies. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

U.S. government trade actions could have a material adverse effect on our business, financial position, and results of operations.

Over the past several years, the U.S. government has taken a number of trade actions that impact or could impact our operations, including imposing tariffs on certain goods imported into the United States. As the majority of our customers are importing products into the United States from China, many of their products are subject to the tariffs imposed under Section 301 of U.S. trade law that have been applied to separate lists of Chinese goods imported into the United States, beginning during the first Trump Administration and remained largely in effect in the Biden Administration. A number of lawsuits and other legal challenges with respect to the Section 301 tariff actions have been filed and remain pending, which could result in changes to the tariffs. The Biden Administration largely maintained, defended, and enforced these particular trade actions.

Changes in U.S. trade policy have created ongoing uncertainties in international trade relations, and it is unclear what future actions governments will or will not take with respect to tariffs or other international trade agreements and policies. During the 2024 presidential campaign, candidate Donald Trump expressed intentions to impose various tariffs on imports, such as 60% tariffs on goods imported from China, 25% tariffs on goods imported from Mexico, and between 10% and 20% tariffs on goods imported from other countries. Following Donald Trump’s return to office in 2025, the current Trump administration began implementing these proposals through executive action, reigniting trade tensions with key U.S. trading partners. In early 2025, the Trump administration announced a renewed wave of tariff increases targeting Chinese imports, raising certain rates to as high as 145%. In response, China imposed retaliatory tariffs of up to 125% on U.S. goods and introduced export restrictions on critical raw materials, such as rare earth elements. Although a 90-day temporary easing of tariffs was announced in May 2025, reducing U.S. tariffs on Chinese goods to 30% and Chinese tariffs on U.S. goods to 10%, tensions quickly resumed following new U.S. restrictions on exports of advanced technology and revocation of Chinese student visas.

It is unclear what action the next presidential administration or Congress will take with respect to these proposals. Ongoing or new trade wars or other governmental action related to tariffs or international trade agreements or policies could reduce demand for our customers’ products and services, increase their costs, reduce their profitability, adversely impact their supply chain or otherwise have a material adverse effect on their business and results of operations, any of which could have a material adverse effect on our business, financial position, and results of operations.

Given the uncertainty regarding the scope and duration of these trade actions by the U.S. government or other countries, as well as the potential for additional trade actions, the impact on our business and results of operations remains uncertain.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the increasing strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, Russia initiated a full-scale military invasion of Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, the European Union, and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our clients, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

In addition, the U.S.-China relationship has recently faced a daunting challenge, contributing to geopolitical instability worldwide. Because we derived approximately 94%, 87% and 17% of our revenue from PRC-based customers during the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, respectively, our business relies on a stable economic and political relationship between the U.S. and China. However, the tensions between the two countries have intensified since the COVID-19 pandemic, exemplified by the ongoing trade conflicts between U.S. and China, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations, and tariffs. A deteriorating relationship between the U.S. and China, or a prolonged stalemate between them, could materially adversely affect our business, results of operations, and financial condition.

China’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and economic conditions in China, which may result in an adverse impact on the demand for our services, potentially harming our financial condition and results of operations.

While we do not have any subsidiaries, assets, or employees in the PRC, we generate a significant part of our revenue from customers based in China. During the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated approximately 94%, 87%, and 17% of our revenue from PRC-based customers, respectively. We expect such PRC-based revenue to continue to comprise a significant part of our revenue going forward. As a result, any unforeseen events or circumstances that negatively impact our ability to provide our services to our PRC customers would materially and adversely affect our financial condition and results of operations. These negative events and circumstances include, but may not be limited to, the following:

•        an economic downturn in China;

•        changes in laws and regulations, in particular those with little advance notice;

•        deterioration of relations or disruption of trade with the U.S., such as anti-U.S. campaigns; and

•        tariffs and other trade barriers which could make it more expensive for our PRC customers to transport their goods and merchandise to the U.S.

The Chinese government has implemented regulations or policies that have adversely affected our business. For example, The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. See “— If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected.” There is no guarantee that the PRC government will not implement similar policies or regulations in the future. For example, any changes to trade policies or regulations in China could potentially impact the ability of e-commerce merchants to sell their merchandise in the U.S. market — possible tariffs imposed by the PRC government on goods exported to the U.S. could increase costs for e-commerce merchants selling their merchandise overseas. In light of the renewed escalation of the U.S.-China trade war under the current Trump administration, these risks have intensified. In early 2025, the U.S. imposed new tariffs on Chinese goods — raising certain rates up to 145%— prompting the PRC government to implement retaliatory measures, including tariffs of up to 125% and restrictions on exports of critical raw materials. These developments have increased the cost and complexity of cross-border trade, which could discourage Chinese e-commerce merchants from expanding or continuing their U.S.-bound operations. This could potentially lead to a decrease in demand for overseas logistics and warehousing services, as e-commerce merchants may opt to scale back their operations in the U.S. market. As a result, we expect to experience reduced service volumes and revenue from our PRC-based customer base for the year ended December 31, 2025.

Additionally, potential deterioration in China’s macroeconomic environment could reduce the purchasing power of PRC customers in the e-commerce, retail, manufacturing, and consumer goods industry, who may choose to reduce their cross-border business targeting U.S. consumers or, in some cases, even exit the U.S. market altogether, leading to a decrease in demand for overseas logistics and warehousing services. Furthermore, potential economic deterioration in the PRC could make it more challenging for us to attract new customers and retain existing ones, potentially leading to a decrease in our service utilization. If the demand for cross-border logistics services from the PRC decreases, it could adversely impact our revenue and profitability. While we plan to mitigate such risks by diversifying our customer base, there can be no assurance that we will be successful in doing so. As such, the economic, political, and social conditions in the PRC, including the evolving bilateral trade tensions between the U.S. and China, could materially and adversely impact our financial condition and results of operations.

Given the Chinese government’s significant oversight and discretion over the conduct of our PRC customers’ and PRC suppliers’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in our PRC customers’ and PRC suppliers’ operations, thus our business and the value of our securities may be adversely affected.

We are a U.S. domestic company and do not maintain any subsidiaries, offices, warehouses, or operations in the PRC. However, a significant portion of our customers and suppliers are based in the PRC, and their business operations are subject to substantial oversight, regulation, and discretion by the Chinese government. As such, any intervention or influence by the Chinese government in the operations of these counterparties could indirectly impact our business and the value of our securities.

The Chinese government has broad authority to regulate or intervene in industries it considers sensitive or strategically important, and it has in recent years issued new regulations affecting sectors such as technology, education, energy, and manufacturing. We cannot predict the nature or timing of future actions by the Chinese government, including changes in laws, regulations, or enforcement practices, that may be directed at businesses with which we contract or rely upon for goods and services. For example, if the Chinese government were to impose restrictions, increase compliance burdens, or suspend the operations of one or more of our key suppliers or customers due to policy changes, investigations, or other political or regulatory objectives, our supply chain or customer demand could be disrupted. This could result in material adverse changes to our operations, revenue, and profitability.

The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the cross-border e-commerce industry that could adversely affect our PRC customers’ or PRC suppliers’ business. In particular, if our customers or suppliers in the PRC become subject to new laws or government policies, such as enhanced environmental regulations, export controls, or labor restrictions, they may experience increased costs, delays, or operational difficulties, which could in turn negatively affect our ability to deliver services, source goods, or retain customers. We cannot predict the effects of future developments in the PRC legal system on the business operations of our PRC customers or suppliers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. Any such developments could result in supply chain disruption, loss of customers, increased cost of goods, or limitations on the cross-border movement of products, any of which could materially and adversely affect our business, financial condition, results of operations, and the value of our securities. These uncertainties could limit the legal protections available to us and our investors, including you. Although we are not directly subject to PRC laws or regulatory enforcement, these indirect risks may materially and adversely affect our business, financial condition, and results of operations, as well as the market value of our securities.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to our PRC customers and suppliers, and may indirectly affect our business and operations.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

Although we are not directly subject to PRC laws and regulations, many of our customers and suppliers are based in the PRC and may be affected by uncertainties in the PRC legal system. These counterparties may be required from time to time to resort to administrative or court proceedings to enforce their legal rights or respond to regulatory inquiries or changes. PRC administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, which can make it more difficult for these counterparties to evaluate legal risks and assert rights predictably. Furthermore, the PRC legal system is based in part on internal government policies and unpublished regulations that may have retroactive effect and change without advance notice. As a result, our customers and suppliers may not become aware of compliance issues until after a violation has occurred. These uncertainties, including the scope and enforceability of contractual, property, and procedural rights pertaining to such PRC laws and regulations, could materially and adversely affect their business operations, and consequently, may indirectly and negatively impact our business, financial condition, and results of operations, as well as the market value of our securities.

Disruptions to the international supply chain systems could adversely impact our business, financial condition, and results of operations.

The cross-border logistics and warehousing market depends largely on the availability and reliability of the global supply chain systems. The COVID-19 pandemic highlighted the vulnerability of international supply chain systems and the potential risks associated with disruptions to these systems. Supply chain disruptions, such as port congestion and container shortages, may cause stockouts, which can impact the availability of merchandise for e-commerce merchants to sell. In turn, this can reduce demand for our services, as e-commerce merchants may hold back on cross-border operations until stock availability is resolved. Furthermore, disruptions to the international supply chain systems may lead to increased costs associated with logistics, shipping, and warehousing, resulting in reduced margins and profitability of our business. In addition, supply chain issues may also cause delays in shipments, leading to customer dissatisfaction and decreased demand for our services. Our ability to mitigate these risks may be limited, and there can be no assurance that we will be successful in doing so. As a result, disruptions to the international supply chain systems could have a material and adverse impact on our business, financial condition, and results of operations.

Labor actions may disrupt the U.S. transportation network we rely on and thus may adversely impact our business, financial condition, and results of operations.

Our reliance on the global supply chain systems and the U.S. transportation network exposes us to potential disruptions and congestions caused by labor actions, such as labor disputes or port strikes. Labor disputes among freight carriers and at ports of entry in the U.S., where our PRC customers’ merchandise is imported, are not uncommon. For example, in June 2023, the union representing the employers of over 22,000 dock workers at U.S. West Coast seaports staged concerted and disruptive work actions, resulting in the shutdown of some terminals at ports in Los Angeles, Long Beach, Oakland and Hueneme in California and Tacoma and Seattle in Washington state. More recently, in October 2024, the International Longshoremen’s Association initiated a significant strike on the East and Gulf Coasts, affecting around 45,000 workers and temporarily shutting down 14 major ports, including the Port Authority of New York and New Jersey. As such, we expect labor unrest and its effects on the transportation of our PRC customer’s merchandise to be a continuing challenge for us. Any disruptions, such as a port worker strike, work slowdown, or other transportation disruption in the U.S., may significantly disrupt our business. Although, as of the date of this prospectus, our business has not experienced material impacts from such disruptions caused by union actions, there is no guarantee that they will not occur in the future. In the event that such disruptions do occur, they could lead to increased transportation costs, reduced margins, and decreased profitability for our business. Additionally, they may cause shipment delays, resulting in customer dissatisfaction and reduced demand for our services. A prolonged transportation disruption caused by labor action may materially adversely affect our business, financial condition, and results of operations.

Demand for our services may be materially and adversely impacted by the changing consumer spending power and habits in the U.S.

We offer logistics and warehousing services to cross-border merchants outside the U.S. who seek to sell in the U.S. Our business success is closely tied to the demand for cross-border logistics and distribution services in the U.S., which is, in turn, dependent on the demand from U.S. consumers for imported goods from countries such as China. Therefore, any significant economic changes in the U.S., such as recessions or economic downturns, could reduce consumer spending power, decrease cross-border trade, and affect the demand for our services. Additionally, any changes in consumer spending habits, such as a shift toward purchasing domestically produced goods in the U.S., may also lead to reduced demand for our services and negatively impact our business. If we are unable to take effective measures in a timely manner to mitigate the negative impact of a decline in consumer spending power or shifts in spending habits in the U.S., our business, financial condition, and results of operations could be materially and adversely affected.

We may be materially and adversely affected by the effects of inflation and a potential recession.

Recent inflationary pressures have caused, and may continue to cause, higher interest rates and capital costs, elevated shipping costs, supply shortages, increased labor costs, weaker exchange rates, and other related effects. Since 2021, we have experienced, and may continue to experience, higher-than-expected inflation, including the escalation of transportation, commodity, and supply chain costs and disruptions that adversely affected our results of operations. Specifically, since 2021, we have partially offset the impact of inflation largely through price increases, in addition to continued supply chain optimization initiatives, and may continue to do so in the future. However, should inflation continue to impose significant pressures on our costs, we may not be able to offset the increased costs or otherwise handle the exposure, which could negatively impact our business, results of operations, or financial condition. Further, even if we are able to increase prices initially to counter inflationary pressures, we may not be able to sustain such price increases. If our competitors do not raise their prices or if consumers or customers decide not to pay the higher prices for our services, sustained price increases may eventually lead to a decrease in sales volume. Thus, inflationary pressures could damage our reputation, our brands, or threaten our profitability or market share. In addition, unfavorable economic and market conditions, including a potential recession, may negatively impact market sentiment, decreasing the demand for logistics and warehousing services, particularly those associated with cross-border e-commerce, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of inflation as well as a potential recession, our business, financial condition, and results of operations could be materially and adversely affected.

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected.

The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC.

We are a U.S. domestic company and do not maintain any subsidiaries, offices, or operations in the PRC and are therefore not subject to PRC laws or jurisdiction. Restrictions imposed by the PRC government on cash transfers do not affect our own ability to transfer cash between our Company and our subsidiaries, or to distribute cash to U.S. investors. However, a significant portion of our revenue is generated from PRC-based customers. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated approximately 94%, 87%, and 17% of our revenue from PRC-based customers, respectively. These PRC entities, as export-oriented enterprises, generally remit payments to us in U.S. dollars through standard international bank transfers, which are permitted under existing PRC foreign exchange regulations. However, PRC laws and regulations are subject to change. While our customers’ payments to us have not been materially affected by existing requirements, there is no assurance that the PRC government will not implement additional measures in the future that could restrict or delay our PRC customers’ ability to remit payments to us. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to the U.S., we may not be able to receive a substantial portion of our revenue. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

Common Stock and Trading Risks

There has been no public market for our common stock prior to this offering, and you may not be able to resell our common stock at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our common stock. We have applied for the listing of our common stock on Nasdaq. An active public market for our common stock, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our common stock will be materially and adversely affected.

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock following our initial public offering. If you purchase our common stock in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our common stock, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        actual or anticipated fluctuations in our revenue and other operating results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•        announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        lawsuits threatened or filed against us; and

•        other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

In addition, if the trading volume of our common stock is low, persons buying or selling in relatively small quantities may easily influence the price of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

You will experience immediate and substantial dilution in the net tangible book value of common stock purchased in this offering.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock. Consequently, when you purchase shares of our common stock in the offering, upon completion of the offering you will incur immediate dilution of $4.43 per share, assuming an initial public offering price of $4.50, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional shares of common stock are issued upon exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2024 and 2023, we have identified material weaknesses in our internal control over financial reporting and other control deficiencies. The material weaknesses identified included: (i) a lack of formal policies and procedures to establish risk assessment process and internal control framework; the significant deficiencies identified included (ii) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (iii) information technology-related deficiencies in the areas of: a) risk and vulnerability assessment, b) third-party (service organization) vendor management, c) backup management, disaster recovery, and proper equipment in physical environment control, and d) system security and access.

Following the identification of the material weaknesses and control deficiencies, we have taken certain remedial measures, including adopting directors’ resolutions to appoint independent directors, establish an audit committee, and strengthen corporate governance. We plan to take additional remedial measures, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our common stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on 10-K beginning with our annual report for the year ending December 31, 2026. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, and also no longer qualify as a “smaller reporting company, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. See “— Common Stock and Trading Risks — We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.” Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. These additional costs could negatively affect our financial results. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these laws, rules, and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. These laws, regulations, and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may not be able to maintain the listing of our common stock on Nasdaq.

Even if our common stock is approved for listing on Nasdaq, there can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our common stock might cease to trade on Nasdaq, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares than Nasdaq.

Substantial future sales of our common stock or the anticipation of future sales of our common stock in the public market could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. An aggregate of 42,000,000 shares of common stock are outstanding before the consummation of this offering. An aggregate of 43,250,000 shares of common stock will be outstanding immediately after the consummation of this offering, assuming no exercise of the underwriters’ over-allotment option, and 43,437,500 shares of common stock will be outstanding immediately after the consummation of this offering, assuming the full exercise of the underwriters’ over-allotment option. Sales of these shares into the market could cause the market price of our common stock to decline.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our common stock, the price of our common stock and trading volume could decline.

Any trading market for our common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our common stock and the trading volume to decline.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our common stock.

We anticipate that we will use the net proceeds from this offering to expand our warehouse network, acquire container vessels, upgrade our warehouse management system with advanced AI technology, and for working capital and other general corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our common stock.

We will be a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Following this offering, our largest stockholder, Mr. Michael Yang, will continue to directly and indirectly own more than a majority of the voting power of our outstanding common stock shares and will be able to determine all matters requiring approval by our stockholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our Chief Executive Officer and Chairman will hold a controlling interest in our Company following this offering and his interests may conflict with those of our other stockholders.

Upon completion of this offering, Mr. Michael Yang, our Chief Executive Officer and Chairman of the Board of Directors, is expected to beneficially own approximately 72.68% of the aggregate voting power of our outstanding common stock shares, assuming no exercise of the underwriters’ over-allotment option. As a result, Mr. Yang will have the ability to control or significantly influence the outcome of matters requiring shareholder approval, including the election of directors, amendments to our organizational documents, and approval of any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. This concentration of ownership may delay or deter possible changes of control, deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our Company, and may reduce the price of our common stock. Mr. Yang’s interests may not always align with the interests of our other stockholders, and he may take actions that conflict with the interests of minority stockholders.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenue exceeds $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, or (ii) our annual revenue is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

Our pre-IPO stockholders will be able to sell their shares of common stock upon completion of this offering subject to restrictions under Rule 144 under the Securities Act and the lock-up agreements.

All of our directors and officers and our stockholders owning 5% or more of our shares of common stock have agreed with the Representative not to sell, transfer, or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six (6) months from the date of this prospectus. See “Underwriting — Lock-up Agreements.” Our pre-IPO stockholders may be able to sell their shares of common stock under Rule 144 after the completion of this offering and following the expiration of that lock-up period, if applicable. See “Shares Eligible for Future Sale” below. Because these stockholders have paid a lower price per share of our common stock than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144 and following the expiration of the lock-up period, if applicable, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the common stock following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO stockholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the common stock to be sold pursuant to Rule 144 during the pendency of this offering.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing, since we plan to have a relatively small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including: (i) where the company engaged an auditor that has not been subject to an inspection by the Public Company Accounting Oversight Board of the United States (the “PCAOB”), an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities (in which instance, Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company); and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Since we plan to have a relatively small public offering and our insiders will hold a large portion of our listed securities, Nasdaq may apply additional and more stringent criteria for our initial and continued listing, which may cause delay or even denial of our listing application.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•        our ability to execute our growth strategies, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to attract clients and further enhance our brand recognition;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        trends and competition in the logistics and warehousing industries; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $4.50 per share of our common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $4.4 million if the underwriters do not exercise their over-allotment option, and $5.2 million if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds we receive from this offering, assuming the underwriters do not exercise their over-allotment option, for the following purposes:

•        approximately $0.9 million, or 20% of the net proceeds we receive from this offering, for expanding our warehouse network;

•        approximately $2.2 million, or 50% of the net proceeds we receive from this offering, for acquiring container vessels;

•        approximately $0.2 million, or 5% of the net proceeds we receive from this offering, for upgrading our warehouse management system with advanced AI technology;

•        approximately $0.5 million, or 12% of the net proceeds we receive from this offering, for expanding our truck fleet; and

•        the balance to fund working capital and for other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

During the six months ended June 30, 2025, we declared and paid a cash distribution of $1,000,000 to our shareholder, which was recorded as a reduction to retained earnings. During the year ended December 31, 2023, we declared and paid a cash distribution of $92,537 to our shareholders, which was recorded as a reduction to retained earnings. Other than these two distributions, we have not paid any cash dividends on our common stock as of the date of this prospectus. Our board of directors currently intends to retain any future earnings to support our operations and growth, and does not anticipate declaring or paying any dividends in the foreseeable future. We are organized under the Nevada Revised Statutes (the “NRS”), which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our results of operations, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025:

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of 1,250,000 shares of common stock by us in this offering at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters, non-accountable expense allowance, and the estimated offering expenses payable by us. The following capitalization table assumes the underwriters’ over-allotment option has not been exercised.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2025
	Actual	As adjusted
	$	$
Cash and restricted cash	1,089,672	5,367,101

Short term debt, including loan payable-current	50,624	50,624
Long term debt, including loans payable – noncurrent	362,095	362,095
Total indebtedness	412,719	412,719

Stockholders’ Equity:
Common stock ($0.0001 par value,100,000,000 shares authorized, 42,000,000 shares issued and outstanding, pro forma; 43,250,000 shares issued and outstanding pro forma as adjusted)	4,200	4,325
Subscription receivable	(4,096)	(4,096)
Additional paid-in capital(1)	1,104,896	5,612,200
Retained earnings(1)	1,756,158	1,526,158
Total Stockholders’ Equity	2,861,158	7,138,587
Total Capitalization	3,273,877	7,551,306

____________

(1)      Reflects the sale of the common stock in this offering at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Change in additional paid-in capital and retained earnings reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate total underwriter discounts and other offering expenses to be approximately $2.2 million, of which, approximately $0.8 million of offering expenses had already been recognized in retained earnings on June 30, 2025. We estimate that total gross proceeds will be $5.6 million and such net proceeds will be approximately $4.4 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.5 per share would increase (decrease) each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.2 million, assuming the number of the common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of common stock upon completion of this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares of common stock.

Our net tangible book value as of June 30, 2025 was $(1,400,542), or $(0.03) per share of common stock. Net tangible book value represents the amount of our total consolidated tangible assets (excluding right of use assets and deferred cost — IPO), less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per share common stock (as adjusted for the offering) from the initial public offering price per share and after deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

After giving effect to our sale of 1,250,000 shares of common stock offered in this offering based on the initial public offering price of $4.5 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deduction of the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2025, would have been $3,036,887, or $0.07 per outstanding share of common stock. This represents an immediate increase in net tangible book value of $0.1 per share of common stock to the existing stockholders, and an immediate dilution in net tangible book value of $4.43 per share to investors purchasing the common stock in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Post- Offering(1)	Full Exercise of Over-Allotment Option
Assumed initial public offering price per share	$4.50	$4.50
Net tangible book value per share as of June 30, 2025	$(0.03)	$(0.03)
Increase per share attributable to this offering	$0.10	$0.12
As adjusted net tangible book value per share immediately after this offering	$0.07	$0.09
Amount of dilution in net tangible book value per share to new investors in the offering	$4.43	$4.41

____________

(1)      Assumes that the underwriters’ over-allotment option has not been exercised.

If the underwriters exercise their over-allotment option in full, our as adjusted net tangible book value as of June 30, 2025, would have been $3,813,137, or $0.09 per outstanding share of common stock. This represents an immediate increase in net tangible book value of $0.12 per share of common stock to the existing stockholders, and an immediate dilution in net tangible book value of $4.41 per share to investors purchasing the common stock in this offering.

The following tables summarize, on an as adjusted basis as of June 30, 2025, the differences between existing stockholders and the new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid and the average price per share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

Over-allotment option not exercised	Shares purchased		Total consideration		Average price Per share
	Number	Percent	Amount	Percent
Existing stockholders	42,000,000	97.1%	$1,105,000	16.4%	$0.03
New investors	1,250,000	2.9%	$5,625,000	83.6%	$4.50
Total	43,250,000	100.0%	$6,730,000	100.0%	$0.16

Over-allotment option exercised in full	Shares purchased		Total consideration		Average price Per share
	Number	Percent	Amount	Percent
Existing stockholders	42,000,000	96.7%	$1,105,000	14.6%	$0.03
New investors	1,437,500	3.3%	$6,468,750	85.4%	$4.50
Total	43,437,500	100.0%	$7,573,750	100.0%	$0.17

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our common stock and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts presented herein with respect to the six months ended June 30, 2025 and 2024 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the years ended December 31, 2024 and 2023 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP.

Overview

We are a logistics and supply chain solutions provider specializing in third-party logistics (3PL) services that facilitate cross-border trade between East Asia and the U.S. As of the date of this prospectus, our key offerings include: (i) 3PL logistics services, (ii) integrated shipping services, and (iii) e-commerce business.

Third-party logistics, or 3PL, refers to the outsourcing of logistics and supply chain management functions to specialized providers. The demand for 3PL services has increased significantly in recent years as global supply chains become more complex and merchants engaged in cross-border trade increasingly seek external logistics partners to manage their logistics operations so they can focus on their core business activities. Leveraging over 15 years of expertise in the 3PL sector, we offer scalable, flexible, and integrated logistics solutions, with the goal of becoming a preferred logistics partner for businesses operating between East Asia and the U.S. Our services encompass a wide range of logistics functions to support our customers’ diverse needs and drive their operational success with efficiency and cost-effectiveness.

Through Duke System Logistics, one of our subsidiaries, we offer a comprehensive package of end-to-end logistics services tailored for merchant customers importing goods from foreign markets, particularly from East Asia, for sale in the U.S. Our 3PL logistics services encompass the entire supply chain spectrum, including (i) ocean freight services, (ii) port and drayage services, and (iii) warehousing and last-mile delivery services. These offerings are strengthened by our cooperation with major ocean carriers such as Cosco Shipping, SM Line, HMM, and HEDE, enabling efficient and reliable transportation from East Asia directly to the U.S. Although we do not have our own operations in any Chinese ports, these partnerships have enabled us to significantly reduce transit times by managing the first leg of transportation efficiently, with express services between major Chinese ports and U.S. ports of entry. Apart from ocean freight and port logistics, we also provide warehousing and last-mile delivery solutions, with our facilities equipped with equipment and technologies to handle anything from small parcels to large items such as furniture and appliances. Our end-to-end logistics capabilities cover storage, inventory management, and order fulfilment and delivery, supported by collaborations with major couriers such as UPS, FedEx, and USPS, ensuring fast and reliable delivery to end consumers. The integration of these services not only enables smoother transitions and faster delivery times but also assists our clients in optimizing their operations and expanding their market reach. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated 3PL logistics revenue of $4,439,792, $11,204,925, and $6,984,810, respectively, representing 11%, 19%, and 88% of our total revenue for each respective period and year.

In April 2024, we expanded into integrated shipping services through Duke Shipping, one of our subsidiaries, leveraging our prior experience coordinating ocean freight and port-related services under our 3PL logistics operations. Duke Shipping has served as a designated U.S. shipping facilitator for non-U.S.-based carriers, focusing on port and cargo operations for international shipping lines entering and operating in the U.S. market. We assist our carrier clients with regulatory compliance, berth and terminal arrangements, vessel scheduling, coordination of cargo unloading, pilotage, towage, tugboat assistance, and cleaning services, as well as demurrage and detention charge processing. As of the date of this prospectus, we provide our integrated shipping services exclusively to a single customer, and act as a principal in delivering such services. See “Risk Factors — Operational Risks — Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounts for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations.” For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, our revenue derived from integrated shipping services totaled $34,719,501, $48,045,772, and nil, respectively, representing 88%, 80% and nil of our total revenue for each respective period and year.

We also operate an e-commerce business that utilizes our logistics and supply chain infrastructure to conduct cross-border e-commerce. We source consumer goods from PRC-based suppliers and sell them in the U.S. through third-party platforms such as Amazon, Walmart, and Wayfair. All of our purchases from PRC-based suppliers are denominated and settled in U.S. dollars. Our e-commerce business primarily focuses on toy products that are popular among U.S. consumers. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated $81,005, $1,128,984, and $996,088 from our e-commerce business, representing 0.2%, 1.9%, and 12.5% of our total revenue for each respective period and year.

For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we had total revenue of approximately $39.2 million, $60.4 million, and $8.0 million, respectively, and net income of approximately $0.6 million, $1.1 million and $0.4 million, respectively. As of June 30, 2025 and December 31, 2024 and 2023, we served an active customer base of 51, 138, and 68 clients, respectively. While we do not have any subsidiaries, assets, or employees in the PRC, we generate a significant part of our revenue from customers based in China. During the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated approximately 94%, 87%, and 17% of our revenue from PRC-based customers, respectively. See “Risk Factors — Economic, Political, and Market Risks — China’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and economic conditions in China, which may result in an adverse impact on the demand for our services, potentially harming our financial condition and operating results.”

Key Factors Affecting Our Results of Operations

We believe the most significant factors that affect our business and results of operations include the following:

Our Ability to Maintain Our Major Customers

For the six months June 30, 2025 and 2024, our largest customer contributed approximately 88% and 70% of our total revenue, respectively. For the years ended December 31, 2024 and 2023, our largest customer contributed approximately 80% and 40% of our total revenue, respectively. While we strive to maintain our competitive strengths, such as our quality port services and logistics services, competitive pricing, and quality customer services (see “Business — Our Competitive Strengths”) to maintain our customer base, there is no guarantee that we will continue to maintain our business relationships with these major customers at the same level, or at all. In the event that a significant customer terminates its relationship with us, we cannot assure that we will be able to secure an alternative arrangement with another comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability. See “Risk Factors — Operational Risks — Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations.”

Our Ability to Control Costs

Our results of operations are affected by our ability to control costs including transportation and delivery costs, warehouse service charges, custom declaration and terminal charges, freight arrangement charges and other overhead cost allocation, which may be subject to factors, including, among other things, fluctuations in wage rates, fuel prices, toll fees, and leasing costs. Effective cost-control measures have a direct impact on our financial condition and results of operations. For example, our cross-border freight carrier and U.S. domestic ground transportation carrier services providers consume large quantities of fuel to operate their vehicles; therefore, increases in their fuel costs may result in higher service fees charged to us. The availability and price of fuel and third-party transportation capacity are subject to political, economic, and market factors that are beyond our control. Additionally, through Duke Shipping, one of our subsidiaries, we incur costs related to integrated shipping services, including cargo unloading, pilotage, towage, tugboat assistance, and cleaning services. Increases in port service fees, labor expenses, or regulatory compliance costs could adversely affect our overall cost structure and profitability. We also incur a significant amount of costs in relation to transportation and labor. Any unexpected increase in these costs, which is subject to factors beyond our control, could adversely impact our profitability. We have adopted, and expect to adopt, additional cost control measures. However, the measures we have adopted or will adopt in the future may not be as effective as expected. If we are not able to effectively control our costs and adjust the level of fee rates based on operating costs and market conditions, our profitability and cash flow may be adversely affected.

Our Ability to Provide High-quality Services

Our results of operations depend on our ability to maintain and further enhance our service quality. Together with our network of service providers, we provide integrated cross-border ocean and air freight supply chain solutions and services to our customers. This also includes our integrated shipping services, where we manage standard port operations as well as vessel husbandry services, such as cargo unloading, pilotage, towage, tugboat assistance, and related support activities. If we or our service providers are unable to provide express logistics or integrated shipping services in a timely, reliable, safe, and secure manner, our reputation and customer loyalty could be negatively affected. In addition, if our customer service personnel fail to satisfy customer needs or respond effectively to customer complaints, we may lose potential or existing customers and experience a decrease in customer orders, which could have a material adverse effect on our business, financial condition, and results of operations.

Disclosure Regarding the Uyghur Forced Labor Prevention Act (UFLPA)

We do not conduct any portion of our operations in, nor do we rely on counterparties that conduct operations in, the Xinjiang Uyghur Autonomous Region of the PRC. Accordingly, our business segments, products, lines of service, projects, and operations are not impacted by the Uyghur Forced Labor Prevention Act (“UFLPA”). We are aware, however, that the UFLPA, which creates a rebuttable presumption that goods mined, produced, or manufactured wholly or in part in Xinjiang are not eligible for entry into the U.S., reflects increasing regulatory scrutiny of global supply chains. As a U.S.-based company, we do not maintain subsidiaries, offices, warehouses, or operations in the PRC, and our supply chain does not involve counterparties operating in Xinjiang. While we believe our current operations are not affected by the UFLPA, we continue to monitor our supply chain practices to support compliance with all applicable laws and regulations.

Results of Operations for the Six Months Ended June 30, 2025 and 2024

The following table outlines our unaudited condensed consolidated statements of operations and comprehensive income for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024	Change
	US$ (Unaudited)	US$ (Unaudited)	US$	%
Revenue	39,240,298	17,293,192	21,947,106	126.9%
Cost of revenue	36,454,286	15,543,816	20,910,470	134.5%
Gross profit	2,786,012	1,749,376	1,036,636	59.3%
General and administrative	2,055,381	1,607,639	447,742	27.9%
Income from operations	730,631	141,737	588,894	415.5%
Other income	289,040	14,196	274,844	1,936.1%
Income before income taxes	1,019,671	155,933	863,738	553.9%
Provision for income taxes	374,470	54,359	320,111	588.9%
Net income and total comprehensive income	645,201	101,574	543,627	535.2%

Revenue

The following table outlines the compositions of our revenue streams:

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024	Change
	US$ (Unaudited)	US$ (Unaudited)	US$	%
3PL Logistics Services	4,439,792	4,631,371	(191,579)	(4.1)%
E-commerce Business	81,005	594,270	(513,265)	(86.4)%
Integrated Shipping Services	34,719,501	12,067,551	22,651,950	187.7%
Total	39,240,298	17,293,192	21,947,106	126.9%

Our revenue increased by approximately $21.9 million, or 126.9%, to approximately $39.2 million during the six months ended June 30, 2025, compared to approximately $17.3 million for the same period in 2024. The increase was due to the effect of the following factors:

1)      Revenue from our 3PL logistics services decreased by approximately $0.2 million, or 4.1%, primarily due to slightly decreased customer demand in our ocean freight services.

2)      Revenue from our e-commerce business decreased by approximately $0.5 million, or 86.4%. This was primarily attributable to lower customer order volume on Amazon platforms during the six months ended June 30, 2025.

3)      Revenue from our integrated shipping services increased by approximately $22.7 million, or 187.7%, primarily because we initiated our integrated shipping services starting in April 2024.

The following table sets forth the breakdown of revenue generated from our integrated shipping services for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024	Change
	US$ (Unaudited)	US$ (Unaudited)	US$	%
Integrated Port Services	34,587,960	12,046,424	22,541,536	187.1%
Commission-Based Earnings – Detention	131,541	21,127	110,414	522.6%
Total	34,719,501	12,067,551	22,651,950	187.7%

Integrated shipping services represent a new revenue stream starting from 2024 and include fees collected for standard port operations, as well as additional charges related to vessel demurrage and detention. These services contributed approximately 88.5% and 69.8% of our total revenue for the six months ended June 30, 2025 and 2024, respectively.

This growth was primarily attributable to the establishment of Duke Shipping, which enabled us to offer comprehensive vessel husbandry services, including cargo unloading, pilotage, towage, and tugboat assistance. As a result, we successfully captured new market opportunities and broadened our presence in North America and Asia, contributing significantly to our overall revenue growth.

Cost of revenue

The following table sets forth a breakdown of our cost of revenue and operating expenses for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024	Change
	US$ (Unaudited)	US$ (Unaudited)	US$	%
Cost of revenue:
Logistics operations cost	3,949,326	3,674,701	274,625	7.5%
E-commerce product cost	97,021	497,963	(400,942)	(80.5)%
Integrated shipping services	32,407,939	11,371,152	21,036,787	185.0%
Total cost of revenue	36,454,286	15,543,816	20,910,470	134.5%

Cost of revenue related to 3PL logistics services includes warehouse and handling cost, trucking and freight cost, and customs clearance cost.

(i)     Warehouse and handling costs increased by approximately $0.5 million, or 29.5%, to $2.1 million for the six months ended June 30, 2025, compared to $1.6 million for the same period in 2024. The increase was mainly due to an increase in logistic operation service fees charged by our related party Goodman Logistics LLC to support our warehouse services. Notwithstanding the higher costs, warehouse service revenue increased approximately $0.2 million for the six months ended June 30, 2025.

(ii)    Trucking and freight cost decreased by approximately $0.2 million, or 9.7%, to approximately $1.9 million for the six months ended June 30, 2025, from approximately $2.0 million for the same period in 2024. The decrease was primarily attributable to a decrease in customer orders, which drove lower demand for our ocean freight services.

(iii)   Customs clearance cost decreased by approximately $4,000, or 35.0%, to approximately $7,000 for the six months ended June 30, 2025, from approximately $11,000 for the same period in 2024. The was due to reduced demand for customs clearance services.

Cost of revenue related to e-commerce product cost decreased by approximately $0.4 million, or 80.5%, to approximately $97,000 for the six months ended June 30, 2025, from approximately $0.5 million for the same period in 2024. The decrease was driven by lower order volume and a corresponding decrease in selling related expenses charged by online platforms such as Amazon.

Cost of revenue related to our integrated shipping services increased by approximately $21.0 million, or 185.0%, to approximately $32.4 million for the six months ended June 30, 2025 from approximately $11.4 million for the same period in 2024. This increase was primarily because we initiated our integrated shipping services starting in April 2024.

Gross Profit

The following table sets forth gross profit from our major revenue categories:

	For the Six Months Ended June 30,
	2025 (Unaudited)	2024 (Unaudited)	Change (US$)	Change (%)
3PL Logistics Services
Gross profit	$490,466	$956,670	$(466,204)	(48.7)%
Gross profit margin	11.0%	20.7%		(9.7)%
E-commerce Business
Gross profit	$(16,016)	$96,307	$(112,323)	(116.6)%
Gross profit margin	(19.8)%	16.2%		(36.0)%
Integrated shipping services
Gross profit	$2,311,562	$696,399	$1,615,163	231.9%
Gross profit margin	6.7%	5.8%		0.9%
Total
Gross profit	$2,786,012	$1,749,376	$1,036,636	59.3%
Gross profit margin	7.1%	10.1%		(3.0)%

Our gross profit increased to approximately $2.8 million for the six months ended June 30, 2025, compared to approximately $1.7 million for the same period in 2024, representing an increase of approximately $1.0 million, primarily driven by the expansion of our integrated shipping services, which contributed approximately $2.3 million of gross profit. Despite the increase in gross profit, our gross profit margin declined from 10.1% to 7.1%, mainly due to the launch of our integrated shipping services, which possessed a relatively low gross profit margin of 6.7%. Gross profit from our 3PL logistics services decrease by approximately $0.5 million, while the margin declined from 20.7% to 11.0% due to higher trucking and warehouse costs. Gross profit from our e-commerce business decreased to gross loss of approximately $16,000 from gross profit of approximately $96,000, with the margin contracting from 16.2% to negative 19.8%. The decline was mainly attributable to the sales of slow-moving inventories, which were sold at discounted prices.

Operating expenses

General and administrative expenses increased by approximately $0.4 million, or 27.9%, to approximately $2.1 million for the six months ended June 30, 2025, from approximately $1.6 million for the same period in 2024. The increase in general and administrative expenses was primarily attributable to higher payroll costs and greater professional fees.

Operating Income and Margin

The following table sets forth our operating income and margin for the six months ended June 30, 2025 and 2024:

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024	Change
	US$ (Unaudited)	US$ (Unaudited)	US$	%
Revenue	39,240,298	17,293,192	21,947,106	126.9%
Cost of revenue	36,454,286	15,543,816	20,910,470	134.5%
Operating expenses	2,055,381	1,607,639	447,742	27.9%
Operating income	730,631	141,737	588,894	415.5%
Operating margin	1.9%	0.8%		1.1%

Total operating income increased by approximately $0.6 million, with operating margin increasing 1.1% to 1.9% for the six months ended June 30, 2025, from 0.8% for the same period in 2024. In addition to the factors described above, the slight increase in operating margin was primarily attributable to more effective control over operating expense spending growth.

To partially offset the impact of rising costs due to inflation, we implemented pricing adjustments and continued supply chain optimization initiatives. While these measures partially alleviated the impact of increased expenses, inflationary pressures still contributed to low margin for the six months ended June 30, 2025.

Other Income and Expenses

Other income increased by approximately $0.3 million, to $0.3 million for the six months ended June 30, 2025, from approximately $14,000 for the same period in 2024. This increase was primarily driven by approximately $0.1 million unrealized gains from investment in marketable securities, and approximately $0.2 million of interest income recognized from our certificate of deposits.

Income Tax

Our income tax expense increased by approximately $0.3 million for the six months ended June 30, 2025, compared to the same period in 2024, mainly due to the increase in profit before tax by approximately $0.9 million during the six months ended June 30, 2025.

Net income

As a result of the foregoing, our net income for the six months ended June 30, 2025 was approximately $0.6 million, compared with approximately $0.1 million for the same period in 2024, representing an increase by approximately $0.5 million. Our e-commerce segment recorded net loss of approximately $63,000 and $60,000 for the six months ended June 30, 2025 and 2024, respectively. In addition, our 3PL logistics services segment recorded net loss of approximately $0.4 million and $0.1 million for the six months ended June 30, 2025 and 2024, respectively. The net loss in both the e-commerce and 3PL logistics services segments reflect continued cost pressures on our operations.

Results of Operations for the Years Ended December 31, 2024 and 2023

The following table outlines our consolidated Statements of operations and comprehensive income for the years ended December 31, 2024 and 2023:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023	Change
	US$	US$	US$	%
Revenue	60,379,681	7,980,898	52,398,783	656.6%
Cost of revenue	55,279,258	5,810,434	49,468,824	851.4%
Gross profit	5,100,423	2,170,464	2,929,959	135.0%
General and administrative	3,658,743	1,509,561	2,149,182	142.4%
Income from operations	1,441,680	660,903	780,777	118.1%
Other income (expense)	98,783	(37,729)	136,512	(361.8)%
Income before income taxes	1,540,463	623,174	917,289	147.2%
Provision for income taxes	449,012	175,414	273,598	156.0%
Net income and total comprehensive income	1,091,451	447,760	643,691	143.8%

Revenue

The following table outlines the compositions of our revenue streams:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023	Change
	US$	US$	US$	%
3PL Logistics Services	11,204,925	6,984,810	4,220,115	60.4%
E-commerce Business	1,128,984	996,088	132,896	13.3%
Integrated Shipping Services	48,045,772	—	48,045,772	100%
Total	60,379,681	7,980,898	52,398,783	656.6%

Our revenue increased by approximately $52.4 million, or 656.6%, to approximately $60.4 million during the year ended December 31, 2024, compared to approximately $8.0 million for the same period in 2023. The increase was due to the effect of the following factors:

1)      Revenue from our 3PL logistics services increased by approximately $4.2 million, or 60.4%, primarily due to increased customer demand as we rapidly expanded our transportation services in 2024, especially in our ocean freight services.

2)      Revenue from our e-commerce business increased by approximately $0.1 million, or 13.3%. This was primarily attributable to a broader selection of goods offered on Amazon platforms during the year ended December 31, 2024, which resulted in higher customer order volume.

3)      Revenue from our integrated shipping services increased by approximately $48.0 million, or 100% as we launched and expanded our integrated shipping operations in 2024.

The following table sets forth the breakdown of revenue generated from our integrated shipping services for the year ended December 31, 2024:

For the Year Ended December 31, 2024
US$
Integrated Port Services	47,756,421
Commission-Based earnings – Demurrage	37,669
Commission-Based earnings – Detention	251,682
Total	48,045,772

Integrated shipping services represent a new revenue stream in 2024 and include fees collected for standard port operations, as well as additional charges related to vessel demurrage and detention. These services contributed approximately 79.6% of our total revenue for the year ended December 31, 2024.

This growth was primarily attributable to the establishment of Duke Shipping, which enabled us to offer comprehensive vessel husbandry services, including cargo unloading, pilotage, towage, and tugboat assistance. As a result, we successfully captured new market opportunities and broadened our presence in North America and Asia, contributing significantly to our overall revenue growth.

Cost of revenue

The following table sets forth a breakdown of our cost of revenue and operating expenses for the years ended December 31, 2024 and 2023:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023	Change
	US$	US$	US$	%
Cost of revenue:
Logistics operations cost	8,992,027	4,958,366	4,033,661	81.4%
E-commerce product cost	1,050,655	852,068	198,587	23.3%
Integrated shipping services	45,236,576	—	45,236,576	100%
Total cost of revenue	55,279,258	5,810,434	49,468,824	851.4%

Cost of revenue related to 3PL logistics services includes warehouse and handling cost, trucking and freight cost, and customs clearance cost.

(i)     Warehouse and handling cost increased by approximately $41,000, or 1.2%, to approximately $3.4 million for the year ended December 31, 2024, from approximately $3.3 million for the same period in 2023. The increase was mainly due to our transition to independently operating the warehouse in 2024, rather than continuing our previous prior cooperation with a related party, although warehouse service revenue declined during the year.

(ii)    Trucking and freight cost increased by approximately $4.0 million, or 249.5%, to approximately $5.6 million for the year ended December 31, 2024, from approximately $1.6 million for the same period in 2023. The increase was primarily attributable to an increase in customer orders, which drove higher demand for our ocean freight services.

(iii)   Customs clearance cost decreased by approximately $20,000, or 57.5%, to approximately $15,000 for the year ended December 31, 2024, from approximately $35,000 for the same period in 2023. The was due to reduced demand for customs clearance services.

Cost of revenue related to e-commerce product cost increased by approximately $0.2 million, or 23.3%, to approximately $1.1 million for the year ended December 31, 2024, from approximately $0.9 million for the same period in 2023. The increase was driven by higher order volume and a corresponding increase in selling related expenses charged by online platforms such as Amazon.

Cost of revenue related to our integrated shipping services increased to approximately $45.2 million for the year ended December 31, 2024 from nil in 2023. This increase was driven by the launch and expansion of our integrated shipping services during the year.

Gross Profit

The following table sets forth gross profit from our major revenue categories:

	For the Years Ended December 31,
	2024	2023	Change (US$)	Change (%)
3PL Logistics Services
Gross profit	$2,212,898	$2,026,444	$186,454	9.2%
Gross profit margin	19.7%	29.0%		(9.3)%
E-commerce Business
Gross profit	$78,329	$144,020	$(65,691)	(45.6)%
Gross profit margin	6.9%	14.5%		(7.6)%
Integrated shipping services
Gross profit	$2,809,196	$—	$2,809,196	100.0%
Gross profit margin	5.8%	—%		5.8%
Total
Gross profit	$5,100,423	$2,170,464	$2,929,959	135.0%
Gross profit margin	8.4%	27.2%		(18.8)%

Our gross profit increased to approximately $5.1 million for the year ended December 31, 2024, compared to approximately $2.2 million for the same period in 2023, representing an increase of approximately $2.9 million, primarily driven by the launch of our integrated shipping services, which contributed approximately $2.8 million of gross profit. Despite the increase in gross profit, our gross profit margin declined from 27.2% to 8.4%, mainly due to the launch of our integrated shipping services, which possessed a relatively low Gross profit margin of 5.8%. Gross profit from our 3PL logistics services increased approximately $0.2 million, although the margin declined from 29.0% to 19.7% as higher trucking and warehouse costs offset revenue growth. Gross profit from our e-commerce business decreased to approximately $78,000 from $144,000, with the margin contracting from 14.5% to 6.9% due to higher product costs relative to modest revenue growth.

Operating expenses

General and administrative expenses increased by approximately $2.2 million, or 142.4%, to approximately $3.7 million for the year ended December 31, 2024, from approximately $1.5 million for the same period in 2023. The increase in general and administrative expenses was primarily attributable to higher payroll costs, increased office rentals expenses, and greater professional fees.

Operating Income and Margin

The following table sets forth our operating income and margin for the years ended December 31, 2024 and 2023:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023	Change
	US$	US$	US$	%
Revenue	60,379,681	7,980,898	52,398,783	656.6%
Cost of revenue	55,279,258	5,810,434	49,468,824	851.4%
Operating expenses	3,658,743	1,509,561	2,149,182	142.4%
Operating income	1,441,680	660,903	780,777	118.1%
Operating margin	2.4%	8.3%		(5.9)%

Total operating income increased by approximately $0.8 million, with operating margin decreasing 5.9% to 2.4% for the year ended December 31, 2024, from 8.3% for the same period in 2023. In addition to the factors described above, the decrease in operating margin was primarily attributable to the addition of Duke Shipping, as well as elevated inflationary costs that increased expenses in our e-commerce business, making it more costly to procure services and fulfill growing customer orders.

To partially offset the impact of these rising costs due to inflation, we implemented pricing adjustments and continued supply chain optimization initiatives. While these measures partially alleviated the impact of increased expenses, inflationary pressures still contributed to margin compression for the year ended December 31, 2024.

Other Income (Expense)

Other income increased by approximately $0.1 million, to approximately $0.1 million for the year ended December 31, 2024, from approximately $38,000 other expense for the same period in 2023. This increase was primarily attributable to the increase of sublease income from the related party.

Income Tax

Our income tax expense increased by approximately $0.3 million for the year ended December 31, 2024, compared to the same period in 2023, mainly due to the increase in profit before tax by approximately $0.9 million during the year ended December 31, 2024.

Net income

As a result of the foregoing, our net income for the year ended December 31, 2024 was approximately $1.1 million, compared with net income of approximately $0.4 million for the same period in 2023, representing an increase by approximately $0.6 million. Our e-commerce segment recorded a net loss of approximately $0.3 and 0.1 million for the years ended December 31, 2024 and 2023, respectively, reflecting continued cost pressures on this segment.

Liquidity and Capital Resources

In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue sources in the future, and our operating and capital expenditure commitments. As of the date of this prospectus, we have financed our operations primarily through cash generated by operating activities and capital contributions from stockholders. As of June 30, 2025 and December 31, 2024 and 2023, we had cash of approximately $1.1 million, $5.0 million, and $0.06 million respectively, which primarily consisted of cash deposited in banks. As of June 30, 2025 and December 31, 2024 and 2023, we had cash equivalents of approximately $15,000, $6.1 million, and nil, respectively, which primarily consisted of certificates of deposits with original maturities of three months or less. As of June 30, 2025, there were $10 million certificates of deposits with original maturities of greater than three months, which are recorded as short-term investment.

Our working capital requirements mainly consist of operating expenses. We expect that our capital requirements will be met by cash generated from our operating activities and financing activities from our principal stockholders. We believe that our current cash and expected cash provided by this offering will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for at least the next 12 months. We may, however, need additional cash resources in the future if we experience changes in our business conditions or other developments.

Cash Flows for the Six Months Ended June 30, 2025 and 2024

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024
	US$ (Unaudited)	US$ (Unaudited)
Net cash provided by operating activities	1,533,874	2,664,397
Net cash used in investing activities	(10,436,299)	—
Net cash (used in) provided by financing activities	(1,137,630)	337,367
Net change in cash	(10,040,055)	3,001,764
Cash at beginning of period	11,129,727	64,441
Cash at end of period	1,089,672	3,066,205

We had a balance of cash and cash equivalents of approximately $1.1 million as of June 30, 2025, compared with a balance of approximately $11.1 million as of December 31, 2024. During the six months ended June 30, 2025, our cash outflows were mainly related to investing activities.

Operating Activities

Net cash provided by operating activities was approximately $1.5 million for the six months ended June 30, 2025, compared to net cash provided by operating activities of approximately $2.7 million for the same period in 2024, representing a $1.1 million decrease in the net cash inflow provided by operating activities. The decrease was primarily due to the following:

(i)     We had net income of approximately $0.6 million for the six months ended June 30, 2025. For the same period in 2024, we had net income of approximately $0.1 million, which led to an approximately $0.5 million increases in net cash inflow from operating activities.

(ii)    Accounts receivable decreased by approximately $0.6 million for the six months ended June 30, 2025, compared to a decrease of approximately $0.2 million for the same period in 2024, which led to an approximately $0.4 million cash inflows.

(iii)   Accounts receivable — related parties increased by approximately $33,000 for the six months ended June 30, 2025, compared to an increase of approximately $0.3 million for the same period in 2024, resulting in an approximately $0.3 million improvement in operating cash flow.

(iv)   Contract assets increased by approximately $0.1 million for the six months ended June 30, 2025, compared to an increase of approximately $0.2 million for the same period in 2024, which led to an approximately $0.1 million cash inflow.

(v)    Contract assets — related parties decreased by approximately $18,000 for the six months ended June 30, 2025, compared to an increase of approximately $71,000 for the same period in 2024, which led to an approximately $88,000 cash inflow.

(vi)   Inventories decreased by approximately $15,000 for the six months ended June 30, 2025, compared to an decrease of approximately $55,000 for the same period in 2024, resulting in an approximately $40,000 decrease in cash flow.

(vii)  Changes in accounts payables were approximately $0.7 million net cash outflow for the six months ended June 30, 2025. For the same period in 2024, changes in accounts payable were net cash inflow of approximately $1.0 million, which led to an approximately $1.7 million decrease in net cash inflow from operating activities, mainly due to a shift in vendor payment strategies.

(viii) Accounts payable — related parties increased by approximately $0.4 million in 2025, compared to a increase of approximately $0.1 million in 2024, contributing an approximately $0.2 million improvements.

(ix)   Changes in tax payable provided approximately $0.3 million net cash inflow for the six months ended June 30, 2025. For the same period in 2024, changes in tax payable were net cash outflow of approximately $0.1 million, which led to an approximately $0.4 million increase in net cash inflow from operating activities.

(x)    Changes in other payables and accrued liabilities were approximately $0.2 million net cash inflow for the six months ended June 30, 2025. For the same period in 2024, changes in other payables and accrued liabilities provided net cash inflow of approximately $1.5 million, which led to an approximately $1.3 million decrease in net cash inflow from operating activities.

(xi)   Changes in operating lease liabilities were approximately $0.7 million net cash outflows for the six months ended June 30, 2025. For the same period in 2024, changes in operating lease liability were net cash outflow of approximately $0.6 million, which led to an approximately $50,000 decrease in net cash inflow from operating activities.

(xii)  Changes in customer deposit were approximately $0.6 million net cash inflows for the six months ended June 30, 2025. For the same period in 2024, changes in customer deposit were net cash inflow of approximately $0.2 million, which led to an approximately $0.4 million increase in net cash inflow from operating activities.

(xiii) Changes in non-cash items including depreciation, amortization, allowance for credit loss, deferred tax benefits and unrealized gain from investment in marketable securities provided approximately $0.5 million net cash inflow for the six months ended June 30, 2025. For the same period in 2024, changes in non-cash items provided net cash inflow of $0.8 million, which led to an approximately $0.3 million decrease in non-cash adjustments.

Investing Activities

Net cash used in investing activities was approximately $10.4 million for the six months ended June 30, 2025, primarily attributable to the net effects of: (i) $0.4 million used for purchase of investment in marketable securities; (ii) $10 million used for purchase of short-term investment (certificates of deposits), and (iii) $1,000 used for purchase of property and equipment for the six months ended June 30, 2025.

For the same period in 2024, net cash used in investing activities was nil.

Financing Activities

For the six months ended June 30, 2025, we had net cash used in financing activities of approximately $1.1 million, which was primarily attributable to the net effects of: (i) approximately $1.0 million cash distribution to shareholder; (ii) approximately $64,000 repayments to loans from third parties; (iii) approximately $61,000 due from related parties; and (iv) approximately $13,000 used for principal payment of finance lease liability.

For the six months ended June 30, 2024, we had net cash provided by financing activities of approximately $0.3 million, which was primarily attributable to the net effects of: (i) approximately $0.7 million proceed received from subscribed capital; (ii) approximately $5,000 contribution from shareholder; offset by (iii) approximately $0.2 million used for due from related parties; (iv) approximately $60,000 payment of deferred IPO costs; (v) approximately $37,000 repayments to loans from third parties; and (vi) approximately $12,000 used for principal payment of finance lease liability.

Cash Flows for the Years Ended December 31, 2024 and 2023

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
	US$	US$
Net cash provided by (used in) operating activities	10,426,276	(590,998)
Net cash used in investing activities	(77,826)	(171,887)
Net cash provided by financing activities	716,836	48,156
Net change in cash	11,065,286	(714,729)
Cash at beginning of year	64,441	779,170
Cash at end of year	11,129,727	64,441

We had a balance of cash and cash equivalents of approximately $11.1 million as of December 31, 2024, compared with a balance of approximately $0.06 million as of December 31, 2023. During the year ended December 31, 2024, we mainly derived our cash inflow from operating activities and financing activities.

Operating Activities

Net cash provided by operating activities was approximately $10.4 million for the year ended December 31, 2024, compared to net cash used in operating activities of approximately $0.6 million for the same period in 2023, representing a $11.0 million increase in the net cash inflow provided by operating activities. The increase was primarily due to the following:

(i)     We had net income of approximately $1.1 million for the year ended December 31, 2024. For the same period in 2023, we had net income of approximately $0.4 million, which led to an approximately $0.6 million increases in net cash inflow from operating activities.

(ii)    Accounts receivable increased by approximately $0.4 million for the year ended December 31, 2024, compared to a decrease of approximately $0.3 million for the same period in 2023, which led to an approximately $0.7 million cash outflows.

(iii)   Accounts receivable — related parties increased by approximately $0.3 million for the year ended December 31, 2024, compared to an increase of approximately $0.8 million for the same period in 2023, resulting in an approximately $0.5 million improvement in operating cash flow. The increase in 2024 was primarily attributable to ongoing sales activities with related parties.

(iv)   Contract assets decreased by approximately $0.03 million for the year ended December 31, 2024, compared to an increase of approximately $0.08 million for the same period in 2023, which led to an approximately $0.1 million cash inflow.

(v)    Contract assets — related parties increased by approximately $0.01 million for the year ended December 31, 2024, compared to an increase of approximately $0.009 million for the same period in 2023, which led to an approximately $0.003 million cash outflow.

(vi)   Inventories decreased by approximately $0.2 million for the year ended December 31, 2024, compared to an increase of approximately $0.2 million for the same period in 2023, resulting in an approximately $0.4 million increase in cash flow.

(vii)  Changes in accounts payables were approximately $8.4 million net cash inflow for the year ended December 31, 2024. For the same period in 2023, changes in accounts payable were net cash outflow of approximately $0.1 million, which led to an approximately $8.5 million increases in net cash inflow from operating activities, largely due to the incorporation of Duke Shipping and a shift in vendor payment strategies.

(viii) Accounts payable — related parties increased by approximately $0.2 million in 2024, compared to a decrease of approximately $0.5 million in 2023, contributing an approximately $0.7 million improvement.

(ix)   Changes in tax payable provided approximately $0.2 million net cash inflow for the year ended December 31, 2024. For the same period in 2023, changes in tax payable were net cash outflow of approximately $0.04 million, which led to an approximately $0.3 million increase in net cash inflow from operating activities.

(x)    Changes in other payables and accrued liabilities were approximately $0.9 million net cash inflow for the year ended December 31, 2024. For the same period in 2023, changes in other payables and accrued liabilities provided net cash outflow of approximately $0.02 million, which led to an approximate $0.9 million increase in net cash inflow from operating activities.

(xi)   Changes in operating lease liabilities were approximately $1.3 million net cash outflows for the year ended December 31, 2024. For the same period in 2023, changes in operating lease liability were net cash outflow of approximately $1.5 million, which led to an approximately $0.2 million decrease in net cash outflow from operating activities.

(xii)  Changes in non-cash items including depreciation, amortization, inventory impairment, allowance for credit loss and deferred tax benefits, provided approximately $1.5 million net cash inflow for the year ended December 31, 2024. For the same period in 2023, changes in non-cash items provided net cash inflow of $2.1 million, which led to an approximately $0.6 million decrease in non-cash adjustments, reflecting lower allowance for credit loss and amortization.

Investing Activities

Net cash used in investing activities was approximately $0.08 million for the year ended December 31, 2024, primarily attributable to approximately $0.08 million cash used for the purchase of property and equipment for the year ended December 31, 2024.

For the same period in 2023, net cash used in investing activities was approximately $0.2 million, primarily due to the purchase of property and equipment.

Financing Activities

For the year ended December 31, 2024, we had net cash provided by financing activities of approximately $0.7 million, which was primarily attributable to the net effects of: (i) approximately $1.0 million issuance of common stock-private placement; (ii) approximately $5,000 in shareholder contributions; partially offset by (iii) approximately $0.1 million used for advances to related parties; (iv) approximately $60,000 used for IPO-related costs; (v) approximately $25,000 used for finance lease liabilities; (vi) approximately $33,000 due from stockholders; and (vii) approximately $67,000 used for repayments, net of proceeds from bank and auto loans.

For the year ended December 31, 2023, we had net cash provided by financing activities of approximately $48,000, which was primarily attributable to the net effects of: (i) approximately $0.2 million in proceeds, net of repayment from bank and auto loans partially offset by (ii) approximately $93,000 distributed to stockholders; (iii) approximately $82,000 used for advance to related parties; and (iv) approximately $22,000 used for finance lease liabilities.

Commitments and Contractual Obligations

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies,” we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of June 30, 2025:

Contractual obligations	Payments due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	US$	US$	US$	US$	US$
Operating lease obligations	4,667,120	1,600,200	3,066,920	—	—
Finance lease obligations	69,152	31,501	37,651	—	—
Loans payable	412,719	50,624	96,132	14,988	250,975
Total	5,148,991	1,682,325	3,200,703	14,988	250,975

Off-Balance Sheet Commitments and Arrangements

As of June 30, 2025, we had no off-balance sheet arrangements including arrangements that would affect liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities, each as of the date of the financial statements, and revenue and expenses during the periods presented. On an ongoing basis, management evaluates their estimates and assumptions, and the effects of any such revisions are reflected in the financial statements in the period in which they are determined to be necessary. Management bases their estimates on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual outcomes could differ materially from those estimates in a manner that could have a material effect on our consolidated financial statements. The management has determined that there are no critical accounting estimates.

While our significant accounting policies and estimate are more fully described in Note 2 — Summary of significant accounting policies to our consolidated financial statements, we believe that there were critical accounting policies that affected the preparation of our financial statements.

Principal and agent considerations

In our transportation business and integrated shipping services, we utilize independent contractors and third-party carriers and related party carriers in the performance of some transportation services and port services as and when needed. U.S. GAAP requires the Company to evaluate, using a control model, whether the Company itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on our evaluation using a control model, the Company determined that in all of its major business activities, it serves as a principal rather than an agent within their revenue arrangements. Revenue and the associated purchased transportation costs and shipping services are both reported on a gross basis. Certain services such as commission-based earnings from demurrage and detention fees are both reported on a net basis.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Frost & Sullivan commissioned by us in December 2024 entitled “Independent Market Study on Cross-border E-commerce Logistics Service Market in the U.S.” Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of Cross-border E-commerce

Cross-border e-commerce, also referred to as international e-commerce, is a strategic business model aimed at driving growth by facilitating the sale of goods and services across international borders through online platforms. In this approach, companies establish their own digital storefronts or join established online marketplaces to reach a global audience. By tapping into the expansive and diverse international consumer base, businesses can unlock lucrative market opportunities, increase revenue streams, and enhance their competitive positioning in the global marketplace.

Depending on the type of transactions, cross-border e-commerce can be divided into Business-to-Business (“B2B”) cross-border e-commerce, Business-to-Consumer (“B2C”) cross-border e-commerce, and Consumer-to-Consumer (“C2C”) cross-border e-commerce. B2B e-commerce refers to transactions conducted between companies, rather than between a company and individual consumers. B2C e-commerce refers to the process of selling products and services directly from a company to the end-users of its products or services. C2C e-commerce refers to a business model in which customers can trade with each other, typically through an online platform.

Cross-border e-commerce can be divided into exports and imports, which can be further divided into B2B, B2C, and C2C. Imports are goods or services brought in from another country, while exports are goods and services produced in the domestic country and sold abroad.

Industry Value Chain of the Cross-border E-commerce

Upstream:    This segment consists of product suppliers, including manufacturers, distributors, and retailers. Manufacturers produce goods that are distributed to wholesale distributors and retailers, often through multiple tiers of intermediaries. These suppliers form the foundation of the industry by ensuring a steady supply of products for distribution and sale.

Midstream:    At the core of the value chain, the midstream segment primarily involves cross-border e-commerce platforms that facilitate connections between consumers and merchants. These platforms are categorized by transaction types into B2B (business-to-business), B2C (business-to-consumer), and C2C (consumer-to-consumer) models. Additionally, this segment encompasses e-commerce service providers that offer specialized support to streamline logistics and transactions. Key services include logistics management, financial and payment solutions, warehousing, customs clearance, and other supply chain-related functions, all of which enhance the efficiency and viability of cross-border e-commerce operations.

Downstream:    The downstream segment comprises the end consumers, which include both business customers sourcing goods through B2B platforms and individual customers purchasing merchandise via B2C or C2C platforms. These buyers represent the ultimate demand driving the entire value chain.

Industry Value Chain of the Cross-border E-commerce

Source: Frost & Sullivan

GMV of the Global Cross-border E-commerce Market

The total Growth Merchandise Value (“GMV”) of global cross-border e-commerce increased from $1,395.5 billion in 2020 to $2,645.3 billion in 2024, reflecting a compound annual growth rate (“CAGR”) of 17.3%. The global market is expected to sustain its growth trajectory, with GMV projected to reach $5,987.6 billion by 2029, achieving a CAGR of 17.7%.

The U.S. cross-border e-commerce market has remained the largest globally, with GMV rising from $617.8 billion in 2020 to $1,119.3 billion in 2024. This market is forecasted to grow further to $2,327.7 billion by 2029, registering a CAGR of 15.8%.

GMV of Cross-border E-commerce Market, Global, 2020-2029E

Source: Frost & Sullivan

Key Drivers for the U.S. and Global Cross-border E-commerce Market

Accelerating transformation to e-commerce.    To adapt to shifting consumer habits, an increasing number of businesses have embraced online platforms as a strategic move to unlock new revenue streams, especially in the aftermath of the COVID-19 pandemic. This transformation is fueled by the unparalleled convenience and efficiency that e-commerce provides, catering to the fast-paced lifestyles of modern consumers. As a result, the rapid expansion of online commerce has firmly established it as a critical driver of business growth and a pivotal trend in meeting the evolving demands of today’s marketplace.

Cross-border e-commerce offering value-for-money merchandise.    Cross-border e-commerce has revolutionized global trade by offering value-for-money merchandise to consumers worldwide. This model leverages international supply chains to source products directly from manufacturers and suppliers, minimizing intermediaries and significantly reducing costs. One exemplary success story is Temu, an emerging cross-border e-commerce platform that has quickly captured global attention. In the first half of 2024, Temu’s gross merchandise value reached $20 billion, with a substantial portion of this revenue generated from U.S. consumers. Additionally, as of September 2024, the Temu app had been downloaded over 250 million times, with the majority of these downloads originating from the United States.

Logistics infrastructure development.    The development of logistics infrastructure is crucial for boosting cross-border e-commerce. Investments in transportation networks, warehouses, and fulfillment centers enhance shipping efficiency and reliability. Innovations like automated warehouses, route optimization, and real-time tracking reduce delivery times and costs. Streamlined customs procedures and cooperation with logistics providers further improve the shipping experience, benefiting both businesses and consumers.

Mobile technology adoption.    The rise of mobile technology is fueling the growth of mobile commerce and supporting cross-border e-commerce transactions. The widespread use of smartphones and mobile internet allows consumers to shop easily from their devices. Mobile shopping apps provide intuitive interfaces, secure payment methods, and personalized suggestions, improving the shopping experience. As consumers become more accustomed to shopping on mobile, they are more likely to make cross-border purchases, driving the expansion of global e-commerce.

Market disruption and innovation.    Emerging players are driving growth and dynamism in the cross-border e-commerce market through market disruption and innovation. These newcomers bring fresh business models, product offerings, and marketing strategies that challenge traditional leaders and reshape industry dynamics. By utilizing technology, data analytics, and agile operations, companies like Temu, TikTok Shop, and Shein rapidly gain traction and capture market share. Their disruptive presence spurs competition and innovation, compelling established platforms to adapt and evolve to meet shifting consumer preferences and market demands.

Development Trends of the U.S. and Global Cross-border E-commerce Market

Surging demand for cross-border e-commerce support service providers.    As cross-border e-commerce operations continue to evolve, the industry’s support system is shifting towards diversification, digitalization, and intelligence. Leveraging digital technologies such as big data, cloud computing, artificial intelligence, and blockchain, service providers — including cross-border logistics, payment solutions, Software-as-a-Service, and digital marketing — have become integral to the process. These providers are transforming the supply chain, optimizing and enhancing the entire cross-border e-commerce process, leading to significant improvements in operational efficiency and profit margins.

Branding and product diversification.    Brand power, diversified strategies, and streamlined operations are emerging as key factors in the competition among cross-border e-commerce platforms. Branding has shifted the industry focus from product price competition to brand competition, which plays a crucial role in enhancing consumer retention and increasing long-term revenue. Additionally, sellers are recognizing the importance of diversifying the platforms they use for cross-border e-commerce to mitigate the risks of policy changes. For instance, data from Amazon shows that the number of Chinese brand sellers on the platform has grown by over 100% in the past two years.

Increasing demand for integrated logistics one-stop services.    Overseas merchants are increasingly selling a vast array of products to American consumers through online platforms. According to a 2022 Frost & Sullivan market survey, 78% of sellers expressed a need for a one-stop logistics provider capable of handling outbound logistics from the origin country to inbound logistics in the destination country, including order fulfillment, customs clearance, and related services. The survey, which gathered 400 responses from sellers in China, Europe, and Japan who sell to the U.S. market via e-commerce platforms or direct-to-consumer websites, explored various factors such as GMV, marketing challenges, SKU decisions, logistics time, stock management, and shipping costs. This suggests that one-stop third-party logistics providers are poised to capture a larger share of the market in the future.

Rise of social e-commerce.    Social media platforms have become key drivers of cross-border e-commerce, with businesses using social commerce features to expand their reach and boost sales. Platforms like Facebook, Instagram, and TikTok introduced shoppable posts, live shopping events, and in-app checkout, creating a seamless integration between social media and e-commerce. Social commerce has become a vital component of cross-border strategies, enabling brands to connect with global audiences and leverage social media’s impact on consumer behavior.

Emergence of emerging markets.    Emerging markets have become key drivers of cross-border e-commerce growth, as countries in Asia, Africa, and Latin America experience rapid digitalization and rising consumer purchasing power. Cross-border merchants are expanding into these markets, tapping into the growing demand for international products and services. E-commerce platforms are adapting their offerings to cater to diverse consumer segments, using localized content, payment methods, and delivery solutions to enhance the shopping experience.

Overview of Third-party Logistics Service for Cross-border E-commerce in the U.S.

Third-party logistics providers for cross-border e-commerce are comprehensive service providers that manage goods transportation, customs clearance, and warehousing. In the era of economic globalization, these providers play a crucial role in the logistics systems by integrating supply chains and streamlining the movement of goods across borders. They typically utilize self-built or leased warehouses and distribution centers, offering storage, loading, handling, and distribution services specifically tailored for e-commerce products, especially those in the cross-border sector. These logistics providers ensure that goods are efficiently moved from the point of origin to the destination, handling complex procedures such as customs clearance and local distribution. With their expertise in managing international logistics, they enable e-commerce businesses to scale their operations globally while maintaining cost-effectiveness, speed, and reliability. This service model has become increasingly vital as cross-border e-commerce continues to grow, requiring efficient, integrated solutions to meet the demands of global consumers.

Industry Value Chain of Third-party Logistics Service for Cross-border E-commerce in the U.S.

Source: Frost & Sullivan

Market Size of Third-party Logistics Service for Cross-border E-commerce in the U.S.

As cross-border e-commerce continues to grow, the total revenue of third-party logistics for cross-border e-commerce in the U.S. rose from $90.1 billion in 2020 to $165.8 billion in 2024, reflecting a robust CAGR of 16.5%. This upward trend is expected to persist, with the market projected to reach $333.1 billion by 2029, achieving a steady CAGR of 15.0% from 2024 to 2029. This growth underscores the increasing demand for logistics services as global e-commerce expands.

Total Revenue of Third-party Logistics for Cross-border E-commerce, US, 2020-2029E

Source: Frost & Sullivan

Market Size of Third-party Logistics Service for China’s Cross-border E-commerce in the U.S.

Despite facing growing challenges, China remains a leading exporter to the U.S., with its cross-border e-commerce platforms — such as Temu, TikTok Shop, Shein, and AliExpress — gaining significant market share in the U.S.

Driven by this growth, the total revenue of third-party logistics providers for China’s cross-border e-commerce in the U.S. increased from $83.9 billion in 2020 to $144.9 billion in 2024, reflecting an impressive CAGR of 21.4%. The market is expected to continue expanding, with projections to reach $305.1 billion by 2029, maintaining a solid CAGR of 14.3% from 2024 to 2029.

Total Revenue of Third-party Logistics Service for China’s Cross-border E-commerce, US, 2020-2029E

Source: Frost & Sullivan

Key Drivers for Third-party Logistics Service for Cross-border E-commerce Market in the U.S.

Growing cross-border e-commerce demand.    The increasing global demand for cross-border e-commerce has significantly boosted the need for third-party logistics services in the U.S. As more consumers turn to international online shopping platforms, the volume of goods crossing borders continues to rise. With platforms like Amazon, Temu, and AliExpress gaining popularity, businesses require efficient logistics solutions to meet the growing consumer demand for timely and cost-effective deliveries. The surge in e-commerce transactions has led to a greater reliance on third-party logistics providers to manage inbound and outbound shipments, customs clearance, warehousing, and final-mile delivery, driving market growth.

Advancements in technology and automation.    Technological advancements and automation play a critical role in shaping the third-party logistics landscape for cross-border e-commerce. The integration of artificial intelligence, big data analytics, and automation tools allows logistics providers to optimize supply chains, reduce operational costs, and improve delivery efficiency. Technologies like route optimization algorithms and real-time tracking systems enable faster and more transparent deliveries. Additionally, innovations such as automated warehouses and drones enhance warehousing and fulfillment operations, ensuring a seamless and scalable solution for handling the growing volume of cross-border e-commerce shipments. These technological improvements are crucial drivers of the logistics market in the U.S.

Increasing consumer expectations.    U.S. consumers are becoming more demanding in terms of delivery speed, cost, and convenience, creating pressure on logistics providers to meet higher expectations. With the rise of services like same-day or two-day delivery, cross-border e-commerce businesses are seeking third-party logistics solutions that can deliver goods faster and more affordably. As consumer behavior continues to shift towards expecting quicker fulfillment and more flexible delivery options, third-party logistics providers are increasingly focusing on enhancing their operations to meet these needs. This demand for improved service levels has accelerated the adoption of advanced logistics technologies and systems, driving further growth in the market.

Global expansion of e-commerce platforms.    The global expansion of e-commerce platforms is a significant factor driving the third-party logistics market for cross-border e-commerce in the U.S. Platforms like Temu, Shein, and TikTok Shop are rapidly increasing their market share in the U.S., attracting more international sellers and consumers. This expansion is fueling the demand for efficient logistics solutions capable of handling large-scale, cross-border transactions. Third-party logistics providers offer the necessary infrastructure to support the logistics needs of these expanding e-commerce platforms, including international shipping, customs clearance, and distribution networks. As e-commerce platforms continue to scale, the need for robust and reliable logistics services will only grow.

Development Trends of Third-party Logistics Service for Cross-border E-commerce Market in the U.S.

Integration of technology and automation.    One of the key development trends in the third-party logistics service for cross-border e-commerce in the U.S. is the integration of cutting-edge technology and automation. Logistics providers are increasingly adopting technologies such as artificial intelligence, big data analytics, and machine learning to streamline operations. Automation is also revolutionizing warehouses and fulfillment centers, enabling faster processing, accurate inventory management, and efficient order fulfillment. The use of real-time tracking systems, route optimization, and predictive analytics helps improve shipping efficiency and customer satisfaction. These technological advancements are essential for maintaining competitiveness in a rapidly evolving market driven by high consumer expectations.

Expansion of global logistics networks.    As cross-border e-commerce continues to grow, third-party logistics providers in the U.S. are expanding their global logistics networks to support the increasing demand for international shipping solutions. This includes establishing more warehouses and fulfillment centers across key international markets and developing partnerships with local delivery providers to enhance last-mile delivery capabilities. The expansion of logistics networks allows third-party logistics providers to offer more efficient and cost-effective services to e-commerce businesses, improving their ability to serve global customers. The ability to quickly adapt to shifting trade routes and new markets will be a critical factor in shaping the future of the cross-border logistics industry.

Customization and tailored solutions.    The demand for more personalized and flexible logistics solutions is driving the trend of customized services in the third-party logistics industry for cross-border e-commerce. As businesses and consumers seek tailored experiences, third-party logistics providers are offering a variety of services that cater to specific needs, such as special handling for high-value or perishable goods, multiple shipping options, and localized fulfillment solutions. These customized logistics services allow e-commerce sellers to offer a more seamless and localized experience for their international customers, enhancing operational efficiency. Providers are increasingly focusing on flexibility and scalability to meet the unique needs of different sellers and markets.

Focus on sustainability and green logistics.    Another key trend shaping the third-party logistics market for cross-border e-commerce in the U.S. is the growing emphasis on sustainability and green logistics. With increasing consumer and regulatory pressure to reduce carbon footprints, logistics providers are adopting eco-friendly practices. This includes using electric vehicles, optimizing shipping routes to reduce fuel consumption, and investing in sustainable packaging materials. Additionally, companies are exploring carbon offset programs to balance the environmental impact of shipping. Sustainability initiatives not only help meet global environmental goals but also appeal to environmentally conscious consumers, enhancing brand image and customer loyalty in the competitive e-commerce market.

Entry Barriers for Third-party Logistics Service for Cross-border E-commerce Market in the U.S.

High capital investment and infrastructure costs.    One significant entry barrier for third-party logistics providers in the U.S. cross-border e-commerce market is the high capital investment required to build the necessary infrastructure. Establishing warehouses, fulfillment centers, and distribution networks across multiple regions can be extremely costly. Additionally, the need for technology integration, such as advanced tracking systems, automated warehouses, and route optimization tools, further increases the initial investment. New entrants must overcome these financial challenges, as they require substantial funding to compete with established players who have already invested heavily in infrastructure and technology.

Complex regulatory and compliance requirements.    Entering the U.S. cross-border logistics market requires navigating a complex landscape of regulatory and compliance requirements. Third-party logistics providers must comply with various U.S. regulations, including customs clearance, import/export laws, and product safety standards. Additionally, each state may have its own set of regulations, adding layers of complexity. For cross-border operations, understanding international trade agreements and tariffs is also crucial. New market entrants may face significant challenges in ensuring they meet all regulatory requirements, which can delay entry or increase operational costs, making it a critical barrier to entry for many logistics providers.

Intense competition from established players.    The U.S. third-party logistics market for cross-border e-commerce is highly competitive, with several established players dominating the landscape. Industry giants like FedEx, UPS, and DHL have long-standing reputations, extensive global networks, and significant economies of scale, making it difficult for new entrants to compete on price and service levels. Additionally, these established companies benefit from customer loyalty, brand recognition, and robust technological infrastructure, further solidifying their market positions. New entrants must find innovative ways to differentiate themselves, such as offering specialized services or more competitive pricing, to carve out a niche in the market.

Demand for high service standards and reliability.    The growing demand for fast, reliable, and cost-effective shipping is another entry barrier for third-party logistics providers entering the U.S. cross-border e-commerce market. Consumers and businesses expect timely deliveries, transparent tracking, and minimal disruptions. New entrants must ensure they can meet these high service standards, requiring substantial investment in technology, training, and operational processes. Additionally, they must develop effective strategies to handle complex logistics challenges, such as customs clearance and last-mile delivery. The ability to consistently meet or exceed service expectations is essential for gaining consumer trust, making it a significant challenge for newcomers in the market.

BUSINESS

Overview

We are a logistics and supply chain solutions provider specializing in third-party logistics (3PL) services that facilitate cross-border trade between East Asia and the U.S. As of the date of this prospectus, our key offerings include: (i) 3PL logistics services, (ii) integrated shipping services, and (iii) e-commerce business.

Third-party logistics, or 3PL, refers to the outsourcing of logistics and supply chain management functions to specialized providers. The demand for 3PL services has increased significantly in recent years as global supply chains become more complex and merchants engaged in cross-border trade increasingly seek external logistics partners to manage their logistics operations so they can focus on their core business activities. Leveraging over 15 years of expertise in the 3PL sector, we offer scalable, flexible, and integrated logistics solutions, with the goal of becoming a preferred logistics partner for businesses operating between East Asia and the U.S. Our services encompass a wide range of logistics functions to support our customers’ diverse needs and drive their operational success with efficiency and cost-effectiveness.

Through Duke System Logistics, one of our subsidiaries, we offer a comprehensive package of end-to-end logistics services tailored for merchant customers importing goods from foreign markets, particularly from East Asia, for sale in the U.S. Our 3PL logistics services encompass the entire supply chain spectrum, including (i) ocean freight services, (ii) port and drayage services, and (iii) warehousing and last-mile delivery services. These offerings are strengthened by our cooperation with major ocean carriers such as Cosco Shipping, SM Line, HMM, and HEDE, enabling efficient and reliable transportation from East Asia directly to the U.S. Although we do not have our own operations in any Chinese ports, these partnerships have enabled us to significantly reduce transit times by managing the first leg of transportation efficiently, with express services between major Chinese ports and U.S. ports of entry. Apart from ocean freight and port logistics, we also provide warehousing and last-mile delivery solutions, with our facilities equipped with equipment and technologies to handle anything from small parcels to large items such as furniture and appliances. Our end-to-end logistics capabilities cover storage, inventory management, and order fulfilment and delivery, supported by collaborations with major couriers such as UPS, FedEx, and USPS, ensuring fast and reliable delivery to end consumers. The integration of these services not only enables smoother transitions and faster delivery times but also assists our clients in optimizing their operations and expanding their market reach. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated 3PL logistics revenue of $4,439,792, $11,204,925, and $6,984,810, respectively, representing 11%, 19%, and 88% of our total revenue for each respective period and year.

In April 2024, we expanded into integrated shipping services through our subsidiary Duke Shipping, leveraging our prior experience coordinating ocean freight and port-related services under our 3PL logistics operations. Duke Shipping acts as a designated U.S. shipping facilitator for non-U.S.-based carriers, focusing on port and cargo operations for international shipping lines entering and operating in the U.S. market. We assist our carrier clients with regulatory compliance, berth and terminal arrangements, vessel scheduling, coordination of cargo unloading, pilotage, towage, tugboat assistance, and cleaning services, as well as demurrage and detention charge processing. As of the date of this prospectus, we provide our integrated shipping services exclusively to a single customer, and act as a principal in delivering such services. See “Risk Factors — Operational Risks — Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations.” For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, our revenue derived from integrated shipping services totaled $34,719,501, $48,045,772, and nil, respectively, representing 88%, 80%, and nil of our total revenue for each respective period and year.

We also operate an e-commerce business that utilizes our logistics and supply chain infrastructure to conduct cross-border e-commerce. We source consumer goods from PRC-based suppliers and sell them in the U.S. through third-party platforms such as Amazon, Walmart, and Wayfair. Our e-commerce business primarily focuses on toy products that are popular among U.S. consumers. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated $81,005, $1,128,984, and $996,088, respectively, from our e-commerce business, representing 0.2%, 1.9%, and 12.5% of our total revenue for each respective period and year.

For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we had total revenue of approximately $39.2 million, $60.4 million, and $8.0 million, respectively, and net income of approximately $0.6million, $1.1 million, and $0.4 million, respectively. As of June 30, 2025 and December 31, 2024 and 2023, we served an active customer base of 51, 138 and 68 clients, respectively. While we do not have any subsidiaries, assets, or employees in the PRC, we generate a significant part of our revenue from customers based in China. During the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, we generated approximately 94%, 87%, and 17% of our revenue from PRC-based customers, respectively. See “Risk Factors — Economic, Political, and Market Risks — China’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and economic conditions in China, which may result in an adverse impact on the demand for our services, potentially harming our financial condition and operating results.”

Our Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

Strong Industry Relationships and Cooperation that Elevate Operational Efficiency and Market Reach

We distinguish ourselves in the logistics industry through our well-established strategic partnerships that cover critical aspects of the global supply chain. Our collaborations with renowned logistics providers, such as Cosco Shipping, HEDE, FedEx, and UPS, and significant infrastructures such as the Port of Los Angeles, alongside relationships with major brands, such as Alibaba and Temu, are central to our competitive advantage. See “— Suppliers,” “— Customers,” and “— Logistics Operations — Services and Operational Flow — Port and Drayage Services.” Through these strong industry connections, we are able to offer competitive pricing, faster shipping, and comprehensive service offerings that efficiently address the needs of a wide range of customers, making us a preferred logistics partner for companies across a wide range of industries, including e-commerce, retail, manufacturing, and consumer goods. We deliver comprehensive end-to-end logistics solutions that ensure efficient transportation, strategic warehousing, and effective last-mile delivery — all essential components for preserving the integrity of supply chains in a fast-evolving global marketplace. We can dynamically scale services and respond quickly to our customers’ changing needs because of the variety and dependability of our partnerships. This adaptability is crucial in sustaining our commitment to service excellence and meeting the complex demands of our customers.

Quality Warehousing and Logistics Services Built on a Solid foundation of Credentials and Compliance Standards

As a 3PL provider, we deliver comprehensive logistics and warehousing services and our integrated solutions encompass international ocean shipping, customs clearance, compliance with bonded cargo, warehousing, inventory management, and scheduled last-mile deliveries. Our high-quality services are supported by a solid foundation of industry credentials. Specifically, in 2008, we obtained the FMC OTI License from the FMC, authorizing us as an OTI. This license allows us to efficiently manage and operate ocean freight logistics, ensuring efficient international shipping. In 2009, we acquired the Non-Vessel Operating Common Carrier (“NVOCC”) & Freight Forwarding License, enabling us to function as a NVOCC and coordinate complex logistics operations. This facilitates booking cargo space on ships and managing transportation from origin to destination without owning the vessels. In 2022, we became a World Cargo Alliance (“WCA”) Certified Member, joining the WCA — a prestigious network that includes independent freight forwarders and logistics specialists globally. This membership expands our reach and enhances our capabilities in handling international logistics. These credentials not only affirm our dedication to operational excellence but also establish us as a reliable, secure, and efficient logistics provider in a competitive market.

Ecosystem of Integrated Shipping Services and 3PL Logistics Services with Strategic Synergy

We operate an integrated logistics ecosystem through our two core subsidiaries: (i) Duke Shipping, which provides integrated shipping services, and (ii) Duke System Logistics, which delivers end-to-end 3PL logistics solutions. While each entity operates independently in its respective domain, they are strategically aligned and complement one another to provide comprehensive logistics coverage from port to final destination.

While the U.S. logistics industry is highly fragmented and competitive, with a large number of freight forwarders and warehousing service providers, only a very small portion possess the qualifications and regulatory expertise required to serve as a designated U.S. shipping facilitator at U.S. ports. Our integrated model differentiates us from the vast majority of 3PL providers in the market and strengthens our long-term revenue pipeline. In particular, Duke Shipping serves as a designated U.S. shipping facilitator for non-U.S.-based ocean carriers, managing key aspects of port entry and cargo discharge, including berth scheduling, regulatory filings, port coordination, and container release. By engaging with international carriers at the earliest stages of their U.S. entry, Duke Shipping often acts as the initial point of contact for new trade flows entering the U.S. market. On the other hand, Duke System Logistics takes over from this entry point by providing full-spectrum 3PL logistics services to support the inland movement and final delivery of imported goods. Its offerings include drayage, warehousing, order fulfillment, inventory management, and last-mile delivery — services that are essential for importers, e-commerce sellers, and retailers to bring products to market efficiently.

The operations of these two services are closely coordinated to ensure end-to-end logistics coverage. Duke Shipping’s port-facing services generate qualified customer leads and trade volume that can be transitioned into Duke System Logistics’ downstream 3PL services. In turn, Duke System Logistics enhances our appeal to carrier customers by offering integrated, end-to-end solutions that extend beyond port operations. This mutual reinforcement enhances customer retention and builds a scalable platform to serve the full spectrum of logistics needs. We believe that our integrated model not only differentiates us from standalone 3PL logistics providers but also increases our ability to attract and serve high-value customers across multiple stages of the logistics cycle.

An Experienced Management Team with Strong Financial and Operational Expertise

Our management team consists of executives with decades of supply chain, warehousing, and logistics industry experience, as well as expertise in other corporate functions. As the founder of Duke System Logistics and our Chief Executive Officer, Mr. Michael Yang is responsible for the management of our day-to-day operations and high-level strategy and business planning. With an extensive background in logistics, Mr. Yang also served as a senior manager of logistics at American Chung Nam, the world’s largest container exporter, from 2002 to 2008. In 2008, he founded Duke System Logistics, growing it into a multimillion-dollar company with operations across the U.S. and Asia. In addition, Ms. Ning (Winnie) Xiao, our Chief Financial Officer, has served as the chief financial officer of Duke System Logistics since September 2008, responsible for company’s overall financial management and internal control. From April 2021 to April 2022, Ms. Xiao also served as an accountant at Management M LLC, where she focused on franchise management and financial record-keeping. Ms. Xiao brings expertise in developing financial processes, managing cash flow, and ensuring timely, compliant financial reporting; her skills in project management, data analysis, and communication are essential for monitoring business performance and delivering critical reports to stakeholders. Mr. Huafeng (Roger) Zhang has served as our Chief Operating Officer since October 2025, and he is a seasoned professional in container shipping and international logistics, with extensive experience in both China and the U.S. Throughout his career, Mr. Zhang has managed sales teams, driven growth in dry, refrigerated, and dangerous goods markets, and overseen major trade routes such as Transpacific, Asia-Europe, and Intra-Asia. Mr. Zhang also has deep expertise in U.S. landside logistics, warehousing, contract negotiation, and team leadership. While our executive officers bring significant operational and industry expertise, none of them has prior experience managing a public company. We rely on our visionary, experienced, and passionate senior management team to drive our business growth. Under the leadership of the management, we have successfully identified and capitalized on the opportunities for growth in the logistics and warehousing industries.

Our Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

Further Enhance Our Warehousing and Logistics Capabilities

In response to increasing customer demand and the need for enhanced delivery services, we plan a strategic expansion of our warehousing and logistics operations. Over the next two years, our objective is to increase our warehousing capacity to 1.2 million square feet, targeting the following key regions to improve efficiency and market reach, with an estimated cost of $2.4 million. Specifically, we plan to expand our warehousing capacity in California to meet the demands of the growing Asia-Pacific import and export markets, enhancing our ability to handle higher cargo volumes and support increased trade activities. In New Jersey, we plan to add new distribution centers to streamline operations between the U.S. and Asia, thereby improving our service efficiency across the East Coast and reducing operational costs. Furthermore, in Texas, our strategy includes establishing new logistics hubs in key southern U.S. locations, such as Dallas and/or Houston, to expand our market coverage, capitalize on essential trade routes, and strengthen our regional presence.

Additionally, we expect to spend approximately $400,000 on advanced automated warehousing systems to further increase our operational efficiency. We plan to implement robotics-assisted storage and picking systems across our warehousing facilities to increase efficiency, reduce manual errors, and enhance order processing speed. We are also planning to expand our cold storage capabilities, including 10,000 square feet of freezer storage, to better serve the food and pharmaceutical industries.

This expansion strategy is designed to optimize our logistical operations and align with the growing market demands. We anticipate funding these initiatives through cash inflows from operations, bank borrowings, shareholder contributions, and capital market financing This approach is crafted to ensure financial flexibility and sustainable growth. We are committed to careful planning and effective management of these expansions to leverage market opportunities and better serve our customer base. For more information on the associated risks, please refer to the “Risk Factors — Operational Risks.”

Pursue Global Growth Through Enhanced Logistics Infrastructure and Route Optimization

As part of our strategic initiative to drive sustainable growth, we plan to enhance our logistics infrastructure and optimize key trade routes. The initiative focuses on three main areas with an estimated cost of $9 million for the period from 2025 to 2028:

•        U.S.-China Routes:    We expect to intensify efforts to optimize the U.S.-China trade routes. Expanding our warehouse presence near major U.S. ports and airports will significantly improve logistics timelines, thereby boosting the efficiency and reliability of our services between these critical economic regions. We currently do not expect to build any warehouses or offices, or conduct operations in China.

•        Southeast Asia Expansion:    In a strategic move to tap into new markets and strengthen our supply chain resilience, we plan to expand our operations to key manufacturing hubs across Vietnam, Thailand, and Indonesia. This expansion strategically integrates local manufacturing capabilities with our global distribution networks, enabling us to reach emerging markets that are vital for diversified growth.

•        Domestic U.S. Expansion:    We plan to enhance our warehousing and logistics infrastructure in rapidly growing U.S. areas such as New York, Atlantan, Chicago, Houston, and Dallas, with a specific focus on the e-commerce sector. See “— Our Growth Strategies — Further Enhance Our Warehousing and Logistics Capabilities.” This expansion aims to broaden our comprehensive logistics service coverage, which is essential for keeping pace with the rapid growth of online retail.

We expect these enhancements to improve delivery times, reliability, and customer satisfaction. Funding for this expansion will be strategically sourced from a combination of cash reserves and potential financing options, with careful attention to maintaining financial health and operational flexibility. All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. See “Operational Risks — If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.”

Acquiring Our Container Vessels for Ocean Freight Services and Expanding Our Truck Fleet for Drayage and Delivery Services

As of the date of this prospectus, we do not operate our own container vessels and partner with third-party freight carriers and shipping companies to transport goods from Asia to U.S, facilitating ocean freight services for the first leg of our customers’ merchandise journey. In addition, we partially rely on third-party trucking companies to supplement our existing in-house truck fleet in providing inland drayage services to designated warehouses or distribution centers. While these partnerships have enabled us to expand our service coverage and maintain flexibility, dependence on third parties limits our ability to control costs, secure capacity during peak seasons, and optimize operational efficiency across our logistics chain. See “Risk Factors — Operational Risks — Our dependence on third parties to provide overseas transportation, drayage, and last-mile delivery services may impact the delivery and quality of our transportation and logistics services, and any disruption to these services could result in a disruption to our business, negative publicity, and a slowdown in the growth of our customer base, materially and adversely affecting our business, financial condition, and results of operations.” To address these challenges and enhance our competitiveness, we plan to procure our own container vessels and expand our truck fleet, which we expect to begin implementing following the completion of this offering. The acquisition of container vessels and expansion of our truck fleet will allow us to expand our ocean freight services and port drayage and inland logistics capabilities, ensuring more dependable and cost-effective services for delivery to designated distribution centers, warehouses. We plan to gradually acquire container vessels and expand our truck fleet, with an estimated investment of approximately $6 million in container vessels and approximately $1.5 million in trucks, trailers, and supporting logistics infrastructure, from 2026 to 2028. We plan to use approximately 62% of the net proceeds we receive from this offering for acquiring container vessels and expanding our own truck fleet. See “Use of Proceeds.” We expect to fund the remainder of the capital expenditure through a combination of cash inflows from operations, bank financing, and other potential capital market transactions, depending on market conditions. We recognize that the implementation of this strategy may face challenges, including substantial upfront capital requirements, long lead times for vessel acquisition, and potential difficulties in recruiting and retaining qualified drivers and technical personnel for the trucking fleet. Delays in vessel delivery or budget overruns could also adversely impact the timeline and execution of this strategy. The occurrence of any of the foregoing events may have a material and adverse effect on our business, financial condition, and results of operations. Despite these risks, we believe that acquiring container vessels and building expanding our truck fleet will significantly reduce our reliance on third-party providers, allow us to capture greater value across the supply chain, and strengthen our position as a preferred one-stop logistics service provider for businesses engaged in cross-border trade between East Asia and the U.S.

Pursue Additional Strategic and Financially Attractive Acquisitions

We endeavor to identify, acquire, and integrate businesses that will expand our supply-chain-related warehousing and logistics business, while achieving synergies and generating attractive returns that exceed our cost of capital. Using our disciplined approach to screening and evaluating potential opportunities, we intend to seek strategically and financially attractive acquisition targets that provide us with new capabilities. We have significant internal resources dedicated to tracking potential acquisition prospects which are formally reviewed by senior management on a regular basis. Since we are a fast-growing warehousing and logistics solution provider with a wide network of contacts, we believe we will be an acquirer of choice in our industry and will be able to transact with smaller players at attractive valuations. As of the date of this prospectus, we have not identified or entered into any agreement with any acquisition target.

Corporate History and Structure

Duke System Logistics was incorporated on June 13, 2008 under the laws of the State of California. Duke Shipping was incorporated on October 4, 2023 under the laws of the State of California.

In connection with this offering, we have undertaken a reorganization of our corporate structure in the following steps:

•        on July 29, 2024, we incorporated Duke Holding under the laws of the State of Nevada;

•        on August 5, 2024, Duke System Logistics was acquired by Duke Holding from the original stockholder of Duke System Logistics, Mr. Michael Yang, through a share exchange agreement entered into by and among Duke Holding, Duke System Logistics, and Mr. Yang; and

•        on June 2, 2025, Duke Shipping was acquired by Duke Holding from the original stockholder of Duke Shipping, Mr. Michael Yang, through a share exchange agreement entered into by and among Duke Holding, Duke Shipping, and Mr. Yang.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this IPO based on a proposed number of 1,250,000 shares of common stock being offered, assuming no exercise of the underwriters’ over-allotment option.

____________

Note:

(1)      Represents 31,435,000 shares of our common stock held by Michael Yang as of the date of this prospectus.

(2)      Represents 3,650,000 shares of our common stock held by One Supreme Limited as of the date of this prospectus.

(3)      Represents an aggregate of 6,915,000 shares of our common stock held by ten stockholders, each holding less than 5% of shares of our common stock, as of the date of this prospectus.

For details of our principal stockholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Stockholders.”

Our Business Model

We currently generate revenue from the following principal sources:

•        3PL Logistics Services.    Our 3PL services support customers importing goods into the U.S. primarily from East Asia, covering key areas including transportation, warehousing, inventory management, order fulfillment, and distribution. While our one-stop services span a broad range of logistics capabilities, we recognize revenue from three primary sources for accounting purposes. First, our transportation services include shipping and drayage arrangements that we purchase from freight carriers and resell to customers. In particular, we provide (i) ocean freight services, which are conducted in collaboration with major freight carriers such as Cosco Shipping, SM Line, and HMM, which facilitate the efficient and reliable transportation of goods from Asia to U.S. ports, and (ii) drayage services, which provide expedited container handling and short-distance transportation from the port to local distribution centers. Revenue from transportation services is generated by reselling these services to our customers, with service fees typically ranging from $50 to $100 on top of the price charged by the service provider for each service. Second, we generate warehousing service revenue through our warehouse management solutions, which include inventory management, order fulfillment, and storage. Fees for these services, typically ranging from $0.50 to $130,000.00 per service, vary based on specific customer needs and factors, such as load type, the total number of stock keeping unit (“SKU”) count, weight, volume, storage duration, and delivery distance. Finally, other services primarily consist of customs brokerage, where we work closely with customers to ensure that proper documentation, taxes, and duties are filed with the relevant authorities. We receive brokerage fees, typically ranging from $50 to $100 per service, depending on the volume of items declared. Duties and taxes collected form the customer and paid to the customs agent on behalf of the customers are excluded from revenue.

•        Integrated Shipping Services.    Through Duke Shipping, one of our subsidiaries, we have served as a designated U.S. shipping facilitator for non-U.S.-based ocean carriers. Our services are tailored to help these international carriers to comply with U.S. regulations and operate efficiently in U.S. ports. We provide assistance at all stages of port entry and cargo discharge, including preparation for U.S. entry, coordination of vessel berthing and port formalities, pilotage and towage services, port charge processing, and container release and tracking. We receive service fees, net off vendor cost, typically ranging from $20,000 to

$100,000 per vessel call, depending on the vessel size, cargo volume, number of containers handled, and the level of documentation or coordination required. We act as a principal to provide those services. We also generate commission income from demurrage and detention charges applied to late-returned or uncollected containers.

•        E-commerce Business.    Our e-commerce business leverages our logistics capabilities to operate a cross-border e-commerce operation. We source a selection of consumer goods from suppliers in the PRC and arrange for their shipment to the U.S., where the products are sold on third-party platforms such as Amazon. We primarily focus on merchandise categories that are popular among U.S. consumers, including toys, household items, lifestyle products, and general merchandise. Our revenue from this business is generated based on the price difference between the product’s acquisition cost in the PRC and its sales price in the U.S. We manage procurement, transportation, warehousing, listing, and fulfillment activities internally, enabling us to optimize costs and enhance delivery efficiency.

The following tables present our revenue and gross profit for the years ended December 31, 2024 and 2023 and the six months ended June 30, 2025 and 2024. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

	Revenue		Gross Profit
	Year Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
3PL Logistics Services	$11,204,925	$6,984,810	$2,212,898	$2,026,444
Integrated Shipping Services	48,045,772	—	2,809,196	—
E-Commerce Business	1,128,984	996,088	78,329	144,020
Total	$60,379,681	$7,980,898	$5,100,423	$2,170,464
	Revenue		Gross Profit
	Six Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
3PL Logistics Services	$4,439,792	$4,631,371	$490,466	$956,670
Integrated Shipping Services	34,719,501	12,067,551	2,311,562	696,399
E-Commerce Business	81,005	594,270	(16,016)	96,307
Total	$39,240,298	$17,293,192	$2,786,012	$1,749,376

3PL Logistics Services

Founded in 2008, Duke System Logistics, one of our subsidiaries, has been dedicated to the 3PL market for over 15 years. 3PL, or third-party logistics, refers to the outsourcing of logistics and supply chain management functions to a specialized external provider, helping businesses streamline various logistics operations, such as warehousing, inventory management, order fulfillment, transportation, and distribution.

As a dedicated 3PL service provider, we deliver comprehensive, end-to-end logistics services for customers importing goods from foreign markets, primarily from East Asia, for sale in the U.S. While our one-stop services encompass a wide range of logistics capabilities, we recognize revenue primarily from three key sources for accounting purposes:

•        transportation services:    including coordination and resale of freight and drayage services, where we source directly from third-party carriers and provide customers with reliable transportation solutions;

•        warehousing services:    covering both inventory management and order fulfillment, as well as secure storage solutions, ensuring optimized stock handling and efficient order processing; and

•        other services:    primarily including customs brokerage services to support smooth import clearance and regulatory compliance.

We are committed to becoming the preferred logistics partner for businesses operating between Asia and the U.S. Our 3PL logistics services span the entire supply chain spectrum and operational flow, as outlined blow, from (i) Ocean Freight Services, to (ii) Port and Drayage Services, and finally, and to (iii) Warehousing and Last-Mile Delivery. This end-to-end approach allows our customers to manage their supply chains more efficiently and reliably.

Services and Operational Flow

Ocean Freight Services

As of the date of this prospectus, we do not operate our own container vessels and partner with major freight carriers and shipping companies to transport goods from Asia to U.S, facilitating ocean freight services for the first leg of our customers’ merchandise journey. Specifically, we collaborate with ocean carriers, such as Cosco Shipping, SM Line and HEDE, enabling us to provide robust ocean transport solutions tailored for retailers, e-commerce sellers, and distributors in the U.S. Our services are designed to optimize the logistical process from major ports in the PRC, including those in Guangzhou, Ningbo, and Shanghai, directly to U.S. ports of entry, such as in Los Angeles and Chicago, and then to inland distribution points, with an average transit time of approximately 13 days from port of loading to port of discharge in Los Angeles. This express service is highly valued by e-commerce platforms, such as Temu and Alibaba, for its efficiency and reliability. Our partner ocean carriers include, but not limited to, HEDE, Cosco Shipping, Maersk, SM Line.

Port and Drayage Services

Our port and drayage services provide streamlined logistics solutions to enhance the efficient movement of containers from ships to shore and onward to local storage facilities and distribution channels. For example, we partner with the West Basin Container Terminal LLC (“WBCT”) at the Port of Los Angeles, which is a major container shipping hub, to provide customized services for U.S. importers that enhance container handling efficiency. Our offerings include: (i) on-wheel container services for prompt pickup upon vessel arrival; (ii) a dependable supply of private chassis to avoid delays due to equipment shortages; (iii) access to designated gates that accelerate truck turn times, reducing entry and exit wait times; and (iv) leveraging the port’s no-appointment-needed policy for full container pickup and return, allowing truckers to drop off or retrieve containers without pre-scheduled time slots, thereby greatly enhancing operational flexibility. Through this collaboration, we’ve been able to achieve a turnaround time of under 25 minutes, enabling us to handle container pickups and deliveries more efficiently. This accelerates market access for imported goods and optimizes the critical first leg of our customers’ supply chains.

Our port services also include the handling of customs clearance, ensuring that all goods are cleared legally and swiftly for entry into the domestic market. We have established a long-term partnership with a third-party customs brokerage service provider to assist our customers in complying with all applicable regulatory requirements. Our services help customers clear cargo with the U.S. Customs and Border Protection (the “CBP”), including documentation collection, valuation review, product classification, electronic submission of cargo information to customs, and the collection and payment of duties, tariffs, and fees. Our team works together with our customers to ensure that all necessary documentation is complete and accurate, and all fees and taxes are paid on time.

Our drayage services ensure the efficient transportation of shipping containers from ports to distribution hubs, including our own warehouse, Amazon fulfillment centers, and other retailers’ distribution centers. For e-commerce merchants planning to sell on platforms such as Amazon, we facilitate direct delivery of their goods to Amazon fulfillment centers and similar retailer distribution centers, following specific preparation guidelines. Alternatively, some customers may choose to store their goods in our warehouses while awaiting orders for delivery to end consumers. In such cases, we provide transportation services to move these goods to our facilities, along with comprehensive warehousing management and order fulfillment services. See “— Logistics Operations — Services and Operational Flow — Warehousing and Last-mile Delivery Services.” In order to maintain high service efficiency and adapt flexibly to large volumes of shipments, we collaborate with third-party trucking companies to enhance our drayage services. This strategic approach not only enhances our responsiveness to the dynamic needs of our customers but also ensures the reliability and continuity of their supply chain operations.

Warehousing and Last-mile Delivery Services

Our warehousing and last-mile delivery services are designed to meet the unique demands of e-commerce merchants who outsource their warehouse management and order fulfillment to us so they can focus more on their core functions and growth. We offer these services at competitive rates, tailored to each customer’s specific needs. We have a team of experienced professionals who handle these tasks efficiently and effectively, ensuring that our customers’ products are handled, stored, and delivered in the most effective manner.

Our local warehouse infrastructure is strategically located at the Port of Los Angeles to leverage the high volume of economic activity and direct access to this important port of arrival. As of the date of this prospectus, we operate a single warehouse in Ontario, California, offering approximately 141,940 square feet of warehousing space. This warehouse is equipped with essential logistics assets, including automated sorting systems, forklifts, pallets, and trays, capable of managing a wide range of goods, from small packages to bulky items such as furniture and large home appliances. The facility also features advanced security systems and real-time scanning technology, ensuring safe storage and efficient inventory management. These technologies allow for real-time tracking and analytics, enabling us to deliver reliable warehousing and comprehensive logistics solutions for cross-border e-commerce merchants. In addition to our self-operated warehouse, we also provide warehousing services to our customers through third-party partner warehouses in other key U.S. logistics hubs, including Chicago and Atlanta. These partner facilities have enabled us to offer flexible, scalable warehousing and distribution solutions tailored to our customers’ geographic and operational needs. This blended model of owned and partner-operated facilities expands our effective service footprint beyond Southern California, enabling us to serve customers across multiple regions of the United States. In the future, we plan to expand our warehouse network to meet market demands while positioning us for future growth and scalability. See “— Our Growth Strategies — Further Enhance Our Warehousing and Logistics Capabilities.”

All inventory details are meticulously recorded when goods arrive at our warehouse. Our warehouse, with a capacity of 141,940 square feet strategically located in the West Coast, is supported by advanced technologies and systems. This includes sophisticated automated storage and retrieval systems that enhance our handling of a diverse range of goods — from small parcels to bulky furniture and large appliances — catering to the varied requirements of our customers’ products. We provide a comprehensive array of warehouse management and last-mile delivery services, including (i) product storage and retrieval, (ii) packing and labeling, (iii) kitting and repackaging, (iv) order assembly and load consolidation, (v) inventory management, and (vi) other value-added services. In addition, our partnerships with courier service providers, such as UPS, FedEx, and USPS, enable precise and timely last-mile delivery, ensuring that products reach end consumers quickly and reliably. Our warehouse management system is integrated with robust delivery solutions to enhance operational efficiency and customer satisfaction. Our warehousing and last-mile delivery services are essential for supporting cross-border e-commerce operations and meeting our customers’ dynamic demands.

We generate revenue by charging service fees for our warehousing and last-mile delivery services, with rates typically ranging from $15 to $36 per service. These fees vary based on the specific services our customers select and are influenced by various factors such as load type, the total number of SKUs, weight, volume, storage duration, and delivery distance. Additionally, we collect delivery fees for services provided third-party couriers, including UPS, FedEx, and USPS. Our longstanding partnerships with these logistics service providers have enabled us to offer competitive and reasonable delivery rates. By leveraging the volume and size of the packages we manage, we consolidate smaller shipments to reduce transportation costs for our customers. We are committed to transparent pricing, ensuring that our customers have a clear understanding of the fees they will incur. Typically, fees range from $9.00 to $25 for delivering a package to end consumers.

Overall, for the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, our revenue from the 3PL logistics services was $4,439,792, $11,204,925, and $6,984,810, respectively, accounting for 11%, 19%, and 88% of our total revenue for the respective years.

Integrated Shipping Services

Based on our extensive experience in 3PL logistics services and our long-standing relationships with international shipping lines, we have identified strong market demand for integrated shipping services in the U.S. maritime sector. Starting from April 2024, we decided to offer integrated shipping services through Duke Shipping, one of our subsidiaries, drawing on and complementing our prior expertise in ocean freight coordination and port-related services previously provided under our 3PL logistics operations.

Duke Shipping has served as a designated U.S. shipping facilitator for non-U.S.-based carriers and focuses on port and cargo operations for international shipping lines entering and operating in the U.S. market. The U.S. maritime industry is highly regulated, involving complex coordination among federal agencies, port authorities, and private service providers. For international carriers, navigating these requirements — ranging from port formalities to cargo delivery — can be challenging without a local representative. As a designated U.S. shipping facilitator, Duke Shipping assists these carriers by managing key aspects of their vessel operations and regulatory compliance. We act as a principal to provide a comprehensive package of integrated shipping services, as detailed below.

As part of our integrated shipping services, we assist our carrier customers with legal, technical, and commercial preparations for launching their vessel operations in the U.S. For example, we help our customers identify suitable terminals at U.S. ports, where their vessels can dock and discharge containers. We communicate with the terminal operators on behalf of our customers and support the negotiation of service terms and contracts, which may include matters such as berth availability, container handling, storage space, and turnaround expectations. In addition, we help our carrier customers select and engage chassis service providers, which are essential for container transportation following cargo discharge. We assist our customers in obtaining their Vessel Operating Common Carrier (“VOCC”) licenses from the FMC and registering their vessels with the appropriate U.S. authorities. We also help carriers establish a compliant and efficient operational framework, which includes developing standard operating procedures, optimizing internal liner systems, and conducting electronic data interchange testing to ensure effective information exchange with ports, customs, and other parties. In addition, we support the setup of billing and collections workflows and assist with registration and implementation of the Uniform Intermodal Interchange Agreement (“UIIA”), which authorizes trucking companies to pick up and return containers on behalf of the carriers.

Once a carrier’s vessel arrives at a U.S. port, we serve as the carrier’s authorized facilitator, managing all aspects of the vessel’s arrival, port stay, and departure. Our port services begin with pre-arrival coordination, including securing berth allocations, confirming docking schedules, and arranging pilot services to ensure timely and safe navigation into the port. We manage all arrival and departure formalities and coordinate required services such as pilotage, towage, and mooring, in accordance with applicable regulations, including those of California Air Resources Board. During the vessel’s stay at port, we liaise with shipowners and bunker suppliers to arrange fuel delivery. On the administrative side, we handle all reporting and filing obligations with the CBP. We also assist in calculating and processing the payment of port-related charges, including pilotage, towage, and port fees. Overall, our port services are structured to ensure compliance with regulatory requirements, reduce port-related delays, and facilitate efficient vessel turnaround, thereby helping carriers maintain uninterrupted schedules and operational continuity.

Furthermore, we provide liner services to support cargo discharge coordination, container release, and documentation. Specifically, this includes filing Automated Manifest System data with the CBP, resolving any data discrepancies, and generating and delivering shipment arrival notices to consignees and logistics partners. We also review vessel discharge plans and submit container loading and positioning information to the CBP to ensure alignment with customs requirements. During the discharge process, our team monitors container handling to verify that containers are correctly offloaded and assists in resolving any issues that may arise, such as container damage. In addition, we are actively involved in post-discharge operations, which include managing the release of containers for pickup, coordinating with truckers through UIIA registrations, and overseeing the use and return of chassis equipment. We track container and chassis usage, calculate and manage charges for demurrage and detention, and follow up on equipment that is overdue or unreturned. We also handle equipment damage claims, manage the inventory and repositioning of empty containers, facilitate the handling of export returns, and support resolution of disputes related to billing or container delays. These services help ensure that cargo is delivered efficiently and that the carrier’s operations in the U.S. remain organized and compliant with commercial and regulatory requirements.

We generate revenue from our integrated shipping services primarily from cross-border ocean freight solutions, including port services and commission-based earnings from demurrage and detention fees. We act as a principal to provide comprehensive services including cargo unloading, pilotage, towage, tugboat assistance, cleaning services and coordination of final destinations. Revenue is recognized over the service period, reflecting the Company’s fulfillment of its obligations. In addition, we receive commission income based on demurrage and detention charges applied to containers that are not picked up or returned within the agreed time period. These commissions are generally 4% of demurrage charges and 10% of detention charges, and are recognized when such charges are finalized and payable by the consignee or cargo owner.

As we began providing integrated shipping services in 2024, we are still in the early stages of developing this line of business. Although we believe we are well-positioned to scale our integrated shipping services to additional international carrier customers, as of the date of this prospectus, we provide such services exclusively to a single international carrier customer, which accounted for approximately 88% and 80% of our total revenue for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. This significant customer concentration exposes us to substantial risk in the event of any contract termination, volume reduction, operational disruption, or deterioration in our commercial relationship with this customer. Any such adverse development could materially and adversely affect our business, financial condition, and results of operations. See “— Customers” and “Risk Factors — Operational Risks — Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations.”

Overall, our integrated shipping services help international carriers operate in the U.S. with improved compliance, greater operational efficiency, and cost control. By coordinating vessel operations, port formalities, cargo handling, and customer communications, we provide comprehensive local support to our carrier customers. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, our revenue from integrated shipping services was $34,719,501, $48,045,772, and nil, respectively, accounting for 88%, 80%, and nil of our total revenue for the respective periods.

E-Commerce Business

We also operate an e-commerce business that leverages our logistics infrastructure and supply chain capabilities to conduct cross-border e-commerce. We source a selection of consumer goods from suppliers in the PRC and arrange for the shipment of those products to the U.S., where they are sold through established third-party e-commerce platforms, including Amazon, Walmart, and Wayfair. Our e-commerce business primarily focuses on toy products that are popular among U.S. consumers, including children’s slides, toy storage, and toy cars. We manage the full operational cycle of this business internally, including procurement, international transportation, warehousing, product listing, and order fulfillment, which enables us to control costs, improve delivery times, and enhance customer satisfaction. We generate revenue from this segment based on the price difference between the acquisition cost of the products in the PRC and their selling price in the U.S. For the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, our revenue from the e-commerce business was $81,005, $1,128,984, and $996,088, respectively, accounting for 0.2%, 1.9%, and 12.5% of our total revenue for the respective periods.

Customers

Our customers consist primarily of major cross-border merchants dealing in consumer goods, food, and personal protective equipment, as well as overseas vessel carriers launching or operating services to the United States. These customers typically source their products from the PRC and supply them to retailers like Costco, Walmart, Target, Amazon, and hospitals in the U.S. Some also operate their own e-commerce stores aiming to sell in the U.S. market but often lack access to the warehousing and logistics resources in the U.S. Leveraging our expertise and connections in the PRC, we are primarily targeting cross-border merchants who source goods from the PRC and resell them in the U.S. market.

While we are expanding our international customer base in countries such as Vietnam, Thailand, and Indonesia, our PRC customers continue to make up the majority of our revenue. Specifically, we derived approximately 94%, 87%, and 17% of our revenue from our PRC customers for the six months ended June 30, 2025 and the years ended December 31, 2024 and 2023, respectively. As of June 30, 2025 and December 31, 2024 and 2023, we had an active customer base of 51, 138, and 68, respectively. During the six months ended June 30, 2025 and the year ended December 31, 2024, our largest customer, HEDE, an international ocean carrier to whom we exclusively provided our integrated shipping services, contributed approximately 88% and 80% of our total revenue, respectively. For the year ended December 31, 2023, our largest customer represented approximately 40% our total revenue. As of June 30, 2025, four customers accounted for approximately 46%, 13%, 12%, and 12% of our accounts receivable, respectively.

As of December 31, 2024, four customers accounted for approximately 28%, 26%, 16% and 11% of our accounts receivable, respectively. As of December 31, 2023, four customers accounted for approximately 16%, 15%, 13% and 10% of our accounts receivable, respectively. Over the same period and years, no other customers represented more than 10% of our total revenue or accounts receivable. See “Risk Factors — Operational Risks — Our largest customers generate a significant portion of our revenue, including a single integrated shipping service customer that accounted for a substantial majority of our total revenue in 2024, and our business may rely on one or more suppliers that account for more than 10% of our total purchases, and the loss of business from any of our top customers and any material interruptions with our key suppliers may have an adverse effect on our business, financial condition, and results of operations.”

As an example of a typical transaction, under a transportation and fulfillment services agreement between Duke System Logistics, one of our subsidiaries, and a logistics service customer (the “Customer”), Duke System Logistics agrees to provide a range of customized transportation and fulfillment services, including (i) import inventory management, (ii) warehousing and distribution, (iii) return management, (iv) air drop shipping, (v) sea drop shipping, (vi) end-to-end freight services, and (vii) first-leg freight services. Pursuant to the agreement, the Customer is required to: (a) submit requests for one or more of these services through Duke System Logistics’ portal or via email, (b) ensure that the goods to be shipped are not prohibited or restricted under applicable U.S. laws and are neither counterfeit nor infringe upon third-party intellectual property rights, and (c) pay Duke System Logistics’ service fees as outlined in the agreed-upon pricing schedule, unless modified by mutual written agreement. Monthly invoices are issued to the Customer by the fifth of each calendar month, based on the activities of the previous month, including supporting documentation. The Customer is required to make payment within 25 days of the invoice date. The agreement has an initial term of one year and can be renewed upon mutual consent of both parties. Either party may terminate the agreement, with or without cause, by providing 60 days’ prior written notice to the other party. Additionally, either party has the right to terminate the agreement immediately if (x) a material breach of the agreement occurs and is not cured within 30 days of receiving written notice, or (y) a change of control occurs, such as a merger, acquisition, legal restructuring, or asset change, that results in the inability to fulfill the terms of the agreement in a timely manner.

Under a typical integrated shipping service agreement dated October 17, 2024, between Duke Shipping, one of our subsidiaries, and HEDE (the “Carrier”), Duke Shipping is appointed as the Carrier’s service provider in the U.S. to manage vessel-related logistics and port operations, including supervising berthing and equipment turnaround, overseeing inward and outward container clearance, arranging customs formalities, preparing and issuing delivery documents, coordinating with terminal operators and third-party vendors, and ensuring compliance with applicable tariffs and port regulations. Duke Shipping is authorized to enter into contracts, issue shipping documentation, and designate sub-service providers as needed to perform these duties. The Carrier is responsible for providing necessary instructions, equipment, and bills of lading, and agrees to pay service fees according to a separate schedule set forth in the agreement, with payment due within 15 days from the date of the advance invoice. The agreement remains effective for a fixed term of 36 months from October 17, 2024 to October 16, 2027, and may be terminated earlier by either party upon 90 days’ prior written notice, or immediately in cases where either party enters into liquidation (whether compulsory or voluntary), or enters into a debt settlement arrangement with its creditors or has a receiver appointed over all or any part of its assets, or engages in conduct that is materially prejudicial to the business.

Suppliers

We closely collaborate with marine terminal operators, such as WBCT, and ocean freight carriers and courier service providers, including Cosco Shipping, SM Line, HMM, and HEDE, enabling us to provide integrated shipping services and 3PL logistics services that meet the diverse needs of our customers. Our comprehensive shipping, warehousing, and logistics solutions involve key suppliers including (i) marine terminal operators; (ii) freight carriers and shipping companies who facilitate the ocean and airline transportation of goods from foreign countries to the U.S.; (iii) our warehouse landlord who lease warehousing facilities to us; (iv) software providers who license our use of the WMS software and systems; and (v) third-party logistics service providers, such as FedEx, USPS, Amazon Shipping, and UPS, that deliver products/goods from our warehouses to end consumers. We have established stringent procedures for selecting these independent third-party logistics providers, which include detailed evaluations of their pricing, service quality, operating history, fleet condition, reliability, and availability, ensuring alignment with our growth objectives and commitment to service excellence.

For example, under a terminal services agreement dated August 31, 2024 entered into by and between WBCT, a marine terminal operator that is our largest supplier, and Duke Shipping, WBCT agrees to provide container handling, terminal operations, and related port services to support vessel operations for Duke Shipping’s international carrier customers at the Port of Los Angeles. Pursuant to the agreement, Duke Shipping is required to prepay WBCT for services rendered prior to each vessel operation, based on operational estimates, and reimburse all fees in accordance with a detailed rate schedule that includes container throughput, accessory charges, and labor surcharges, subject to periodic adjustments based on union wage rates and consumer price index. The agreement includes an annual rate adjustment mechanism tied to labor and utility cost changes and provides for revisions in the event of major operational or volume changes. The agreement remains in effect through June 27, 2026, unless earlier terminated in accordance with applicable terms or amended by mutual consent.

Our largest supplier accounted for 72% of our total purchases for the six months ended June 30, 2025. Our largest supplier accounted for approximately 69% of our total purchases for the year ended December 31, 2024. Our top three suppliers accounted for 22%, 19% and 11% of our total purchases, respectively, for the year ended December 31, 2023. As of June 30, 2025, two suppliers accounted for 72% and 12% of our total balance of accounts payable, respectively. As of December 31, 2024, one supplier accounted for approximately 83% of our total balance of accounts payable. As of December 31, 2023, three suppliers accounted for 20%, 15% and 10% of our total balance of accounts payable, respectively. Over the same period and years, no other suppliers accounted for more than 10% of our total purchases or accounts payable.

Competition

The warehousing and logistics industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years and few leading companies. We believe that our ability to compete effectively for customers depends upon many factors, including the quality and variety of services offered in our warehousing and logistics business, our strong relationships with PRC customers, the efficiency and agility of our technology platforms, and our ability to recruit and retain talents with industry expertise. We believe that we are well-positioned to effectively compete in the warehousing and logistics industry based on the factors listed above. Some of our current or future competitors, however, may have longer operating histories, greater brand recognition, or greater financial, technical, or marketing resources than we do. For a discussion of risks relating to competition, see “Risk Factors — Economic, Political, and Market Risks — We face competition in the market for warehousing and logistics activities, and we expect competition from existing competitors and other companies that may enter the market or introduce new solutions in the future, which may decrease our net revenue.”

Technology and Intellectual Property

The success of our business depends on our technologies. We have licensed our WMS software from a third-party software provider, which serves as a comprehensive solution for warehouse and logistics management. This WMS software enables our customers to place and track orders, manage inventory, and access real-time shipment updates, thereby enhancing both our productivity and operational efficiency. As of the date of this prospectus, the WMS System includes eight core modules: Customer Management, Product Management, Inbound, Transfer Orders, Outbound, Warehouse Operations, Document Center, and Finance Management.

•        Customer Management.    The Customer Management module is designed to maintain and update the customer database, including contact details, addresses, and other relevant customer information.

•        Product Management.    The Product Management module provides a real-time listing of all products handled or serviced, with continuous updates as inventory changes occur.

•        Inbound Management.    The Inbound module manages pre-alerts for incoming shipments, oversees the receipt of inbound goods, and generates related reports.

•        Transfer Orders.    The Transfer Orders module facilitates the rapid execution of in-and-out transfers initiated by customers for efficient warehouse operations.

•        Outbound Management.    The Outbound module automatically syncs orders from various platforms into the WMS system, allowing warehouse staff to pick, pack, and dispatch goods through UPS, FedEx, or other last-mile delivery providers.

•        Warehouse Operations.    The Warehouse Operations module serves as a centralized platform for general warehouse management, including layout planning, space utilization, and real-time operational updates.

•        Document Center.    The Document Center module functions as a repository for all relevant logistics documents, such as pre-alerts, arrival notices, packing lists, bills of lading, outbound orders.

•        Finance Management.    The Finance Management module provides a real-time dashboard for managing quotations, billing, invoicing, and account statements to support financial tracking and reporting.

As of the date of this prospectus, we own two domain names, including (i) www.dukesystem.com and (ii) www.dukeholding.com, and do not have trademarks registered with the U.S. Patent and Trademark Office. We regard our domain names, trade secrets, and similar intellectual property as critical to our success. We rely on confidentiality and non-disclosure agreements to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

Employees

As of June 30, 2025, we had 21 full-time employees. The following table sets forth the number of our full-time employees as of June 30, 2025:

Function:	Number
Warehousing and Logistics	3
Management and Operations	5
Customer Services	8
Technology	1
Accounting	4
Total	21

We enter into employment contracts and standalone confidentiality and non-compete agreements with our full-time employees to establish clear terms and expectations of employment and protect our sensitive and confidential information.

In addition to our full-time employees, we also hired approximately 11 independent contractors as of June 30, 2025. These contract workers serve as our supplemental workforce, primarily responsible for warehouse labor, security and cleaning.

We believe that we maintain a good working relationship with our employees, and we have not experienced material labor disputes in the past. None of our employees is represented by a labor union.

Governmental Regulations

Our industry is subject to regulation and supervision by several governmental authorities.

Operations

We do not believe that current U.S. governmental regulations impose significant economic restraint upon our business operations. A number of U.S. federal, state, and local laws and regulations affect our business, including those relating to our sales, operations, transportation of goods, warehouse maintenance, financing, insurance, and employment practices. The regulatory bodies that regulate our business include, but not limited to, the FMC, the CBP, the DHS, the OSHA, the Consumer Financial Protection Bureau, and the DOT. For example, the shipping of goods by sea is regulated by the FMC. Our Company is licensed by the FMC to operate as an OTI. As a licensed OTI, we are required to comply with several regulations, including the filing of our tariffs. Further, the DHS regulations applicable to our customers that import goods into the U.S. and our contracted ocean carriers may impact our ability to provide and/or receive services with and from these parties. Enforcement measures related to violations of these regulations can slow and/or prevent the delivery of shipments, which may negatively impact our operations. Moreover, the OSHA implements and enforces safety and health regulations in the workplace, which provide standards applicable to both general industry and specific to the warehousing industry, such as standards for, among other things, proper storage of materials, use of material handling equipment, and employee training. Furthermore, as we are involved in the transportation of goods, we must comply with the DOT regulations regarding driver qualifications, vehicle maintenance, and hours of service. Additionally, as with other warehousing and logistics companies, we are required to follow federal and state employment laws, which cover important aspects such as minimum wage, overtime pay, and anti-discrimination policies, among other things. We are also required to comply with local zoning ordinances and building codes, which may specify the permissible locations for our facilities and the safety standards that must be adhered to. We confirm that, as of the date of this prospectus, each of our subsidiaries has obtained a valid business license or permit required for its operations. To the best of our knowledge, we are not obliged to obtain any other approvals, licenses, or permits from any federal, state, or local authorities to conduct our business, nor have we received any notice requesting such approvals, licenses, or permits from these authorities. However, it is uncertain whether we will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving federal or state laws and regulations, and whether we will be able to obtain such approvals, licenses, or permits on a timely basis. Failure to do may results in a material change in our operations, and the value of our common stock could deprecate significantly or become worthless.

Environmental

We are subject to federal, state, and local environmental laws and regulations, such as the National Environmental Policy Act, the Resource Conservation and Recovery Act, the California Environmental Quality Act, and the California Integrated Waste Management Act. These laws and regulations cover a variety of processes, including proper storage, handling and disposal of waste materials, appropriately managing wastewater and stormwater, and communicating the presence of reportable quantities of hazardous materials to local responders. Compliance with these laws and regulations has minimal impact on our business, since our warehouse inventory does not contain reportable quantities of toxic or hazardous materials or liquid waste. We have complied with regulation requirements by properly disposing of foam, plastic, and cardboard packing material, and working with our local waste management services. Moreover, we regularly communicate with our customers to ensure that we are aware of the contents of their goods stored in our warehousing, especially for inventory that is to be disposed of. As of the date of this prospectus, we have not received any inquiry, notice, or sanction regarding non-compliance with any environmental laws or regulations from any federal, state, or local regulatory authority.

Facilities

Our principal executive offices are located in 5150 S Archibald Avenue, Ontario, California 91762, where Duke System Logistics, one of our subsidiaries, leases office space and a warehouse (the “Premises”) from an independent third party (the “Landlord”) pursuant to a lease agreement, with an area of approximately 141,940 square feet, with a lease term from April 1, 2021 to April 30, 2028, and average monthly rent of approximately $130,000. According to the lease agreement, the lease agreement has a term of 85 months and is renewable upon mutual consent of the parties. In addition, the Landlord may terminate the lease in the event of a casualty, such as a fire, earthquake, or any other sudden, unexpected, or unusual event, if, in its reasonable opinion, the Premises are so severely damaged that repairs cannot be completed within 270 days after the later of the date of damage or the date when all necessary tenants vacate portions of the Premises to allow repairs to commence. Termination is also allowed if (i) the damage is not covered by insurance, (ii) insurance proceeds are insufficient, (iii) the estimated repair costs exceed 50% of the replacement cost, or (iv) the damage occurs within the last 18 months of the lease term, provided however, that the Landlord is required to provide written notice to Duke System Logistics of its decision to terminate the lease within 60 days after such casualty.

We believe that the office and warehouse that we currently lease are adequate to meet our needs for the foreseeable future.

Insurance

We maintain workers compensation and employers’ liability insurance for our directors, senior management, and full-time employees in the California offices and warehouse. In addition, we maintain automobile liability insurance for owned, hired, and non-owned vehicles. We also maintained commercial general liability insurance to cover bodily injury and property damage claims, as well as cargo and warehouse insurance for the facilities operated and managed by us. We do not maintain directors and officers’ liability insurance, or general third-party liability insurance. Our management evaluates the adequacy of our insurance coverage from time to time and purchase additional insurance policies as needed. We believe the current insurance coverage we maintain is in line with the industry.

Seasonality

We experience seasonality in our business, mainly correlating to the seasonality patterns associated with the e-commerce and logistics and supply chain industries in the U.S. With our fiscal year ending on December 31, we typically record a relatively higher revenue in the second and fourth quarters, primarily due to holiday seasons and summer revenue, respectively. We may experience capacity and resource shortages in our warehousing and order fulfillment services during the period such seasonal surge occurs in our business. On the other hand, activity levels across our business lines are typically lower in the first and third quarters of each year, primarily due to relatively weaker consumer spending and decreased availability of delivery personnel and warehouse staff during these periods. As a result, our financial condition and results of operations for future periods may continue to fluctuate, and the trading price of our common stock may fluctuate from time to time, due to seasonality.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceeding that, in the opinion of our management, is likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

Name	Age	Position(s)
Michael Yang	51	Chief Executive Officer, Director, and Chairman of the Board of Directors
Ning (Winnie) Xiao	42	Chief Financial Officer and Director Appointee*
Huafeng (Roger) Zhang	49	Chief Operating Officer
[•]	[•]	Independent Director Appointee*
[•]	[•]	Independent Director Appointee*
[•]	[•]	Independent Director Appointee*

____________

*        Ning (Winnie) Xiao, [•], [•], and [•] have accepted appointments to be our directors, effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers, directors, and director appointees:

Mr. Michael Yang has served as our Chief Executive Officer since August 2024 and our Chairman of the Board of Directors since October 2025, leveraging over 20 years of experience in logistics and supply chain management to lead our strategic initiatives and operational expansion. As the founder of Duke System Logistics, Mr. Yang has served as the company’s chief executive officer since August 2008, responsible for the management of day-to-day operations and high-level strategizing and business planning. Prior to founding Duke System Logistics, Mr. Yang served as a senior manager of logistics at American Chung Nam, the world’s largest container exporter, from February 2002 to August 2008, where he contributed extensive expertise in logistics coordination, export operations, and supply chain management. Mr. Yang received his MBA degree from Baldwin Wallace University in May 2021 and his bachelor’s degree in Communication from Xiamen University in July 1997.

Ms. Ning (Winnie) Xiao has served as our Chief Financial Officer since August 2024 and our director since October 2025, bringing extensive experience in project management, financial operations, and strategic leadership to our team. Since September 2008, Ms. Xiao has served as the chief financial officer of Duke System Logistics, responsible for company’s overall financial management and internal control. From April 2021 to January 2024, Ms. Zhang served as the chief financial officer of Ants Logistics Inc., where she was responsible for financial reporting, record keeping, cost analysis, and budgeting, further honing her expertise in the logistics sector. Additionally, from April 2021 to April 2022, Ms. Xiao served as an accountant at Management M LLC, where she focused on franchise management and financial record-keeping. Ms. Xiao received her bachelor’s degree in Business Administration with a concentration in Accounting from California State Polytechnic University, Pomona, in 2008.

Mr. Huafeng (Roger) Zhang has served as our Chief Operating Officer since October 2025. Mr. Zhang has over a decade of experience in logistics and shipping, with a focus on shipping agency operations and international trade support. Since March 2024, Mr. Zhang has served as the chief operating officer of Duke Shipping, where he leads the team in providing day-to-day shipping agency services to foreign vessels calling at U.S. ports. From December 2021 to March 2024, Mr. Zhang served as the chief owner’s representative in Los Angeles at Transfar Shipping PTE LTD, where he was responsible for off-dock program coordination and liaison with terminal operators. From September 2019 to December 2021, Mr. Zhang served as a sales manager at the OEC Group (Los Angeles office), where he managed and led the local sales team to achieve the company’s revenue growth targets. Mr. Zhang received his bachelor’s degree in English Language and Literature from Shandong University in 1997.

Family Relationships

There is no family relationship among any directors, executive officers, or persons nominated to become directors or executive officers.

Controlled Company

Upon completion of this offering, Mr. Michael Yang, our Chief Executive Officer and Chairman of the Board of Directors, is expected to beneficially and indirectly own approximately 72.68% of the aggregate voting power of our outstanding common stock shares, assuming the sales of 1,250,000 shares of common stock we are offering, and no exercise of the underwriters’ over-allotment option, and thus have the ability to determine all matters requiring approval by our stockholders. As a result, we may be a “controlled company” within the meaning of the Nasdaq listing rules. If we are a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Leadership Structure and Risk Oversight

Currently, Mr. Michael Yang serves as our Chief Executive Officer and Chairman of the Board of Directors. The board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our board of directors believes it is in the best interest of our Company to make that determination based on the position and direction of our Company and the membership of the board of directors.

Our board of directors actively manages our risk oversight process and receives periodic reports from management on areas of material risk to our Company, including operational, financial, legal, and regulatory risks. The committees of the board of directors will assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee will assist the board of directors with its oversight of our major financial risk exposure. The compensation committee will assist the board of directors with its oversight of risks arising from our compensation policies and programs. The nominating and corporate governance committee will assist the board of directors with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire board of directors will continue to be regularly informed about the risks.

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of [•], [•], and [•]. [•] will be the chairperson of our audit committee. We have determined that [•], [•], and [•] will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act. Our board has also determined that [•] qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of [•], [•], and [•]. [•] will be the chairperson of our compensation committee. We have determined that [•], [•], and [•]will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of [•], [•], and [•]. [•] will be the chairperson of our nominating and corporate governance committee. We have determined that [•], [•], and [•] will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is filed as Exhibit 14.1 of the registration statement of which this prospectus forms a part and will be applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth, for the years ended December 31, 2024 and 2023, the dollar value of all cash and noncash compensation earned by any person that was our principal executive officer (“PEO”) during the last fiscal year and the two most highly compensated individuals other than our PEO who were serving as executive officers during the last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plane Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Michael Yang,	2024	195,923	—	—	—	—	—	—	195,923
CEO and Chairman of BOD	2023	159,785	—	—	—	—	—	—	159,785
Huafeng (Roger) Zhang	2024	147,700	40,000	—	—	—	—	—	187,700
Chief Operating Officer	2023	—	—	—	—	—	—	—	—
David Tam	2024	121,050	25,000						146,050
Director of Operations	2023	—	—						—

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with Michael Yang, our Chief Executive Officer, Ning (Winnie) Xiao our Chief Financial Officer, and Huafeng (Roger) Zhang, our Chief Operating Officer. A summary of the terms of each of these executive offer letters is set forth below. Currently, the annual compensation of each of the executive officers is fixed by the board of directors. The named executive officers are also entitled to participate in our benefit plans, which such benefits are generally available to all full-time employees.

Executive Employment Agreement with Michael Yang

On August 1, 2025, we entered into an employment agreement with Michael Yang, appointing him as our Chief Executive Officer, responsible for overseeing the operations of our Company, effective immediately. As compensation for his services, Mr. Yang is entitled to a base monthly salary of $4,000, subject to potential future adjustments based on performance. The agreement will automatically renew unless terminated by either party. The agreement may be terminated by either party by providing one month’s advance notice in writing or one months’ salary in lieu of notice. Upon such termination, Mr. Yang is entitled to a prorated salary payment or any applicable compensation scheme in effect at that time. We reserve the right to terminate the agreement without any prior notice or payment in lieu of notice in the event of misconduct by Mr. Yang, including but not limited to, non-compliance with lawful directives, fraud, actions that discredit our Company, or unjustified neglect of duties. In cases of termination for misconduct, Mr. Yang will not be entitled to additional compensation.

Executive Employment Agreement with Ning (Winnie) Xiao

On August 1, 2025, we entered into an employment agreement with Ning (Winnie) Xiao, appointing her as our Chief Financial Officer, responsible for performing various accounting functions. As consideration for her services, Ms. Xiao is entitled to a monthly base salary of $3,000, subject to potential future adjustments based on performance. Either party may terminate the agreement with one month’s advance written notice or one month’s salary in lieu of notice, and in such cases, Ms. Xiao will receive a prorated salary or any applicable compensation then in effect. We may also terminate the agreement immediately without prior notice or compensation in cases of misconduct by Ms. Xiao, including disobedience of lawful orders, fraud, dishonesty, actions damaging to the reputation of our Company, or neglect of duties without reasonable cause. In cases of such misconduct, Ms. Xiao will not be entitled to additional compensation.

Executive Employment Agreement with Huafeng (Roger) Zhang

On August 1, 2025, we entered into an employment agreement with Huafeng (Roger) Zhang, appointing him as our Chief Operating Officer, responsible for our overall operational management. As consideration for his services, Mr. Zhang is entitled to a monthly base salary of $15,000, subject to potential future adjustments based on performance. Either party may terminate the agreement with one month’s advance written notice or one month’s salary in lieu of notice, and in such cases, Mr. Zhang will receive a prorated salary or any applicable compensation then in effect. We may also terminate the agreement immediately without prior notice or compensation in cases of misconduct by Mr. Zhang, including disobedience of lawful orders, fraud, dishonesty, actions damaging to the reputation of our Company, or neglect of duties without reasonable cause. In cases of such misconduct, Mr. Zhang will not be entitled to additional compensation.

Outstanding Equity Awards at the Fiscal Year-End

Our named executive officers have not held any equity awards as of the date of this prospectus.

Compensation of Directors

Our Company has not yet implemented a formal compensation plan for our directors but plans to do so prior to the completion of this offering.

Insider Participation Concerning Executive Compensation

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Michael Yang, has been making all determinations regarding executive officer compensation from the inception of our Company. When our Compensation Committee is set up, it will be making all determinations regarding executive officer compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of the common stock offered in this offering for:

•        each of our directors and named executive officers;

•        our directors and named executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our common stock.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 42,000,000 shares of common stock outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 43,250,000 shares of common stock outstanding immediately after the completion of this offering if the underwriters do not exercise their over-allotment option and 43,437,500 shares of common stock outstanding immediately after the completion of this offering if the underwriters exercise their over-allotment option in full.

Information with respect to beneficial ownership has been furnished by each director, named executive officer, or beneficial owner of 5% or more of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of common stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of common stock underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are outstanding, but are not outstanding for computing the percentage ownership of any other person.

	Common Stock Beneficially Owned Prior to this Offering		Common Stock Beneficially Owned After this Offering (Over-allotment option not exercised)		Common Stock Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Number	Percent	Number	Percent	Number	Percent
Directors and Named Executive Officers(1):
Michael Yang(2)	31,435,000	74.85%	31,435,000	72.68%	31,435,000	72.37%
Ning (Winnie) Xiao	—	—	—	—	—	—
Huafeng (Roger) Zhang	—	—	—	—	—	—
[•]	—	—	—	—	—	—
[•]	—	—	—	—	—	—
[•]	—	—	—	—	—	—
All directors and named executive officers as a group (six individuals):	31,435,000	74.85%	31,435,000	72.68%	31,435,000	72.37%
5% Stockholders:
One Supreme Limited(3)	3,650,000	8.69%	3,650,000	8.44%	3,650,000	8.40%

____________

Notes:

(1)      Unless otherwise indicated, the business address of each of the individuals is 5150 S Archibald Ave, Ontario, California 91762.

(2)      Represents 31,435,000 shares of our common stock held by Michael Yang as of the date of this prospectus.

(3)      Represents 3,650,000 shares of our common stock held by One Supreme Limited, a British Virgin Islands company, which is 100% owned by Zhuoya Yang as of the date of this prospectus. The registered address of One Supreme Limited is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name of related party	Relationship
Michael Yang	CEO of the Company
Duke Commerce Inc.	Shareholder Michael Yang has 33.3% ownership in Duke Commerce Inc.
Goodman Logistics LLC	Shareholder Michael Yang has 75.5% ownership in Goodman Logistics
Duke Xpress Inc.	Shareholder Michael Yang has 75.5% ownership in Duke Xpress
Ants Logistics Inc.	Shareholder Michael Yang has 40% ownership in ANTS
Management M LLC	Shareholder Michael Yang has 72% ownership in Management M LLC
Redlands Management LLC	Shareholder Michael Yang is a manager of Redlands Management LLC
Duke System Logistics (Shenzhen) Inc.	Shareholder Michael Yang has 75% ownership in Duke System Logistics (Shenzhen) Inc.

Our related party balances as of June 30, 2025 and transactions for the six months ended June 30, 2025 and 2024 are as follows:

Accounts receivable — related parties

Name of related parties	Nature	As of June 30, 2025 (Unaudited)
Duke Xpress Inc.	Logistics services provided	$493,645
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	134,144
Management M LLC	Logistics services provided	56,234
Total accounts receivable, related parties		684,023
Less: allowance for credit losses		—
Total accounts receivable-related parties, net		$684,023

Contract assets — related parties

Name of related parties	Nature	As of June 30, 2025 (Unaudited)
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	$3,502
Management M LLC	Logistics services provided	980
Total		$4,482

Due from related parties

Name of related party	Nature	As of June 30, 2025 (Unaudited)
Duke Commerce Inc.	Due on demand, Short-term noninterest bearing loan	$100,000
Michael Yang*	Due on demand, Short-term noninterest bearing loan	117,377
Total Due from related parties		217,377
Less: allowance for credit losses		—
Total Due from related parties, net		$217,377

____________

*        The Company expects to collect this receivable from the related party by December 31, 2025.

Accounts payable — related party

Name of related party	Nature	As of June 30, 2025 (Unaudited)
GOODMAN LOGISTICS LLC	Provided logistics operations services	$364,009
Duke Commerce Inc.	Provided logistics operations services	3,122
Total		$367,131

Other payables — related parties

Name of related party	Nature	As of June 30, 2025 (Unaudited)
GOODMAN LOGISTICS LLC	Expenses paid on behalf of the Company	22,763
Michael Yang	Expenses paid on behalf of the Company	6,700
Total		$29,463

Revenue from related parties

Name of related party	Nature	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services	$520,136	$478,432
Duke Xpress Inc.	Provided logistics operations services	412,007	148,387
Management M LLC	Provided logistics operations services	54,298	53,258
Duke Commerce Inc.	Provided logistics operations services & sales of products	849	35,423
Ants Logistics Inc.	Provided logistics operations services	—	12,725
Total		$987,290	$728,225

Other income from related parties

Name of related party	Nature	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Management M LLC	Rental income	$36,000	$36,000
Duke Commerce Inc.	Consulting service income	62,390	—
Total		$98,390	$36,000

Expensed paid to related parties

Name of related party	Nature	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services & purchase of products	$83,722	$161,442
Goodman Logistics LLC	Provided logistics operations services	860,468	45,638
Duke Commerce Inc.	Logistics operations services	1,134	1,521
Duke Xpress Inc.	Provided logistics operations services and others	80,367	4,015
Total		$1,025,691	$212,616

Our related party balances as of December 31, 2024 and 2023 and transactions for the years ended December 31, 2024 and 2023 are as follows:

Accounts receivable — related parties

Name of related parties	Nature	As of December 31, 2024	As of December 31, 2023
Duke Xpress Inc.	Logistics services provided	$453,336	$57,136
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	171,857	141,311
Duke Commerce Inc.	Logistics services provided	26,292	23,317
Management M LLC	Logistics services provided	—	141,253
Redlands Management LLC	Logistics services provided	—	5,392
Total accounts receivable-related parties, net		$651,485	$368,409

Contract assets-related parties

Name of related parties	Nature	As of December 31, 2024	As of December 31, 2023
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	22,159	8,646
Management M LLC	Logistics services provided	—	1,247
Total		$22,159	$9,893

Due from related parties

Name of related party	Nature	As of December 31, 2024	As of December 31, 2023
Duke Commerce Inc.	Due on demand, Short-term noninterest bearing loan	$100,000	$—
Goodman Logistics LLC	Due on demand, Short-term noninterest bearing loan	22,663	349,875
Michael Yang	Due on demand, Short-term noninterest bearing loan	33,242	—
Total Due from related parties, net		$155,905	$349,875

Customer deposit — related party

Name of related party	Nature	As of December 31, 2024	As of December 31, 2023
Management M LLC	Warehouse service	$32,664	$—

Accounts payable — related party

Name of related party	Nature	As of December 31, 2024	As of December 31, 2023
Ants Logistics Inc.	Provided logistics operations services	$37	$37
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services	—	494
Duke Commerce Inc.	Expenses paid on behalf of the Company	—	30,141
Total		$37	$30,672

Revenue from related parties

Name of related party	Nature	For the year ended December 31, 2024	For the year ended December 31, 2023
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services	$1,556,281	$312,290
Duke Xpress Inc.	Provided logistics operations services	580,131	156,576
Management M LLC	Provided logistics operations services	120,430	4,350
Duke Commerce Inc.	Provided logistics operations services & sales of products	58,240	19,485
Ants Logistics Inc.	Provided logistics operations services	12,724	36,663
Total		$2,327,806	$529,364

Other income from related parties

Name of related party	Nature	For the year ended December 31, 2024	For the year ended December 31, 2023
Management M LLC	Rental income	$72,000	$60,000
Duke Commerce Inc.	Consulting services	30,709	—
Ants Logistics Inc.	Warehouse sublease	—	1,916,290
Total		$102,709	$1,976,290

Expensed paid to related parties

Name of related party	Nature	For the year ended December 31, 2024	For the year ended December 31, 2023
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services & purchase of products	$614,989	$459,242
Goodman Logistics LLC	Provided logistics operations services	364,127	24,818
Michael Yang	Marketing expenses	19,541	—
Duke Commerce Inc.	Marketing expenses	11,141	4,630
Duke Xpress Inc.	Provided logistics operations services	4,015	77,072
Ants Logistics Inc.	Provided warehouse services & Logistics operations services & Salaries & Purchase of property and equipment	—	1,397,849
Management M LLC	Provided logistics operations services	—	3,167
Total		$1,013,813	$1,966,778

Employment Agreements

See “Executive and Director Compensation — Employment Agreements with Our Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our amended and restated articles of incorporation and bylaws, as amended from time to time, and by the provisions of the applicable Nevada law. Reference is made to our amended and restated articles of incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

Under our articles of incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, there are 42,000,000 shares of common stock issued and outstanding. All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

•        Dividend Rights and Distributions.    The holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

•        Conversion Rights.    Our common stock is not convertible into any other shares of our capital stock;

•        Voting Rights.    Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by stockholders. Holders of our common stock do not have cumulative voting rights;

•        Preemptive Rights.    The holders of our common stock have no preemptive rights;

•        Redemption.    We have no obligation or right to redeem our common stock; and

•        Assets Upon Dissolution.    Our common stock ranks junior with respect to dividend rights and rights upon our liquidation, dissolution, or winding up to all other securities and indebtedness. In the event of liquidation, dissolution, or winding up, the holders of our common stock would be entitled to share equally on a per share basis, after payment or provision for payment of all our debts and liabilities, all of our remaining assets available for distribution.

Warrants and Options

We have not issued any warrants to purchase or options exercisable for our capital stock.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•        the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•        if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, or (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (iii) 10% or more of the earning power or net income of the corporation, and (iv) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Listing

We have applied to list our common stock on Nasdaq under the ticker symbol “DUKL”. At this time, Nasdaq has not yet approved our application to list our common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our common stock will be approved for listing on Nasdaq.

Transfer Agent

The transfer agent of our common stock is Transhare Corporation. Its address is Bayside Center 1, 17755 North US Highway 19, Suite #140, Clearwater, FL 33764.

History of Share Capital

The following is a history of our share capital during the last three years.

Initial Allotments in August 2024

We were incorporated under the laws of the State of Nevada on July 29, 2024. We issued the following shares of common stock to our founding stockholders:

Purchaser	Date of Issuance	Number of Shares of Common Stock
Wisken International Trade Limited	August 1, 2024	1,000,000
Lemavi Management Limited	August 1, 2024	1,000,000
One Supreme Limited	August 1, 2024	3,650,000
Natural Investment Holding Limited	August 1, 2024	1,895,000
Key State Holdings Limited	August 1, 2024	1,980,000
Michael Yang	August 1, 2024	28,041,400

Share Issuances in August 2024

On August 5, 2024, we issued 1,393,600 shares of common stock to the following stockholder pursuant to a share exchange agreement entered into on August 5, 2024:

Purchaser	Number of Shares of Class A Common Stock	Consideration
Michael Yang	1,393,600	100% of the equity interests in Duke System Logistics

Share Issuances in October 2024

On October 8, 2024, we issued an aggregate of 1,040,00 shares of common stock to the following stockholders pursuant to six subscription agreements entered into on various dates between May 31, 2024 and June 15, 2024:

Purchaser	Number of Shares of Class A Common Stock	Consideration
Lihua Wang	400,000	$400,000
Zhuyu Deng	40,000	$40,000
Huijin Sun	50,000	$50,000
Xin Zhao	200,000	$200,000
Jianxun Yang	300,000	$300,000
Jing Chai	50,000	$50,000

Share Issuances in June 2025

On June 2, 2025, we issued 2,000,000 shares of common stock to the following stockholder pursuant to a share exchange agreement entered into on June 2, 2025:

Purchaser	Number of Shares of Class A Common Stock	Consideration
Michael Yang	2,000,000	100% of the membership interests in Duke Shipping

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital. Upon completion of this offering, we will have outstanding shares of common stock held by public stockholders representing approximately 2.89% of our common stock in issue if the underwriters do not exercise their over-allotment option, and approximately 3.31% of our common stock in issue if the underwriters exercise their over-allotment option in full. All of the common stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Arrangements

See “Underwriting — Lock-up Agreements.”

Rule 144

All of the shares of our common stock outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those securities, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares of common stock were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares of common stock that is not more than the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately 4,212,500 shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of our common stock on Nasdaq or other relevant national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases shares of our common stock from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

UNDERWRITING

US Tiger Securities, Inc. is acting as the Representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Ordinary Shares
US Tiger Securities, Inc.	[•]
Total	[•]

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 187,500 additional shares of our common stock (equal to 15% of the number of shares of common stock sold in the offering) at the public offering price per share less underwriting discounts, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the closing of this offering solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Expenses

The underwriting discounts for the offered shares (including the over-allotment shares) are equal to seven percent (7%) of the offering price per share.

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the underwriters.

	Per Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      Represents an underwriting discount equal to seven percent (7%) per share.

We have agreed to pay to the underwriters, by deduction from the gross proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from this offering.

We have agreed to pay expenses relating to the offering, including: (i) all filing fees and communication expenses relating to the registration of the shares of our common stock to be sold in this offering with the SEC; (ii) all filing fees and expenses associated with the review of this offering by FINRA; (iii) all fees and expenses relating to the listing of our common stock on such stock exchanges as we and the Representative together determine; (iv) all fees, expenses and disbursements relating to background checks of our officers and directors; (v) all fees, expenses, and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the Representative may reasonably designate; (vi) all fees, expenses, and disbursements relating to the registration, qualification, or exemption of such shares under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any “blue sky” surveys, and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire, and power of attorney), registration statement, prospectus, and all amendments, supplements, and exhibits thereto and as many preliminary and final prospectus as the Representative may reasonably deem necessary; (viii) the costs of preparing, printing, and delivering certificates representing such shares; (ix) fees and expenses of the transfer agent for such shares; (x) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from our Company to the Representative; (xi) the fees and expenses of our accountants; (xii) the fees and expenses of our legal counsel and other agents and representatives; (xiii) the costs associated with bound volumes of the public offering materials, each of which our Company or our designee will provide within a reasonable time after the closing of this offering in such quantities as Representative may reasonably requests; and (xiv) the reasonable costs of our Company for “road show” meetings and the preparation of a power point presentation; provided that the actual accountable expenses of the Representative shall not exceed $200,000.

We paid an expense deposit of $60,000 to the Representative, upon the execution of the letter of engagement between us and the Representative for the Representative’s anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $[•], including a maximum aggregate reimbursement of $200,000 of Representative’s accountable expenses.

In addition, during the engagement period of the Representative, we agree that we will not, directly or indirectly, offer any securities or solicit an offer to purchase any securities, or otherwise contact or enter into a discussion with any other party in connection with structuring, issuance, sale, arrangement, offering, or purchase of securities, other than through the Representative. Further, during the term of the engagement period, we agree not to permit any affiliates, advisors, or representatives of our Company to engage any other party to perform any services or act in any capacity for which the Representative has been engaged with respect to any potential private and/or public offering, without prior written consent of the Representative.

Listing

We have applied to list our common stock on Nasdaq under the symbol “DUKL”. At this time, Nasdaq has not yet approved our application to list our common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our common stock will be approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, subject to certain customary exceptions, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months from the date of this prospectus without the prior written consent of the Representative.

Furthermore, each of our directors, officers and holders of more than 5% of our securities has agreed with the underwriters, subject to certain customary exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six (6) months after the date of this prospectus.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock will be negotiated between us and the underwriters. Among the factors to be considered in determining the initial public offering price of our common stock, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of common stock to selling group members for sale to their online brokerage account holders. The common stock to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing common stock in the open market. In determining the source of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of common stock compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell common stock in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because such underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase our common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock, where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the common stock offered in this offering will be passed upon for us also by Hunter Taubman Fischer & Li LLC. The underwriters are being represented by VCL Law LLP with respect to certain legal matters as to United States federal securities laws.

EXPERTS

The consolidated financial statements for the years ended December 31, 2024 and 2023, included in this prospectus have been so included in reliance on the report of ZH CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of ZH CPA, LLC is located at 999 18th Street, Suite 3000, Denver, Colorado, 80202.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the common stock offered by this prospectus. You should refer to this registration statement and its exhibits and schedules if you would like to find out more about us and about our Class A common stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. We also maintain a website at https://www. dukesystem.com. The information on those websites is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DUKE HOLDING INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Duke Holding Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Duke Holding Inc. and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statement of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2024.

Denver, Colorado

August 1, 2025

DUKE HOLDING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,129,727	$64,441
Accounts receivable, net	976,994	543,049
Accounts receivable – related parties	651,485	368,409
Contract assets	47,867	76,874
Contract assets – related parties	22,159	9,893
Inventories, net	49,926	249,199
Due from related parties	155,905	349,875
Prepaid expenses and other current assets	215,232	163,413
Total Current Assets	13,249,295	1,825,153

PROPERTY AND EQUIPMENT, NET	426,771	426,209

OTHER NON-CURRENT ASSETS
Deposits	508,210	537,729
Deferred cost – IPO	60,000	—
Deferred tax assets, net	129,219	59,401
Operating lease right-of-use assets	4,711,146	6,007,529
Finance lease right-of-use assets	69,907	96,576
Total Other non-current assets	5,478,482	6,701,235
Total Assets	$19,154,548	$8,952,597

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$8,782,453	$430,100
Accounts payable – related parties	37	30,672
Customer deposit	14,756	16,443
Customer deposit – related parties	32,664	—
Other payables and accrued liabilities	1,010,183	137,218
Income taxes payable	475,426	248,719
Loans payable – current	93,283	269,101
Operating lease liabilities – current	1,388,968	1,294,482
Finance lease liabilities – current	26,650	24,623
Total Current Liabilities	11,824,420	2,451,358

NON-CURRENT LIABILITIES
Loans payable – non-current	383,072	274,490
Operating lease liabilities – non-current	3,681,951	5,070,919
Finance lease liabilities – non-current	49,148	76,324
Total Non-current Liabilities	4,114,171	5,421,733
Total Liabilities	15,938,591	7,873,091

DUKE HOLDING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31, 2024	December 31, 2023
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock ($0.0001 par value,100,000,000 shares authorized, 42,000,000 and 40,960,000 shares issued and outstanding at December 31, 2024 and December 31, 2023)*	4,200	4,096
Subscription Receivable	(4,096)	(4,096)
Additional paid-in capital	1,104,896	60,000
Retained earnings	2,110,957	1,019,506
Total Shareholder’s Equity	3,215,957	1,079,506
Total Liabilities and Shareholders’ Equity	$19,154,548	$8,952,597

____________

*        Giving retroactive effect to share exchange reorganization effected on June 2, 2025

The accompanying notes are an integral part of these consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended
	December 31, 2024	December 31, 2023
REVENUES
Revenue from third party	$58,051,875	$7,451,534
Revenue from related parties	2,327,806	529,364
TOTAL REVENUES	$60,379,681	$7,980,898

Cost of revenue to third parties	54,298,230	4,140,711
Cost of revenue to related parties	981,028	1,669,723
TOTAL COST OF REVENUE	55,279,258	5,810,434
GROSS PROFIT	5,100,423	2,170,464

OPERATING EXPENSES:
General and administrative	3,658,743	1,509,561
TOTAL OPERATING EXPENSES	3,658,743	1,509,561

INCOME FROM OPERATIONS	1,441,680	660,903

OTHER INCOME (EXPENSE)
Interest expense, net	(44,735)	(35,237)
Other income, net	143,518	(2,492)
TOTAL OTHER INCOME (EXPENSE)	98,783	(37,729)

INCOME BEFORE INCOME TAXES	1,540,463	623,174
PROVISION FOR INCOME TAXES	449,012	175,414
NET INCOME AND TOTAL COMPREHENSIVE INCOME	$1,091,451	$447,760

WEIGHTED AVERAGE NUMBER OF COMMON STOCK*
Basic and diluted	41,198,689	40,960,000

EARNINGS PER SHARE
Basic and diluted	$0.03	$0.01

____________

*        Giving retroactive effect to share exchange reorganization effected on June 2, 2025

The accompanying notes are an integral part of these consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

	Common stock		Subscription Receivable	Additional paid-in capital	Retained earnings	Total
	Shares*	Share Capital
BALANCE, December 31, 2022	40,960,000	$4,096	$(4,096)	$60,000	$664,283	$724,283
Distribution	—	—	—	—	(92,537)	(92,537)
Net income	—	—	—	—	447,760	447,760
BALANCE, December 31, 2023	40,960,000	$4,096	$(4,096)	$60,000	$1,019,506	$1,079,506
Shareholder Contribution	—	—	—	5,000	—	5,000
Issuance of common stock – private placement	1,040,000	104	—	1,039,896	—	1,040,000
Net income	—	—	—	—	1,091,451	1,091,451
BALANCE, December 31, 2024	42,000,000	$4,200	$(4,096)	$1,104,896	$2,110,957	$3,215,957

____________

*        Giving retroactive effect to share exchange reorganization effected on June 2, 2025

The accompanying notes are an integral part of these consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2024	December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,091,451	$447,760
Adjustments to reconcile net income to net cash (used in) provided by Depreciation	77,264	34,331
Non-cash operating lease expense	1,296,383	1,497,317
Noncash finance lease expense	26,669	25,187
Impairment of inventories	33,477	—
Allowance for credit loss	178,381	490,612
Deferred taxes (benefits) expenses	(69,818)	33,765
Change in operating assets and liabilities
Accounts receivable	(438,147)	317,821
Accounts receivable – related parties	(305,996)	(786,698)
Contract Assets	29,007	(75,944)
Contract Assets – related parties	(12,266)	(8,839)
Inventories	165,796	(176,055)
Prepaid expenses and other current assets	(26,061)	(200,283)
Accounts payable	8,352,353	(148,732)
Accounts payables – related parties	191,616	(508,269)
Customer deposit	(1,687)	1,233
Customer deposit – related parties	32,664	—
Other payables and accrued liabilities	872,965	(21,201)
Taxes payable	226,707	(41,785)
Operating lease liabilities	(1,294,482)	(1,471,218)
Net cash (used in) provided by operating activities	10,426,276	(590,998)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(77,826)	(171,887)
Net cash used in investing activities	(77,826)	(171,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments to) Proceeds from Loans-third parties, net	(67,236)	244,682
Payment of deferred cost – IPO	(60,000)	—
Due from shareholders	(33,242)	—
Distributions to shareholders	—	(92,537)
Shareholder contributions	5,000	—
Issuance of common stock – private placement	1,040,000	—
Principal payment of finance lease liability	(25,149)	(21,973)
Advance to – related party	(142,537)	(82,016)
Net cash provided by financing activities	716,836	48,156

NET CHANGE IN CASH AND CASH EQUIVALENT	11,065,286	(714,729)
CASH AND CASH EQUIVALENT, beginning of the year	64,441	779,170
CASH AND CASH EQUIVALENT, end of the year	$11,129,727	$64,441

DUKE HOLDING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Years Ended
	December 31, 2024	December 31, 2023
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$(292,123)	$(182,751)
Cash paid for interest	$(44,735)	$(37,583)
Cash paid for interest of financing lease	$6,936	$8,347

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTION:
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	59,214
PPE acquired for settlement of accounts receivable	$—	$233,905

The accompanying notes are an integral part of these consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Duke Holding Inc. (“Duke Holding”) was incorporated on July 29, 2024 under the laws of the State of Nevada. Duke Holding is a holding company and has no substantive operations other than holding all of the outstanding shares of its subsidiaries through recapitalizations. Duke Holding and its subsidiaries are hereafter referred to as the “Company.”

The Company, through its subsidiaries, is primarily engaged in (i) third-party logistics (“3PL”) services including freight transportation consolidation and forwarding, warehousing services, materials management and distribution services, and customs house brokerage services; (ii) integrated shipping services across North America and Asia, which services include cargo unloading, pilotage, towage, tugboat assistance, and cleaning services; and (iii) e-commerce operations, which offers a wide range of consumer products through third-party online marketplaces.

Reorganizations

On August 5, 2024, Duke Holding acquired DUKE SYSTEM LOGISTICS INC (“Duke System Logistics”) from the original stockholder of Duke System Logistics, Mr. Michael Yang, through a share exchange agreement entered into by and among Duke Holding, Duke System Logistics, and Mr. Michael Yang. Duke Holding issued 1,393,600 shares of common stock to Mr. Yang in exchange for all the outstanding shares of Duke System Logistics, which had been 100% owned by Mr. Michael Yang.

On June 2, 2025, Duke Holding acquired Duke Shipping Agency, LLC (“Duke Shipping”) from the original member of Duke Shipping, Mr. Michael Yang, through a share exchange agreement entered into by and among Duke Holding, Duke Shipping, and Mr. Michael Yang. Duke Holding issued 2,000,000 shares of common stock to Mr. Yang in exchange for all the membership interest in Duke Shipping, which had been 100% owned by Mr. Michael Yang.

Before and after the aforementioned reorganizations (the “Reorganizations”), the Company, together with its subsidiaries, was effectively controlled by the majority shareholder, and therefore these transactions have been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structures of the two controlled entities have been retrospectively presented in prior periods as if such structures had existed at that time and in accordance with ASC 805-50-45-5. Since the two controlled entities were under common control for the years ended December 31, 2024 and 2023, the results of the subsidiaries are included in the consolidated financial statements for both years.

The accompanying consolidated financial statements reflect the activities of Duke Holding and each of the following entities:

	Principal activities	% of ownership	Date of incorporation	Place of incorporation
DUKE SYSTEM LOGISTICS INC	Logistics services and e-commerce	100%	June 13, 2008	California
Duke Shipping Agency, LLC	Integrated Shipping services	100%	October 4, 2023	California

Note 2 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the U.S. Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is December 31.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one-half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of estimates and assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimate for sale return for sales from e-commerce operations, realizable value of deferred income tax assets, estimates of inventories’ write-down, allowance for credit losses and estimates of useful life of long-lived assets. Actual results could differ from these estimates, and as such, differences may be material to the consolidated financial statements.

Cash and cash equivalents

Cash and cash equivalents generally consist of cash on hand, deposits in banks, and highly liquid investments with an original maturity of three months or less on the date of purchase.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable, net

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for credit losses and do not bear interest. Customers who owed accounts receivable, are granted credit terms based on their credit metrics. The Company adopted ASU No. 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”) on its accounts receivable and records the allowance for credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance is classified as “general and administrative” in the consolidated statements of operations and comprehensive income. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service or product offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. As of December 31, 2024 and 2023, the Company provided allowance for credit loss of $124 against its accounts receivable.

Contract assets

Contract assets represent the Company’s right to consideration in exchange for goods or services that have been transferred to a customer, but for which the right to payment remains conditional. A contract asset is reclassified to accounts receivable once the right to invoice becomes unconditional. For the years ended December 31, 2024 and 2023, the Company recognized contract assets of $70,026 and $86,767, respectively.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to service providers and suppliers, prepaid salaries, sublease income receivable, and other deposits. Management also periodically evaluates the aging of such balances and changes in payment and realization trends to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the allowance policy and update it if necessary.

Inventories, net

Inventories are accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value, costs include the cost of products, freight and duty. The Company regularly reviews inventory for damage, obsolescence, excess and slow-moving inventory. If the estimated realizable value of the inventory is less than cost, the Company records a write-down to reduce its carrying value to its net realized value. For the years ended December 31, 2024 and 2023, the Company provided impairment loss of $33,477 and nil, respectively.

Deposits

As part of its lease agreements, the Company paid rental security deposits for its leased spaces. This amount is recorded as a non-current asset on the balance sheet. The security deposits are refundable upon the termination of the lease, subject to the terms of the lease agreement and the condition of the premises. The Company periodically assesses the recoverability of the security deposit and adjusts the carrying amount if necessary.

Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation and impairment. Depreciation is computed using the straight-line method over the shorter of the estimated useful life of each class of depreciable assets. Useful lives for major categories of assets are as follows:

Computer equipment	5 years
Automobiles	5 – 7 years
Furniture and fixtures	5 – 7 years
Forklifts	5 – 7 years
Leasehold improvement	Term of lease

Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Deferred costs — IPO

Pursuant to ASC 340-10-S99-1, incremental offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, SEC filing and print related costs, exchange listing costs, and road show related costs.

Long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company compares the undiscounted expected future cash flows to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

the extent the carrying amount of the asset or asset group exceeds the fair value. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize or through the use of a third-party independent appraiser or valuation specialist. No impairment losses of long-lived assets were recorded during the years ended December 31, 2024 and 2023.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands consolidated financial statements disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3

inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

There were no assets or liabilities measured at fair value on a recurring basis during the years ended December 31, 2024 and 2023.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, contract assets, due from related party, deposits, accounts payable, loan payable, income tax payables, customer deposits, other payables, operating lease liabilities and finance lease liabilities. The Company considers the carrying amount of these financial instruments to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

Revenue recognition

The Company follows ASC Topic 606 Revenue from Contracts with Customers and recognizes revenue when the control of goods or services is transferred to customers in an amount equal to the consideration expected to be received from customers in exchange for transferring that product or service to fulfill a performance obligation. Revenue is recognized net of sales tax, discounts, and return allowances. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The transaction price is based on the consideration specified in the customer’s contract.

The Company generates revenue from 3PL logistics services, integrated shipping service revenue from providing cross-border ocean solutions and e-commerce business that offers customers a comprehensive selection of consumer products via various third-party online platforms.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

3PL logistics services

The Company provides one-stop logistics services. The Company’s logistics revenue is primarily from warehousing services and transportation services.

•        Warehousing and handling services include two performance obligations: (i) storage and (ii) materials management and distribution services. The performance obligation for storage services is satisfied over time as the storage service is based on a term period and the customers simultaneously receive and consume the services provided by the Company as they are performed. The Company’s performance obligation for materials management and distribution service is satisfied at a point in time as services are generally priced based on the number of items processed and handled. The benefits are consumed by the customers at the point in time when such specific services are performed by the Company. Performance of such services generally takes less than one day to process. The transaction price for the warehousing and handling services is based on the fixed consideration specified in the contract with the customer. There is no variable consideration.

•        Transportation services include arrangement of freight services that are purchased by the Company from direct carriers and resold to customers. A performance obligation is created once a customer agreement with an agreed-upon transaction price exists. The transaction price is typically fixed and not contingent upon the occurrence or non-occurrence of any other event. The Company’s transportation transactions provide for the arrangement of the movement of freight to a customer’s destination. The transportation services that are provided to the customer, including certain ancillary services, such as loading/unloading and freight insurance, represent a single performance obligation, as these promises are not distinct in the context of the contract. This performance obligation is satisfied over time and recognized in revenue upon the transfer of control of the services over the requisite transit period as the customer’s goods move from origin to destination. The Company determines the period to recognize revenue in transit based on the departure date and the delivery date. The Company has determined that revenue recognition over the transit period provides a reasonable estimate of the transfer of services to its customers as it depicts the pattern of the Company’s performance under the contracts with its customers.

•        Other services include primarily customs house brokerage services, and the Company recognizes revenue from this performance obligation at a point in time, which is the completion of the services. Duties and taxes collected form the customer and paid to the customs agent on behalf of the customers are excluded from revenue.

Integrated shipping services

The Company generates revenue from cross-border ocean freight solutions, including integrated port services and commission-based earnings from demurrage and detention fees.

•        Integrated Port Services:    The Company provides comprehensive logistics services for customers transporting goods between North America and destinations in Asia. These services include cargo unloading, pilotage, towage, tugboat assistance, cleaning services and coordination of final destinations. Revenue is recognized over the service period.

•        Commission-Based Income:    The Company also generates commission-based revenue from demurrage and detention fees. Demurrage Fees are incurred when cargo exceeds the free storage time at the port, and the Company earns a 4% commission on these charges. Detention Fees are applied when shipping containers are not returned on time, with the Company earning a 10% commission on these charges. Revenue from these fees is recognized when the charges are finalized, and the customer becomes liable for payment.

The Company follows ASC 606 guidelines for revenue recognition, ensuring revenue is recognized when control of goods or services is transferred to the customer, reflecting the actual delivery of the service.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Principal and agent considerations

In the Company’s transportation business and integrated shipping services, the Company utilizes independent contractors and third-party carriers and related party carriers in the performances of some transportation services and port services as and when needed. U.S. GAAP requires the Company to evaluate, using a control model, whether the Company itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on the Company’s evaluation using a control model, the Company determined that in all of its major business activities, it serves as a principal rather than an agent within their service arrangements. Revenue and the associated purchased transportation costs and integrated shipping services are both reported on a gross basis. Certain services such as commission-based earnings from demurrage and detention fees are both reported on a net basis.

E-commerce

The Company recognizes revenue on product sales at a point in time when control of the product passes to the customer upon delivery to the customer. The Company fulfills orders with its owned inventory.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product and service revenue and related costs or the net amount earned as commissions. The Company concluded it is primarily responsible for fulfilling the promise to deliver product and service and the Company is subject to inventory risk before control of the good or service has been transferred to a customer and the Company has discretion in establishing the price, therefore, revenue is recorded at gross.

The Company provides customers with a limited right of return for certain products within a return period ranging from 30 to 90 days. The return period varies depending on the product category and specific terms outlined in the Company’s return policy, which is available upon request. In accordance with ASC 606, the Company estimates expected returns based on historical experience and records a refund liability for the amount expected to be refunded to customers, with a corresponding asset for the right to recover the returned products. These estimates are recorded as a reduction to revenue.

Disaggregated information of revenue by products/services are as follows:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
3PL Logistics Services(1)(2)	$11,204,925	$6,984,810
E-commerce Business(1)	1,128,984	996,088
Integrated Shipping Services(1)(2)	48,045,772	—
Total Revenue	$60,379,681	$7,980,898

____________

(1)      Revenue recognized at a point in time

(2)      Revenue recognized over time

Advertising and marketing costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs amounted to $257,383 and $260,266 for the years ended December 31, 2024 and 2023 respectively. These amounts are included in general and administrative expenses on the consolidated statements of operations and comprehensive income.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements. If any of the following criteria are met, the Company classifies the lease as a finance lease:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

•        The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;

•        The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

Finance and operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its finance or operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, and therefore operating lease ROU assets and liabilities do not include leases with a lease term of 12 months or less. Its leases generally do not provide a residual guarantee.

The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating leases. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the asset on the remaining balance of the liability.

Additionally, the Company elected to apply the short-term lease exemption for leases with a non-cancelable period of twelve months or less and has chosen to combine non-lease components (such as common area maintenance for real estate leases) from lease components.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. For the years ended December 31, 2024 and 2023, the Company did not recognize impairment loss on its finance and operating lease ROU assets.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Related parties

The Company identifies related parties, accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Corporations or individual parties are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operating decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cost of revenue

Cost of revenue will be disclosed in categories that reflect the core activities of the business, ensuring clarity and transparency in financial reporting. These categories include warehouse services, covering costs for facility operation and maintenance; trucking services, encompassing transportation-related expenses like fuel and third-party logistics; ocean freight services, including shipping and handling charges; e-commerce, which covers costs for online platforms, digital marketing, and fulfillment; customs brokerage services, addressing fees for customs clearance and compliance; handling services, related to physical goods handling and staff labor; integrated shipping services, encompassing costs for port services, including cargo unloading, pilotage, towage, tugboat assistance, and cleaning services.

Operating expenses

General and administrative expenses include overhead costs such as employee salaries, office supplies, rent, utilities, professional fees and other administrative functions necessary to support business operations.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income attributable to the Company divided by the weighted average shares outstanding for the period. Diluted EPS presents the diluted effect on a per share basis by adjusting basic EPS for the potential shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2024 and 2023, there were no dilutive shares.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of California, as its “major” tax jurisdictions.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Segment reporting

The Company follows Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and evaluating their performance. Reportable operating segments include components of an entity about which discrete financial information is available and which operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess each operating segment’s performance.

Recently adopted accounting pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of consolidated financial statements information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief may also reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing consolidated financial statements users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which updated the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company adopted the ASU on January 1, 2023 and the adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” which expands annual and interim disclosure requirements for reportable segments. These requirements include: (i) disclosure of significant expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”); (ii) disclosure of an amount for other segment items (equal to the difference between segment revenue less segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss) by reportable segment and a description of their composition; (iii) annual disclosure of a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods; (iv) clarification that, if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report those additional measures of segment profit or loss; (v) disclosure of the title and position of the CODM and an explanation of how the

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources; and (vi) requiring a public entity that has a single reportable segment provide all the disclosures required by the amendments in this ASU, and all existing segment disclosures in Topic 280. ASU 2023-07 is effective for the Company’s annual periods beginning January 1, 2024, and for interim periods beginning January 1, 2025. The Company adopted ASU 2023-07 for the year ended December 31, 2024 (See Note 15 — Segment information).

Recent accounting pronouncements not yet adopted

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual Consolidated financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of operations and statements of cash flows.

Note 3 — Cash and cash equivalents

Cash and cash equivalents consisted of the following as of the date indicated:

	As of December 31, 2024	As of December 31, 2023
Cash	$5,017,964	$64,441
Cash equivalents (Certificates of Deposits and Brokerage Account)	6,111,763	—
Total Cash and cash equivalents	$11,129,727	$64,441

Note 4 — Customer deposits

Customer deposits received from customers prior to the delivery of goods to customers by the customers are recorded as contract liability under the account Customer deposits — contract liabilities.

Movements of customer deposits — contract liabilities (including related party) consisted of the following as of the date indicated:

	As of December 31, 2024	As of December 31, 2023
Beginning balance	$16,443	$15,210
Addition of customer deposits	47,420	16,443
Recognized as revenue	(16,443)	(15,210)
Ending balance	$47,420	$16,443

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	As of December 31, 2024	As of December 31, 2023
Accounts receivable	$977,118	$543,173
Less: allowance for credit losses	(124)	(124)
Ending balance	$976,994	$543,049

Movement of allowance:

Movement of allowance for credit losses consisted of the following as of the date indicated:

	December 31, 2024	December 31, 2023
Beginning balance	$124	$—
Addition	4,202	124
Write-off	(4,202)	—
Ending balance	$124	$124

Note 6 — Inventories, net

Inventories consisted of the following:

	As of December 31, 2024	As of December 31, 2023
Consumer goods	$83,403	$249,199
Impairment of inventories	(33,477)	—
Total Inventory, net	$49,926	$249,199

The Company recognized $415,567 and $346,412 of inventories in cost of sales for the years ended December 31, 2024 and 2023, respectively.

The Company recorded inventories impairment of $33,477 and nil for the years ended December 31, 2024 and 2023, respectively, due to damage, obsolescence, excess, and slow moving items.

Note 7 — Property and equipment, net

Property and equipment, net consisted of the following:

	As of December 31, 2024	As of December 31, 2023
Automobiles	$284,733	$216,736
Furniture and fixtures	204,878	204,878
Computer equipment	27,141	26,461
Forklifts	20,783	20,783
Leasehold improvements	9,149	—
Subtotal	546,684	468,858
Less: accumulated depreciation	(119,913)	(42,649)
Total	$426,771	$426,209

Depreciation expense for the years ended December 31, 2024 and 2023 amounted to $77,264 and $34,331, respectively. No impairment was recorded against property and equipment during the years ended December 31, 2024 and 2023.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Leases

The Company recognized lease expenses on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognized the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on a straight-line basis as amortization expense. The operating and finance lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period.

On October 27, 2020, Duke System Logistics entered into a lease agreement for the warehouse in California. The lease term was from October 1, 2020 to October 31, 2023. The lease payments are $26,243 for October 2020, $6,243 for November and December 2020, $26,243 per month for the period commencing January 1, 2021 and ending September 30, 2021, $27,292 per month for the period commencing October 1, 2021 and ending September 30, 2022, $28,384 per month for the period commencing October 1, 2022 and ending September 30, 2023, $29,519 for October 2023.

On March 3, 2021, Duke System Logistics entered into a lease agreement for the warehouse in California. The lease term was from April 1, 2021 to April 30, 2028. The lease payments are $116,391 for the period commencing April 1, 2021 and ending May 31,2021, $116,391 per month for the period commencing June 1, 2021 and ending March 31, 2022, $120,174 per month for the period commencing April 1, 2022 and ending March 31, 2023, $124,079 per month for the period commencing April 1, 2023 and ending March 31, 2024, $128,112 per month for the period commencing April 1, 2024 and ending March 31, 2025, $132,275 per month for the period commencing April 1, 2025 and ending March 31, 2026, $136,574 per month for the period commencing April 1, 2026 and ending March 31, 2027,$141,013 per month for the period commencing April 1, 2027 and ending March 31, 2028, $145,596 for the April 2028. The lease would be terminated in May 2028.

For the years ended December 31, 2024 and 2023, the Company recognized warehouse-related lease expense of $1,983,689 and $2,297,468, respectively. Sublease rental income totaled $72,000 and $2,284,641 for the years ended December 31, 2024 and 2023, respectively, resulting in net lease expense of $1,911,689 and $12,827 for the respective years.

During the years ended December 31, 2024 and 2023, the Company entered into sublease agreements for portions of two warehouse facilities while retaining use of the remaining space for its operations. These sublease arrangements involved both related and third parties.

Sublease rental income from related parties was as follows:

•        For the year ended December 31, 2024, the Company recognized $72,000 in sublease rental income from Management M LLC, a related party, under a month-to-month arrangement terminable on demand.

•        For the year ended December 31, 2023, the Company recognized $1,916,290 in sublease rental income from Ants Logistics Inc. and $59,958 from Management M LLC. The sublease with Ants Logistics Inc. expired on December 31, 2023. The sublease with Management M LLC remained in place as a month-to-month arrangement.

Sublease rental income from third parties totaled $308,393 for the year ended December 31, 2023, all of which was received from Bettertugether LLC and Popwristband, Inc pursuant to two agreements related to the MCP Socal Industrial-Concourse, LLC. These agreements expired on December 31, 2023.

The following table summarizes the components of the lease expense and sublease rental income for the years ended December 31, 2024 and 2023:

	For the year ended December 31, 2024	For the year ended December 31, 2024
Lease expense	$1,983,689	$2,297,468
Sublease rental income-related party	(72,000)	(1,976,248)
Sublease rental income-third party	—	(308,393)
Net lease expense	$1,911,689	$12,827

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Leases (cont.)

On July 30, 2021, Duke System Logistics entered into a lease agreement for a forklift. The leasing term began on August 15, 2021 and will terminate on August 15, 2026. The lease payments are $583.70 per month.

On May 20, 2022, Duke System Logistics entered into a lease agreement for a vehicle. The leasing term began on May 20, 2022 and will terminate on May 20, 2025. The lease payments are $2,032.06 per month.

On December 19, 2022, Duke System Logistics entered into a lease agreement for another forklift. The leasing term began on January 1, 2023 and will terminate on January 1, 2028. The lease payments are $927.52. per month.

On January 27, 2023, Duke System Logistics entered into a lease agreement for another forklift. The leasing term began on February 2, 2023 and will terminate on February 1, 2028. The lease payments are $1,181.32 per month.

Operating and finance lease expenses consisted of the following:

	For the years ended
	December 31, 2024	December 31, 2023
Operating lease cost:
Operating lease cost	$1,551,528	$1,812,691
Short-term lease cost	—	—
Variable lease cost	457,202	448,839
Total operating lease expenses	$2,008,730	$2,261,530

Finance lease cost:
Amortization of leased assets	26,669	25,187
Interest on lease liabilities	6,936	8,347
Total finance lease cost	$33,605	$33,534

Weighted-average remaining term and discount rate related to leases were as follows:

	December 31, 2024	December 31, 2023
Weighted-average remaining term (in years)
Operating lease	3.3 years	4.3 years
Finance lease	2.9 years	3.8 years
Weighted-average discount rate (%)
Operating lease	4.5%	4.5%
Finance lease	7.5%	7.4%

The supplemental cash flow information related to leases for the period is as follows:

	December 31, 2024	December 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases	$1,549,628	$1,786,592
Operating cash flows used in finance leases	6,936	8,347
Financing cash flows used in finance leases	25,149	21,973

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Leases (cont.)

The supplemental balance sheet information related to leases for the period is as follows:

	As of December 31, 2024	As of December 31, 2023
Operating leases
Right of use asset	4,711,146	6,007,529

Lease Liability – current portion	1,388,968	1,294,482
Lease Liability – non-current portion	3,681,951	5,070,919
Total operating lease liabilities	$5,070,919	$6,365,401
	As of December 31, 2024	As of December 31, 2023
Finance leases
Right of use asset	69,907	96,576

Lease Liability – current portion	26,650	24,623
Lease Liability – non-current portion	49,148	76,324
Total finance lease liabilities	$75,798	$100,947

Operating and finance lease liabilities by maturity dates as of December 31, 2024 are shown below:

	Operating leases	Finance leases	Total
Twelve months ending December 31,
2025	$1,582,941	$30,918	$1,613,859
2026	1,625,995	28,583	1,654,578
2027	1,678,840	23,637	1,702,477
2028	568,635	1,181	569,816
Total lease payments	5,456,411	84,319	5,540,730
Less: imputed interest	(385,492)	(8,521)	(394,013)
Present value of lease liabilities	$5,070,919	$75,798	$5,146,717

Note 9 — Related party transactions

Name of related party	Relationship
Michael Yang	CEO of the Company
Duke Commerce Inc.	Shareholder Michael Yang has 33.3% ownership in Duke Commerce Inc.
Goodman Logistics LLC	Shareholder Michael Yang has 75.5% ownership in Goodman Logistics
Duke Xpress Inc.	Shareholder Michael Yang has 75.5% ownership in Duke Xpress
Ants Logistics Inc.	Shareholder Michael Yang has 40% ownership in ANTS
Management M LLC	Shareholder Michael Yang has 72% ownership in Management M LLC
Redlands Management LLC	Shareholder Michael Yang is a manager of Redlands Management LLC
Duke System Logistics (Shenzhen) Inc.	Shareholder Michael Yang has 75% ownership in Duke System Logistics (Shenzhen)

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related party transactions (cont.)

Accounts receivable — related parties

Name of related parties	Nature	As of December 31, 2024	As of December 31, 2023
Duke Xpress Inc.	Logistics services provided	$453,336	$57,136
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	171,857	141,311
Duke Commerce Inc.	Logistics services provided	26,292	23,317
Management M LLC	Logistics services provided	—	141,253
Redlands Management LLC	Logistics services provided	—	5,392
Total accounts receivable, related parties		651,485	368,409
Less: allowance for credit losses		—	—
Total accounts receivable-related parties, net		$651,485	$368,409

Movement of allowance:

Movement of allowance for credit losses consisted of the following as of the date indicated:

	December 31, 2024	December 31, 2023
Beginning balance	$—	$—
Addition	22,920	434,891
Write-off	(22,920)	(434,891)
Ending balance	$—	$—

Contract assets-related parties

Name of related parties	Nature	As of December 31, 2024	As of December 31, 2023
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	22,159	8,646
Management M LLC	Logistics services provided	—	1,247
Total		$22,159	$9,893

Due from related parties

Name of related party	Nature	As of December 31, 2024	As of December 31, 2023
Duke Commerce Inc.	Due on demand, Short-term noninterest bearing loan	$100,000	$—
Goodman Logistics LLC	Due on demand, Short-term noninterest bearing loan	22,663	349,875
Michael Yang	Due on demand, Short-term noninterest bearing loan	33,242	—
Total Due from related parties		155,905	349,875
Less: allowance for credit losses		—	—
Total Due from related parties, net		$155,905	$349,875

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related party transactions (cont.)

Movement of allowance:

Movement of allowance for credit losses consisted of the following as of the date indicated:

	December 31, 2024	December 31, 2023
Beginning balance	$—	$—
Addition	147,498	—
Write-off	(147,498)	—
Ending balance	$—	$—

Customer deposit — related party

Name of related party	Nature	As of December 31, 2024	As of December 31, 2023
Management M LLC	Warehouse service	$32,664	$—

Accounts payable — related party

Name of related party	Nature	As of December 31, 2024	As of December 31, 2023
Ants Logistics Inc.	Provided logistics operations services	$37	$37
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services	—	494
Duke Commerce Inc.	Expenses paid on behalf of the Company	—	30,141
Total		$37	$30,672

Revenue from related parties

Name of related party	Nature	For the year ended December 31, 2024	For the year ended December 31, 2023
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services	$1,556,281	$312,290
Duke Xpress Inc.	Provided logistics operations services	580,131	156,576
Management M LLC	Provided logistics operations services	120,430	4,350
Duke Commerce Inc.	Provided logistics operations services & sales of products	58,240	19,485
Ants Logistics Inc.	Provided logistics operations services	12,724	36,663
Total		$2,327,806	$529,364

Other income from related parties

Name of related party	Nature	For the year ended December 31, 2024	For the year ended December 31, 2023
Management M LLC	Rental income	$72,000	$60,000
Duke Commerce Inc.	Consulting services	30,709	—
Ants Logistics Inc.	Warehouse sublease	—	1,916,290
Total		$102,709	$1,976,290

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related party transactions (cont.)

Expensed paid to related parties

Name of related party	Nature	For the year ended December 31, 2024	For the year ended December 31, 2023
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services & purchase of products	$614,989	$459,242
Goodman Logistics LLC	Provided logistics operations services	364,127	24,818
Michael Yang	Marketing expenses	19,541	—
Duke Commerce Inc.	Marketing expenses	11,141	4,630
Duke Xpress Inc.	Provided logistics operations services	4,015	77,072
Ants Logistics Inc.	Provided warehouse services & Logistics operations services & Salaries & Purchase of property and equipment	—	1,397,849
Management M LLC	Provided logistics operations services	—	3,167
Total		$1,013,813	$1,966,778

Note 10 — Income taxes

The provision for income taxes for the years ended December 31, 2024 and 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Current	$518,830	$141,650
Deferred	(69,818)	33,764
Provision for (benefit of) income taxes	$449,012	$175,414

The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	As of December 31, 2024	As of December 31, 2023
Statutory tax rate
Federal	21.0%	21.0%
State of California	7.0%	7.0%
Non-deductible expense	1.2%	0.2%
Effective tax rate	29.1%	28.1%
	For the year ended December 31, 2024	For the year ended December 31, 2023
Effective tax rate	29.1%	28.1%
Income for the year before income taxes	1,540,463	623,174
Federal income tax expense	323,497	130,866
State of California	107,580	43,520
Non-deductible expense	17,935	1,028
Income tax expense	449,012	175,414

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income taxes (cont.)

The significant components that comprised the Company’s net deferred taxes are as follows:

	As of December 31, 2024	As of December 31, 2023
Deferred tax assets (liabilities)
Right of use asset	(1,337,911)	(1,708,148)
Bad debt expense	35	35
Lease liability	1,440,237	1,809,516
Fixed asset	(37,838)	(42,002)
Inventory impairment	9,368	—
Net operating loss	55,328	—
Total deferred tax assets	129,219	59,401

As of December 31, 2024, the Company had approximately $187,259 of federal and $229,165 of state net operating loss carryforwards available to reduce future taxable income. The federal net operating loss carryforwards were generated in tax years beginning after December 31, 2017, and may be carried forward indefinitely, subject to a limitation that restricts their use to 80% of taxable income in any given year. The state net operating loss carryforwards begin to expire in 2044. As of December 31, 2023, the Company had no federal or state net operating loss carryforwards.

Note 11 — Loans payable

In February 2012, the Company entered into a credit agreement with HSBC Bank USA, which provides a revolving credit facility of $100,000 and is due on demand. Amounts outstanding under this agreement bear interest at a periodic fixed rate equal to the prime rate in the United States, plus 1.25% per annum. The Company repaid the outstanding balance in full in 2024. As of December 31, 2024, there were no borrowings outstanding under the facility.

In August 2024, the Company entered into a business line of credit loan with Chase Bank in the amount of $100,975 with a maturity date of August 27, 2034. Outstanding amounts under this agreement bear interest at a fixed periodic rate equal to the United States Prime Rate plus 2.65% per annum.

In October 2023, the Company entered into a business line of credit loan with American Express National Bank in the amount of $150,000 with a maturity date of April 22, 2025. The loan required a fixed monthly payment of $9,083 at an interest rate 10.8% per annum. The Company repaid the outstanding balance in full prior to the date the financial statements were available to be issued.

In April 2024, the Company entered into a business line of credit loan with American Express National Bank in the amount of $41,000 with a maturity date of March 14, 2025. The loan required a fixed monthly payment of $3,622 at an interest rate 10.8% per annum. The Company repaid the outstanding balance in full prior to the date the financial statements were available to be issued.

On May 29, 2020, the Company received an Economic Injury Disaster Loan (“EIDL”) from the Small Business Administration (“SBA”), in the amount of $150,000. The loan, which was issued pursuant to a promissory note dated May 25 2020, matures on May 26, 2050, and bears interest at a rate of 3.75% per annum. Payments are to be made monthly in the amount of $731, beginning on May 25, 2021. The initial payment date was subsequently extended by SBA to commence on the 30th month from the date of issuance of the promissory note, November 26, 2022. The loan terms grant the SBA a security interest in the Company’s assets as collateral, which includes all tangible and intangible personal property now owned or hereafter acquired by the Company, such as inventory, equipment, accounts receivables, general intangibles, and related proceeds, and limits the use of proceeds to working capital to alleviate the effects of the COVID-19 pandemic on the Company’s economic condition. The EIDL program does not currently provide a mechanism for loan forgiveness.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Loans payable (cont.)

On July 31, 2022, the Company entered into an auto loan in the amount of $51,928 with a maturity date of August 14, 2027 for the purchase of an automobile. The loan required a fixed monthly payment of $998 at an interest rate 5.64% per annum.

On February 4, 2023, the Company entered into another auto loan in the amount of $141,003 with a maturity date of February 21, 2028 for the purchase of an automobile. The loan required a fixed monthly payment of $2,799 at an interest rate 6.99% per annum.

On June 28, 2024, the Company entered into another auto loan in the amount of $61,297 with a maturity date of July 12, 2029 for the purchase of an automobile. The loan required a fixed monthly payment of $1,196 at an interest rate of 6.29% per annum.

Total loan payable balance as of December 31, 2024 and 2023 was shown below:

	Maturity Date	As of December 31, 2024	As of December 31, 2023
Line of Credit HSBC Bank USA	Due on demand	$—	$100,000
Line of Credit American Express National Bank	April 22, 2025	43,988	133,333
Line of Credit Chase Bank	August 27, 2034	100,975	—
SBA Loan	May 26, 2050	150,000	150,000
Auto Loans	August 14, 2027	29,535	39,499
Auto Loans	February 21, 2028	94,955	120,759
Auto Loans	July 12, 2029	56,902	—
Total		$476,355	$543,591

The current portion of the Company’s loan payable balance as of December 31, 2024 and 2023 was shown below:

	Maturity Date	As of December 31, 2024	As of December 31, 2023
Line of Credit HSBC Bank USA	Due on demand	$—	$100,000
Line of Credit American Express National Bank	April 22, 2025	43,988	133,333
SBA Loan	May 26, 2050	—	—
Auto Loans	August 14, 2027	10,551	9,964
Auto Loans	February 21, 2028	27,707	25,804
Auto Loans	July 12, 2029	11,037	—
Total		$93,283	$269,101

The non-current portion of the Company’s loan payable balance as of December 31, 2024 and 2023 was shown below:

	Maturity Date	2024	2023
Line of Credit HSBC Bank USA	Due on demand	$—	$—
Line of Credit American Express National Bank	April 22, 2025	—	—
Line of Credit Chase Bank	August 27,2034	100,975	—
SBA Loan	May 26, 2050	150,000	150,000
Auto Loans	August 14, 2027	18,984	29,535
Auto Loans	February 21, 2028	67,248	94,955
Auto Loans	July 12, 2029	45,865	—
Total		$383,072	$274,490

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Equity

The Company was established under the laws of the State of Nevada on July 29, 2024, and is authorized to issue 100,000,000 shares with a par value of $0.0001. In June 2025, the Company completed its Reorganizations. Prior to the Reorganizations, the total number of shares issued and outstanding as of January 1, 2023 was 37,566,400. After giving retroactive effect to the Reorganizations, the total number of shares issued and outstanding is presented as 40,960,000 as of January 1, 2023, which reflects the share issuances of 1,393,600 and 2,000,000 shares of common stock in connection with the acquisitions of Duke System Logistics and Duke Shipping, respectively (see Note 1).

All of the outstanding shares of common stock are presented as if the Reorganizations had become effective as of the beginning of the first period presented on January 1, 2023.

In 2023, the Company declared and paid a cash distribution of $92,537 to its shareholders, which was recorded as a reduction to retained earnings; no distributions were declared or paid during the year ended December 31, 2024.

In October 2024, the Company issued a total of 1,040,000 shares of its common stock at a price of $1.00 per share through a private placement offering subscription booklet. The offering generated total gross proceeds of $1,040,000.

As of December 31, 2024, and 2023, the total issued and outstanding shares of common stock of the Company was 42,000,000 shares and 40,960,000 shares.

Note 13 — Earnings per share

Basic and diluted net earnings per share for each of the years presented were calculated as follows:

	As of December 31, 2024	As of December 31, 2023
Numerator:
Net income attributable to stockholders – basic and diluted	1,091,451	447,760

Denominator:
Weighted average number of shares of common stock outstanding – basic and diluted	41,198,689	40,960,000
Earnings per share attributable to stockholders – basic and diluted	0.03	0.01

Basic earnings per share is computed by dividing net income attributable to holders of common stock of the Company by the weighted average number of shares of common stock of the Company outstanding during the applicable period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock of the Company were exercised or converted into common stock of the Company. Common stock equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

For the year ended December 31, 2024, the Company issued 1,040,000 shares of common stock through a private placement. There were no additional shares issued during 2023, and no dilutive securities or contracts were outstanding during either period. As a result, the basic earnings per share is the same as the diluted earnings per share. The weighted average number of shares outstanding for the years ended December 31, 2024 and 2023 were 41,198,689 and 40,960,000.

Note 14 — Concentration of risk

(a) Major customers

For the year ended December 31, 2024, one customer accounted for approximately 80% of the Company’s total revenue. For the year ended December 31, 2023, one customer accounted for approximately 40% of the Company’s total revenue.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Concentration of risk (cont.)

As of December 31, 2024, four customers accounted for approximately 28%, 26%, 16% and 11% of the Company’s accounts receivable, respectively. As of December 31, 2023, four customers accounted for approximately 16%, 15%, 13% and 10% of the Company’s accounts receivable, respectively.

(b) Major suppliers

For the year ended December 31, 2024, one supplier accounted for approximately 69% of the Company’s total purchase. For the year ended December 31, 2023, three suppliers accounted for approximately 22%, 19% and 11% of the Company’s total purchases, respectively.

As of December 31, 2024, one supplier accounted for approximately 83% of the Company’s total balance of accounts payable. As of December 31, 2023, three suppliers accounted for 20%, 15% and 10% of the Company’s total balance of accounts payable, respectively.

(c) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Federal Deposit Insurance Corporation (“FDIC”) standard insurance amount is up to $250,000 per depositor per insured bank. As of December 31, 2024 and 2023, the Company had cash balance of $11,129,727 and $64,441, respectively, maintained at banks in the United States, $10,549,622 and nil of amount were subject to credit risk, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable, due from related parties, contract assets, loan receivables and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience, the current economic environment, and reasonable supportable future forecast.

Note 15 — Segment information

The Company’s operating segments have been identified based upon how management has organized the business by services provided to customers and how the CODM manages the business and allocates resources. The CODM for the Company is the Chief Executive Officer. The Company has three reportable segments: 3PL logistics, Integrated shipping, and E-commerce.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that pension expense for each segment is recognized and measured on the basis of cash payments to the pension plan. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses and foreign exchange gains and losses. The following tables summarize the Company’s segment information for the years ended December 31, 2024 and 2023.

The Company businesses are organized, managed and internally grouped into segments based on differences in markets, products, and services. The Company’s operations are managed in the following reportable segments:

•        3PL logistics segment

•        Integrated shipping segment

•        E-commerce segment

The Company’s long-lived assets are all located in the United States, and all of the Company’s revenue is derived from within the United States. Therefore, no geographical segments are presented.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Segment information (cont.)

	For the Year Ended December 31, 2024
	3PL Logistics Services	Integrated Shipping Services	E-commerce Business	Consolidated
Revenue	$11,204,925	$48,045,772	$1,128,984	$60,379,681
Less:
Cost of revenue	8,992,027	45,236,576	1,050,655	55,279,258
Gross profit	2,212,898	2,809,196	78,329	5,100,423
Operating expenses:
Salary and benefits expenses	1,078,479	771,177	227,660	2,077,316
Professional fees	538,797	11,588	—	550,385
Advertising fee	—	2,264	148,806	151,070
Other selling, general and administrative	581,476	239,908	58,588	879,972
Other income (expense):
Interest expense, net	(43,147)	(1,588)	—	(44,735)
Other income, net	119,299	24,219	—	143,518
Income (loss) before income tax	90,298	1,806,890	(356,725)	1,540,463
Income taxes	23,663	518,830	(93,481)	449,012
Net income (loss)	$66,635	$1,288,060	$(263,244)	$1,091,451
	For the Year Ended December 31, 2023
	3PL Logistics Services	E-commerce Business	Consolidated
Revenues	$6,984,810	$996,088	$7,980,898
Less:
Cost of revenues	4,958,366	852,068	5,810,434
Gross profit	2,026,444	144,020	2,170,464
Operating expenses:
Salary and benefits expenses	359,726	149,873	509,599
Professional fees	3,734	—	3,734
Advertising fee	—	80,344	80,344
Other selling, general and administrative	801,107	114,777	915,884
Other income (expense):
Interest expense, net	(35,237)	—	(35,237)
Other income, net	(2,492)	—	(2,492)
Income (loss) before income tax	824,148	(200,974)	623,174
Income taxes	231,986	(56,572)	175,414
Net income (loss)	$592,162	$(144,402)	$447,760

Note 16 — Contingencies

As of December 31, 2024, the Company is not a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Subsequent events

The Company evaluated all events and transactions that occurred after December 31, 2024 up through the date the Company issued these consolidated financial statements on August 1, 2025. The Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,089,672	$11,129,727
Short-term investment	10,000,000	—
Investment in marketable securities	544,830	—
Accounts receivable, net	392,119	976,994
Accounts receivable – related parties, net	684,023	651,485
Contract Assets	156,163	47,867
Contract Assets – related parties	4,482	22,159
Inventories, net	34,758	49,926
Due from related parties	217,377	155,905
Prepaid expenses and other current assets	305,737	215,232
Total Current Assets	13,429,161	13,249,295

PROPERTY AND EQUIPMENT, NET	385,965	426,771

OTHER NON-CURRENT ASSETS
Deposits	508,210	508,210
Deferred cost – IPO	160,000	60,000
Deferred tax assets, net	265,382	129,219
Operating lease right-of-use assets	4,044,386	4,711,146
Finance lease right-of-use assets	57,314	69,907
Total Other non-current assets	5,035,292	5,478,482
Total Assets	$18,850,418	$19,154,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$8,201,085	$8,782,453
Accounts payable – related parties	367,131	37
Customer deposit	604,892	14,756
Customer deposit – related parties	—	32,664
Other payables and accrued liabilities	1,164,000	1,010,183
Other payables – related parties	29,463	—
Income taxes payable	760,235	475,426
Loans payable – current	50,624	93,283
Operating lease liabilities – current	1,438,012	1,388,968
Finance lease liabilities – current	27,667	26,650
Total Current Liabilities	12,643,109	11,824,420

NON-CURRENT LIABILITIES
Loans payable – non-current	362,095	383,072
Operating lease liabilities – non-current	2,948,447	3,681,951
Finance lease liabilities – non-current	35,609	49,148
Total Other Non-current Liabilities	3,346,151	4,114,171
Total Liabilities	15,989,260	15,938,591

DUKE HOLDING INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock ($0.0001 par value,100,000,000 shares authorized, 42,000,000 shares issued and outstanding at June 30, 2025 and December 31, 2024)*	4,200	4,200
Subscription Receivable	(4,096)	(4,096)
Additional paid-in capital	1,104,896	1,104,896
Retained earnings	1,756,158	2,110,957
Total Shareholder’s Equity	2,861,158	3,215,957
Total Liabilities and Shareholders’ Equity	$18,850,418	$19,154,548

____________

*        Giving retroactive effect to share exchange reorganization effected on June 2, 2025

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Six Months Ended
	June 30, 2025	June 30, 2024
	(Unaudited)	(Unaudited)
REVENUES
Revenue from third party	$38,253,008	$16,564,967
Revenue from related parties	987,290	728,225
TOTAL REVENUES	$39,240,298	$17,293,192

Cost of revenue to third parties	35,528,932	15,429,478
Cost of revenue to related parties	925,354	114,338
TOTAL COST OF REVENUE	36,454,286	15,543,816
GROSS PROFIT	2,786,012	1,749,376

OPERATING EXPENSES:
General and administrative	2,055,381	1,607,639
TOTAL OPERATING EXPENSES	2,055,381	1,607,639

INCOME FROM OPERATIONS	730,631	141,737

OTHER INCOME (EXPENSE)
Interest expense, net	(18,008)	(21,806)
Other income, net	307,048	36,002
TOTAL OTHER INCOME	289,040	14,196

INCOME BEFORE INCOME TAXES	1,019,671	155,933
PROVISION FOR INCOME TAXES	374,470	54,359
NET INCOME AND TOTAL COMPREHENSIVE INCOME	$645,201	$101,574

WEIGHTED AVERAGE NUMBER OF COMMON STOCK*
Basic and diluted	42,000,000	40,960,000

EARNINGS PER SHARE
Basic and diluted	$0.02	$0.002

____________

*        Giving retroactive effect to share exchange reorganization effected on June 2, 2025

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY

	Common stock		Subscription Receivable	Subscribed Capital	Additional paid-in capital	Retained earnings	Total
	Shares*	Share Capital
BALANCE, December 31, 2024	42,000,000	$4,200	$(4,096)	$—	$1,104,896	$2,110,957	$3,215,957
Distribution	—	—	—	—	—	(1,000,000)	(1,000,000)
Net income	—	—	—	—		645,201	645,201
BALANCE, June 30, 2025 (Unaudited)	42,000,000	$4,200	$(4,096)	$—	$1,104,896	$1,756,158	$2,861,158
	Common stock		Subscription Receivable	Subscribed Capital	Additional paid-in capital	Retained earnings	Total
	Shares*	Share Capital
BALANCE, December 31, 2023	40,960,000	$4,096	$(4,096)	$—	$60,000	$1,019,506	$1,079,506
Shareholder Contribution	—	—	—	—	5,000	—	5,000
Stock subscription	—	—	—	690,000	—	—	690,000
Net income	—	—	—	—	—	101,574	101,574
BALANCE, June 30, 2024 (Unaudited)	40,960,000	4,096	(4,096)	690,000	65,000	1,121,080	1,876,080

____________

*        Giving retroactive effect to share exchange reorganization effected on June 2, 2025

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30, 2025	June 30, 2024

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$645,201	$101,574
Adjustments to reconcile net income to net cash provided by
Depreciation	41,943	35,903
Non-cash operating lease expense	666,760	640,758
Non-cash finance lease expense	12,593	13,087
Allowance for credit loss	2,226	173,255
Deferred taxes benefits	(136,163)	(66,537)
Unrealized gain from investment in marketable securities	(109,668)	—
Change in operating assets and liabilities
Accounts receivable	582,649	194,217
Accounts receivable – related parties	(32,538)	(283,872)
Contract assets	(108,296)	(223,453)
Contract assets – related parties	17,677	(70,670)
Inventories	15,168	55,412
Prepaid expenses and other current assets	(90,505)	24,155
Accounts payable	(681,368)	1,023,825
Accounts payables – related parties	367,094	145,047
Customer deposit	590,136	151,120
Customer deposit – related parties	(32,664)	—
Other payables and accrued liabilities	153,817	1,488,839
Other payables – related parties	29,463	—
Taxes payable	284,809	(104,504)
Operating lease liabilities	(684,460)	(633,759)
Net cash provided by operating activities	1,533,874	2,664,397

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,137)	—
Purchase of short-term investment	(10,000,000)	—
Purchase of investment in marketable securities	(435,162)	—
Net cash used in investing activities	(10,436,299)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments to Loans-third parties, net	(63,636)	(36,698)
Payment of deferred cost – IPO	—	(60,000)
Due from related parties	(61,472)	(248,862)
Distributions to shareholders	(1,000,000)	—
Shareholder contributions	—	5,000
Principal payment of finance lease liability	(12,522)	(12,073)
Proceed received from subscribed capital	—	690,000
Net cash (used in) provided by financing activities	(1,137,630)	337,367

DUKE HOLDING INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Six Months Ended
	June 30, 2025	June 30, 2024

	(Unaudited)	(Unaudited)
NET CHANGE IN CASH AND CASH EQUIVALENT	(10,040,055)	3,001,764
CASH AND CASH EQUIVALENT, beginning of the period	11,129,727	64,441
CASH AND CASH EQUIVALENT, end of the period	$1,089,672	$3,066,205

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$(217,600)	$(225,400)
Cash paid for interest	$(12,715)	$(14,511)
Cash paid for interest of financing lease	$(2,253)	$(3,678)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Nature of business and organization

Duke Holding Inc. (“Duke Holding”) was incorporated on July 29, 2024 under the laws of the State of Nevada. Duke Holding is a holding company and has no substantive operations other than holding all of the outstanding shares of its subsidiaries through recapitalizations. Duke Holding and its subsidiaries are hereafter referred to as the “Company.”

The Company, through its subsidiaries, is primarily engaged in (i) third-party logistics (“3PL”) services including freight transportation consolidation and forwarding, warehousing services, materials management and distribution services, and customs house brokerage services; (ii) integrated shipping services across North America and Asia, which services include cargo unloading, pilotage, towage, tugboat assistance, and cleaning services; and (iii) e-commerce operations, which offers a wide range of consumer products through third-party online marketplaces.

Reorganizations

On August 5, 2024, Duke Holding acquired DUKE SYSTEM LOGISTICS INC (“Duke System Logistics”) from the original stockholder of Duke System Logistics, Mr. Michael Yang, through a share exchange agreement entered into by and among Duke Holding, Duke System Logistics, and Mr. Michael Yang. Duke Holding issued 1,393,600 shares of common stock to Mr. Yang in exchange for all the outstanding shares of Duke System Logistics, which had been 100% owned by Mr. Michael Yang.

On June 2, 2025, Duke Holding acquired Duke Shipping Agency, LLC (“Duke Shipping”) from the original member of Duke Shipping, Mr. Michael Yang, through a share exchange agreement entered into by and among Duke Holding, Duke Shipping, and Mr. Michael Yang. Duke Holding issued 2,000,000 shares of common stock to Mr. Yang in exchange for all the membership interests in Duke Shipping, which had been 100% owned by Mr. Michael Yang.

Before and after the aforementioned reorganizations (the “Reorganizations”), the Company, together with its subsidiaries, was effectively controlled by the majority shareholder, and therefore these transactions have been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structures of the two controlled entities have been retrospectively presented in prior periods as if such structures had existed at that time and in accordance with ASC 805-50-45-5. Since the two controlled entities were under common control for the six months ended June 30, 2025 and 2024, the results of the subsidiaries are included in the unaudited condensed consolidated financial statements for the above periods.

The accompanying unaudited condensed consolidated financial statements reflect the activities of Duke Holding and each of the following entities:

	Principal activities	% of ownership	Date of incorporation	Place of incorporation
DUKE SYSTEM LOGISTICS INC	Logistics services and e-commerce	100%	June 13, 2008	California
Duke Shipping Agency, LLC	Integrated Shipping services	100%	October 4, 2023	California

Note 2 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements as of June 30, 2025 and for the six months ended June 30, 2025 and 2024 included all adjustments considered necessary to present fairly the financial position, results of operations and cash flow for such interim periods. Certain information and footnote disclosures normally included in the financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The results of operations for the six months ended June 30, 2025 and 2024 are not necessarily indicative of results to be expected for

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

the full year of 2025 and 2024, respectively. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include estimates for sale returns for sales from e-commerce operations, realizable value of deferred income tax assets, estimates of inventory write-down, allowance for credit losses and estimates of useful life of long-lived assets. Actual results could differ from these estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

Cash and cash equivalents

Cash and cash equivalents generally consist of cash on hand, deposits in banks, and highly liquid investments with an original maturity of three months or less on the date of purchase.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash.

Short-term investments

Short-term investments consist of certificates of deposit with original maturities of greater than three months but less than or equal to twelve months when purchased.

Accounts receivable, net

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for credit losses and do not bear interest. Customers who owed accounts receivable, are granted credit terms based on their credit metrics. The Company adopted ASU No. 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”) on its accounts receivable and records the allowance for credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance is classified as “general and administrative” in the unaudited condensed consolidated statements of operations and comprehensive income. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service or product offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. As of June 30, 2025 and December 31, 2024, the Company provided allowance for credit loss of nil and $124 against its accounts receivable.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Contract assets

Contract assets represent the Company’s right to consideration in exchange for goods or services that have been transferred to a customer, but for which the right to payment remains conditional. A contract asset is reclassified to accounts receivable once the right to invoice becomes unconditional. As of June 30, 2025 and December 31, 2024, the Company recognized contract assets of $160,645 and $70,026, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to service providers and suppliers, prepaid salaries, interest receivable, and other deposits. Management also periodically evaluates the aging of such balances and changes in payment and realization trends to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the allowance policy and update it if necessary.

Investment in marketable securities

Investments in marketable securities, net, consist of investments in listed shares. Marketable securities are accounted for under ASC 321 and reported at their readily determinable fair values as quoted by market exchanges with changes in fair value recorded in other (expense) income in the unaudited condensed consolidated statements of operations and comprehensive income. All changes in a marketable security’s fair value are reported in earnings as they occur; as such, the sale of a marketable security does not necessarily give rise to a significant gain or loss. Unrealized gains/(losses) due to fluctuations in fair value are recorded in the unaudited condensed consolidated statements of operations and comprehensive income. For the six months ended June 30, 2025 and 2024, the Company recognized $109,668 and nil unrealized gains from investment in marketable securities.

Inventories, net

Inventories are accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value. Costs include the cost of products, freight and duty. The Company regularly reviews inventory for damage, obsolescence, excess and slow-moving inventory. If the estimated realizable value of the inventory is less than the cost, the Company records a write-down to reduce its carrying value to its net realized value. As of June 30, 2025 and December 31, 2024, the Company provided an inventory provision of $33,477.

Deposits

As part of its lease agreements, the Company paid rental security deposits for its leased spaces. This amount is recorded as a non-current asset on the balance sheet. The security deposits are refundable upon the termination of the lease, subject to the terms of the lease agreement and the condition of the premises. The Company periodically assesses the recoverability of the security deposit and adjusts the carrying amount if necessary.

Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation and impairment. Depreciation is computed using the straight-line method over the estimated useful life of each class of depreciable assets. Useful lives for major categories of assets are as follows:

Computer equipment	5 years
Automobiles	5 – 7 years
Furniture and fixtures	5 – 7 years
Forklifts	5 – 7 years
Leasehold improvement	Term of lease

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Deferred costs — IPO

Pursuant to ASC 340-10-S99-1, incremental offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, SEC filing and print related costs, exchange listing costs, and road show related costs.

Long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company compares the undiscounted expected future cash flows to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent the carrying amount of the asset or asset group exceeds the fair value. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize or through the use of a third-party independent appraiser or valuation specialist. No impairment losses of long-lived assets were recorded during the six months ended June 30, 2025 and 2024.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands unaudited condensed consolidated financial statements disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liabilities. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3

inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

The Company’s financial instruments include cash and cash equivalents, short-term investments accounts receivable, due from related party, deposits, accounts payable, loan payable, customer deposits, other payables, operating lease liabilities and finance lease liabilities. The Company considers the carrying amount of these financial instruments to

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The fair value of investment in marketable securities is based on market price in an active market (Level 1) at the end of each reporting period.

The following table presents information about the Company’s financial assets that were measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024:

	June 30, 2025	Quoted Prices in Active Market (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Input (Level 3)
	$	$	$	$
Assets:
Investment in marketable securities	544,830	544,830	—	—
	December 31, 2024	Quoted Prices in Active Market (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Input (Level 3)
	$	$	$	$
Assets:
Investment in marketable securities	—	—	—	—

Revenue recognition

The Company follows ASC Topic 606 Revenue from Contracts with Customers and recognizes revenue when the control of goods or services is transferred to customers in an amount equal to the consideration expected to be received from customers in exchange for transferring that product or service to fulfill a performance obligation. Revenue is recognized net of sales tax, discounts, and return allowances. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The transaction price is based on the consideration specified in the customer’s contract.

The Company generates revenue from 3PL logistics services, integrated shipping service revenue from providing cross-border ocean solutions and e-commerce business that offers customers a comprehensive selection of consumer products via various third-party online platforms.

3PL logistics services

The Company provides one-stop logistics services. The Company’s logistics revenue is primarily from warehousing services and transportation services.

•        Warehousing and handling services include two performance obligations: (i) storage and (ii) materials management and distribution services. The performance obligation for storage services is satisfied over time as the storage service is based on a term period and the customers simultaneously receive and consume the services provided by the Company as they are performed. The Company’s performance obligation for materials management and distribution service is satisfied at a point in time as services are generally priced based on the number of items processed and handled. The benefits are consumed by the customers at the point in time when such specific services are performed by the Company. Performance of such services generally takes less than one day to process. The transaction price for the warehousing and handling services is based on the fixed consideration specified in the contract with the customer. There is no variable consideration.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

•        Transportation services include arrangement of freight services that are purchased by the Company from direct carriers and resold to customers. A performance obligation is created once a customer agreement with an agreed-upon transaction price exists. The transaction price is typically fixed and not contingent upon the occurrence or non-occurrence of any other event. The Company’s transportation transactions provide for the arrangement of the movement of freight to a customer’s destination. The transportation services that are provided to the customer, including certain ancillary services, such as loading/unloading and freight insurance, represent a single performance obligation, as these promises are not distinct in the context of the contract. This performance obligation is satisfied over time and recognized in revenue upon the transfer of control of the services over the requisite transit period as the customer’s goods move from origin to destination. The Company determines the period to recognize revenue in transit based on the departure date and the delivery date. The Company has determined that revenue recognition over the transit period provides a reasonable estimate of the transfer of services to its customers as it depicts the pattern of the Company’s performance under the contracts with its customers.

•        Other services include primarily customs house brokerage services, and the Company recognizes revenue from this performance obligation at a point in time, which is the completion of the services. Duties and taxes collected form the customer and paid to the customs agent on behalf of the customers are excluded from revenue.

Integrated shipping services

The Company generates revenue from cross-border ocean freight solutions, including integrated port services and commission-based earnings from demurrage and detention fees.

•        Integrated Port Services:    The Company provides comprehensive logistics services for customers transporting goods between North America and destinations in Asia. These services include cargo unloading, pilotage, towage, tugboat assistance, cleaning services and coordination of final destinations. Revenue is recognized over the service period.

•        Commission-Based Income:    The Company also generates commission-based revenue from demurrage and detention fees. Demurrage Fees are incurred when cargo exceeds the free storage time at the port, and the Company earns a 4% commission on these charges. Detention Fees are applied when shipping containers are not returned on time, with the Company earning a 10% commission on these charges. Revenue from these fees is recognized when the charges are finalized, and the customer becomes liable for payment.

The Company follows ASC 606 guidelines for revenue recognition, ensuring revenue is recognized when control of goods or services is transferred to the customer, reflecting the actual delivery of the service.

Principal and agent considerations

In the Company’s transportation business and integrated shipping services, the Company utilizes independent contractors and third-party carriers and related party carriers in the performance of some transportation services and port services as and when needed. U.S. GAAP requires the Company to evaluate, using a control model, whether the Company itself promises to provide services to the customers (as a principal) or to arrange for services to be provided by another party (as an agent). Based on the Company’s evaluation using a control model, the Company determined that in all of its major business activities, it serves as a principal rather than an agent within their service arrangements. Revenue and the associated purchased transportation costs and integrated shipping services are both reported on a gross basis. Certain services such as commission-based earnings from demurrage and detention fees are both reported on a net basis.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

E-commerce

The Company recognizes revenue on product sales at a point in time when control of the product passes to the customer upon delivery to the customer. The Company fulfills orders with its own inventory.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product and service revenue and related costs or the net amount earned as commissions. The Company concluded it is primarily responsible for fulfilling the promise to deliver product and service and the Company is subject to inventory risk before control of the good or service has been transferred to a customer and the Company has discretion in establishing the price, therefore, revenue is recorded at gross.

The Company provides customers with a limited right of return for certain products within a return period ranging from 30 to 90 days. The return period varies depending on the product category and specific terms outlined in the Company’s return policy, which is available upon request. In accordance with ASC 606, the Company estimates expected returns based on historical experience and records a refund liability for the amount expected to be refunded to customers, with a corresponding asset for the right to recover the returned products. These estimates are recorded as a reduction to revenue.

Disaggregated information of revenue by products/services is as follows:

	For the Six Months Ended June 30, 2025 (Unaudited)	For the Six Months Ended June 30, 2024 (Unaudited)
3PL Logistics Services(1)(2)	$4,439,792	$4,631,371
E-commerce Business(1)	81,005	594,270
Integrated Shipping Services(1)(2)	34,719,501	12,067,551
Total Revenue	$39,240,298	$17,293,192

____________

(1)      Revenue recognized at a point in time

(2)      Revenue recognized over time

Advertising and marketing costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs amounted to $49,863 and $102,751 for the six months ended June 30, 2025 and 2024 respectively. These amounts are included in general and administrative expenses on the unaudited condensed consolidated statements of operations and comprehensive income.

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements. If any of the following criteria are met, the Company classifies the lease as a finance lease:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

•        The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

•        The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

Finance and operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its finance or operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, and therefore operating lease ROU assets and liabilities do not include leases with a lease term of 12 months or less. Its leases generally do not provide a residual guarantee.

The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating leases. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the asset on the remaining balance of the liability.

Additionally, the Company elected to apply the short-term lease exemption for leases with a non-cancelable period of twelve months or less and has chosen to combine non-lease components (such as common area maintenance for real estate leases) with lease components.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. For the six months ended June 30, 2025 and 2024, the Company did not recognize impairment loss on its finance and operating lease ROU assets.

Related parties

The Company identifies related parties, accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Corporations or individual parties are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operating decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Cost of revenue

Cost of revenue will be disclosed in categories that reflect the core activities of the business, ensuring clarity and transparency in financial reporting. These categories include warehouse services, covering costs for warehouse lease expense, facility operation and maintenance; trucking services, encompassing transportation-related expenses like fuel and third-party logistics; ocean freight services, including shipping and handling charges; e-commerce, which covers costs for online platforms, digital marketing, and fulfillment; customs brokerage services, addressing fees for customs clearance and compliance; handling services, related to physical goods handling and staff labor; integrated shipping services, encompassing costs for port services, including cargo unloading, pilotage, towage, tugboat assistance, and cleaning services.

Operating expenses

General and administrative expenses include overhead costs such as employee salaries, office supplies, rent, utilities, professional fees, allowance for credit loss, and other administrative functions necessary to support business operations.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income attributable to the Company divided by the weighted average shares outstanding for the period. Diluted EPS presents the diluted effect on a per share basis by adjusting basic EPS for the potential shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2025 and 2024, there were no dilutive shares.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of California, as its “major” tax jurisdictions.

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Segment reporting

The Company follows Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and evaluating their performance. Reportable operating segments include components of an entity about which discrete financial information is available and which operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess each operating segment’s performance.

Recent accounting pronouncements not yet adopted

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual Unaudited condensed consolidated financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its financial position and results of operations.

On November 4, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends ASC 220, Comprehensive Income to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard on its financial position and results of operations.

On July 5, 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (“ASU 2025-05”). ASU 2025-05 amends ASC 326-20, the calculation of credit loss allowances estimates the uncollectible portion of short-term receivables and contract assets, using historical and current data without forecasting future conditions, and may include post-balance-sheet collections if eligible. The guidance will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting the standard on its financial position and results of operations.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of operations and statements of cash flows.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 — Cash and cash equivalents

Cash and cash equivalents consisted of the following as of the date indicated:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Cash	$1,074,834	$5,017,964
Cash equivalents (Certificates of Deposits and Brokerage Account)	14,838	6,111,763
Total Cash and cash equivalents	$1,089,672	$11,129,727

Note 4 — Customer deposits

Customer deposits received from customers prior to the delivery of goods to customers by the customers are recorded as contract liability under the account Customer deposits — contract liabilities.

Movements of customer deposits — contract liabilities (including related party) consisted of the following as of the date indicated:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Beginning balance	$47,420	$16,443
Addition of customer deposits	604,892	47,420
Recognized as revenue	(47,420)	(16,443)
Ending balance	$604,892	$47,420

Note 5 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Accounts receivable	$392,119	$977,118
Less: allowance for credit losses	—	(124)
Ending balance	$392,119	$976,994

Movement of allowance:

Movement of allowance for credit losses consisted of the following as of the date indicated:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Beginning balance	$124	$124
Addition	2,226	4,202
Write-off	(2,350)	(4,202)
Ending balance	$—	$124

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 — Inventories, net

Inventories consisted of the following:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Consumer goods	$68,235	$83,403
Impairment of inventories	(33,477)	(33,477)
Total Inventory, net	$34,758	$49,926

The Company recognized $35,138 and $194,632 of inventories in cost of sales for the six months ended June 30, 2025 and 2024, respectively.

The Company did not record inventory impairment for the six months ended June 30, 2025 and 2024, related to damage, obsolescence, excess, and slow moving items.

Note 7 — Property and equipment, net

Property and equipment, net consisted of the following:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Automobiles	$284,733	$284,733
Furniture and fixtures	204,878	204,878
Computer equipment	28,278	27,141
Forklifts	20,783	20,783
Leasehold improvements	9,149	9,149
Subtotal	547,821	546,684
Less: accumulated depreciation	(161,856)	(119,913)
Total	$385,965	$426,771

Depreciation expense for the six months ended June 30, 2025 and 2024 amounted to $41,943 and $35,903, respectively. No impairment was recorded against property and equipment during the six months ended June 30, 2025 and 2024.

Note 8 — Leases

The Company recognized lease expenses on a straight-line basis over the lease term for operating leases. Meanwhile, the Company recognized the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on a straight-line basis as amortization expense. The operating and finance lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period.

On March 3, 2021, Duke System Logistics entered into a lease agreement for the warehouse in California. The lease term was from April 1, 2021 to April 30, 2028. The lease payments are $116,391 for the period commencing April 1, 2021 and ending May 31,2021, $116,391 per month for the period commencing June 1, 2021 and ending March 31, 2022, $120,174 per month for the period commencing April 1, 2022 and ending March 31, 2023, $124,079 per month for the period commencing April 1, 2023 and ending March 31, 2024, $128,112 per month for the period commencing April 1, 2024 and ending March 31, 2025, $132,275 per month for the period commencing April 1, 2025 and ending March 31, 2026, $136,574 per month for the period commencing April 1, 2026 and ending March 31, 2027,$141,013 per month for the period commencing April 1, 2027 and ending March 31, 2028, $145,596 for the April 2028. The lease would be terminated in May 2028.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8 — Leases (cont.)

For the six months ended June 30, 2025 and 2024, the Company recognized warehouse-related lease expense of $978,369 and $959,285, respectively. Sublease rental income totaled $36,000 for the six months ended June 30, 2025 and 2024, resulting in net lease expense of $942,369 and $923,285 for the respective years.

Sublease rental income from related parties was as follows:

For the six months ended June 30, 2025 and 2024, the Company recognized $36,000 in sublease rental income from Management M LLC, a related party, under a month-to-month arrangement terminable on demand.

On July 30, 2021, Duke System Logistics entered into a lease agreement for a forklift. The leasing term began on August 15, 2021 and will terminate on August 15, 2026. The lease payments are $584 per month.

On May 20, 2022, Duke System Logistics entered into a lease agreement for a vehicle. The leasing term began on May 20, 2022 and terminated on May 20, 2025. The lease payments are $2,032 per month.

On December 19, 2022, Duke System Logistics entered into a lease agreement for another forklift. The leasing term began on January 1, 2023 and will terminate on January 1, 2028. The lease payments are $928 per month.

On January 27, 2023, Duke System Logistics entered into a lease agreement for another forklift. The leasing term began on February 2, 2023 and will terminate on February 1, 2028. The lease payments are $1,181 per month.

Operating and finance lease expenses consisted of the following:

	For the six months ended
	June 30, 2025 (Unaudited)	June 30, 2024 (Unaudited)
Operating lease cost:
Operating lease cost	$771,591	$775,764
Short-term lease cost	—	—
Variable lease cost	215,126	196,041
Total operating lease expenses	$986,717	$971,805

Finance lease cost:
Amortization of leased assets	12,593	13,087
Interest on lease liabilities	2,646	3,678
Total finance lease cost	$15,239	$16,765

Weighted-average remaining term and discount rate related to leases were as follows:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024
Weighted-average remaining term (in years)
Operating lease	2.8 years	3.3 years
Finance lease	2.4 years	2.9 years
Weighted-average discount rate (%)
Operating lease	4.5%	4.5%
Finance lease	7.5%	7.5%

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8 — Leases (cont.)

The supplemental cash flow information related to leases for the period is as follows:

	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases	$789,289	$768,765
Operating cash flows used in finance leases	2,645	3,678
Financing cash flows used in finance leases	12,522	12,073

The supplemental balance sheet information related to leases for the period is as follows:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Operating leases
Right of use asset	4,044,386	4,711,146

Lease Liability – current portion	1,438,012	1,388,968
Lease Liability – non-current portion	2,948,447	3,681,951
Total operating lease liabilities	$4,386,459	$5,070,919
	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Finance leases
Right of use asset	57,314	69,907

Lease Liability – current portion	27,667	26,650
Lease Liability – non-current portion	35,609	49,148
Total finance lease liabilities	$63,276	$75,798

Operating and finance lease liabilities by maturity dates as of June 30, 2025 are shown below:

	Operating leases	Finance leases	Total
Twelve months ending June 30,
2026	$1,600,200	$31,501	$1,631,701
2027	1,652,207	25,081	1,677,288
2028	1,414,713	12,570	1,427,283
Total lease payments	4,667,120	69,152	4,736,272
Less: imputed interest	(280,661)	(5,876)	(286,537)
Present value of lease liabilities	$4,386,459	$63,276	$4,449,735

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 — Related party transactions

Name of related party	Relationship
Michael Yang	CEO of the Company
Duke Commerce Inc.	Shareholder Michael Yang has 33.3% ownership in Duke Commerce Inc.
Goodman Logistics LLC	Shareholder Michael Yang has 75.5% ownership in Goodman Logistics
Duke Xpress Inc.	Shareholder Michael Yang has 75.5% ownership in Duke Xpress
Ants Logistics Inc.	Shareholder Michael Yang has 40% ownership in ANTS
Management M LLC	Shareholder Michael Yang has 72% ownership in Management M LLC
Redlands Management LLC	Shareholder Michael Yang is a manager of Redlands Management LLC
Duke System Logistics (Shenzhen) Inc.	Shareholder Michael Yang has 75% ownership in Duke System Logistics (Shenzhen)

Accounts receivable — related parties

Name of related parties	Nature	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Duke Xpress Inc.	Logistics services provided	$493,645	$453,336
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	134,144	171,857
Duke Commerce Inc.	Logistics services provided		26,292
Management M LLC	Logistics services provided	56,234	—
Total accounts receivable, related parties		684,023	651,485
Less: allowance for credit losses		—	—
Total accounts receivable-related parties, net		$684,023	$651,485

Movement of allowance for credit losses consisted of the following as of the date indicated:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Beginning balance	$—	$—
Addition	—	22,920
Write-off	—	(22,920)
Ending balance	$—	$—

Contract assets-related parties

Name of related parties	Nature	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Duke System Logistics (Shenzhen) Inc.	Logistics services provided	$3,502	$22,159
Management M LLC	Logistics services provided	980	—
Total		$4,482	$22,159

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 — Related party transactions (cont.)

Due from related parties

Name of related party	Nature	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Duke Commerce Inc.	Due on demand, Short-term noninterest bearing loan	$100,000	$100,000
Goodman Logistics LLC	Due on demand, Short-term noninterest bearing loan	—	22,663
Michael Yang*	Due on demand, Short-term noninterest bearing loan	117,377	33,242
Total Due from related parties		217,377	155,905
Less: allowance for credit losses		—	—
Total Due from related parties, net		$217,377	$155,905

____________

*        The Company will collect this receivable from the related party by December 31, 2025.

Movement of allowance for credit losses consisted of the following as of the date indicated:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Beginning balance	$—	$—
Addition	—	147,498
Write-off	—	(147,498)
Ending balance	$—	$—

Customer deposit — related party

Name of related party	Nature	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Management M LLC	Warehouse service	$—	$32,664

Accounts payable — related party

Name of related party	Nature	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Ants Logistics Inc.	Provided logistics operations services	$—	$37
GOODMAN LOGISTICS LLC	Provided logistics operations services	364,009	—
Duke Commerce Inc.	Provided logistics operations services	3,122	—
Total		$367,131	$37

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 — Related party transactions (cont.)

Other payables — related parties

Name of related party	Nature	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
GOODMAN LOGISTICS LLC	Expenses paid on behalf of the Company	22,763	—
Michael Yang	Expenses paid on behalf of the Company	6,700	—
Total		$29,463	$—

Revenue from related parties

Name of related party	Nature	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services	$520,136	$478,432
Duke Xpress Inc.	Provided logistics operations services	412,007	148,387
Management M LLC	Provided logistics operations services	54,298	53,258
Duke Commerce Inc.	Provided logistics operations services & sales of products	849	35,423
Ants Logistics Inc.	Provided logistics operations services	—	12,725
Total		$987,290	$728,225

Other income from related parties

Name of related party	Nature	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Management M LLC	Rental income	$36,000	$36,000
Duke Commerce Inc.	Consulting service income	62,390	—
Total		$98,390	$36,000

Expensed paid to related parties

Name of related party	Nature	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Duke System Logistics (Shenzhen) Inc.	Provided logistics operations services & purchase of products	$83,722	$161,442
Goodman Logistics LLC	Provided logistics operations services	860,468	45,638
Duke Commerce Inc.	Logistics operations services	1,134	1,521
Duke Xpress Inc.	Provided logistics operations services and others	80,367	4,015
Total		$1,025,691	$212,616

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 10 — Income taxes

The effective tax rate was 36.7% and 34.9% for the six months ended June 30, 2025 and 2024, respectively. The effective rates for six months ended June 30, 2025 and 2024 differ from the federal statutory rate of 21% primarily due to the effects of state income taxes, and various permanent and temporary differences.

The provision for income taxes for the six months ended June 30, 2025 and 2024 consisted of the following:

	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Current	$510,633	$120,896
Deferred	(136,163)	(66,537)
Provision for income taxes	$374,470	$54,359

The significant components that comprised the Company’s net deferred taxes are as follows:

	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Deferred tax assets (liabilities)
Right of use asset	(1,147,803)	(1,337,911)
Bad debt expense	—	35
Lease liability	1,245,196	1,440,237
Fixed asset	(35,717)	(37,838)
Unrealized gain from investment in marketable securities	(30,689)	—
Inventory impairment	9,368	9,368
Net operating loss	225,027	55,328
Total deferred tax assets	265,382	129,219

As of June 30, 2025, the Company had approximately $788,456 of federal and $851,118 of state net operating loss carryforwards available to reduce future taxable income. As of December 31, 2024, the Company had approximately $187,259 of federal and $229,165 of state net operating loss carryforwards available to reduce future taxable income. The federal net operating loss carryforwards were generated in tax years beginning after December 31, 2017, and may be carried forward indefinitely, subject to a limitation that restricts their use to 80% of taxable income in any given year. The state net operating loss carryforwards begin to expire in 2044.

Note 11 — Loans payable

In February 2012, the Company entered into a credit agreement with HSBC Bank USA, which provides a revolving credit facility of $100,000 and is due on demand. Amounts outstanding under this agreement bear interest at a periodic fixed rate equal to the prime rate in the United States, plus 1.25% per annum. The Company repaid the outstanding balance in full in 2024. As of June 30, 2025 and December 31, 2024, there were no borrowings outstanding under the facility.

In August 2024, the Company entered into a business line of credit loan with Chase Bank in the amount of $100,975 with a maturity date of August 27, 2034. Outstanding amounts under this agreement bear interest at a fixed periodic rate equal to the United States Prime Rate plus 2.65% per annum.

In October 2023, the Company entered into a business line of credit loan with American Express National Bank in the amount of $150,000 with a maturity date of April 22, 2025. The loan required a fixed monthly payment of $9,083 at an interest rate of 10.8% per annum. The Company repaid the outstanding balance in full prior to the date the financial statements were available to be issued.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 11 — Loans payable (cont.)

In April 2024, the Company entered into a business line of credit loan with American Express National Bank in the amount of $41,000 with a maturity date of March 14, 2025. The loan required a fixed monthly payment of $3,622 at an interest rate of 10.8% per annum. The Company repaid the outstanding balance in full prior to the date the financial statements were available to be issued.

On May 29, 2020, the Company received an Economic Injury Disaster Loan (“EIDL”) from the Small Business Administration (“SBA”), in the amount of $150,000. The loan, which was issued pursuant to a promissory note dated May 25 2020, matures on May 26, 2050, and bears interest at a rate of 3.75% per annum. Payments are to be made monthly in the amount of $731, beginning on May 25, 2021. The initial payment date was subsequently extended by SBA to commence on the 30th month from the date of issuance of the promissory note, November 26, 2022. The loan terms grant the SBA a security interest in the Company’s assets as collateral, which includes all tangible and intangible personal property now owned or hereafter acquired by the Company, such as inventory, equipment, accounts receivables, general intangibles, and related proceeds, and limits the use of proceeds to working capital to alleviate the effects of the COVID-19 pandemic on the Company’s economic condition. The EIDL program does not currently provide a mechanism for loan forgiveness.

On July 31, 2022, the Company entered into an auto loan in the amount of $51,928 with a maturity date of August 14, 2027 for the purchase of an automobile. The loan required a fixed monthly payment of $998 at an interest rate 5.64% per annum.

On February 4, 2023, the Company entered into another auto loan in the amount of $141,003 with a maturity date of February 21, 2028 for the purchase of an automobile. The loan required a fixed monthly payment of $2,799 at an interest rate 6.99% per annum.

On June 28, 2024, the Company entered into another auto loan in the amount of $61,297 with a maturity date of July 12, 2029 for the purchase of an automobile. The loan required a fixed monthly payment of $1,196 at an interest rate of 6.29% per annum.

Total loan payable balance as of June 30, 2025 and December 31, 2024 was shown below:

	Maturity Date	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Line of Credit American Express National Bank	April 22, 2025	$—	$43,988
Line of Credit Chase Bank	August 27, 2034	100,975	100,975
SBA Loan	May 26, 2050	150,000	150,000
Auto Loans	August 14, 2027	24,335	29,535
Auto Loans	February 21, 2028	85,938	94,955
Auto Loans	July 12, 2029	51,471	56,902
Total		$412,719	$476,355

The current portion of the Company’s loan payable balance as of June 30, 2025 and December 31, 2024 was shown below:

	Maturity Date	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Line of Credit American Express National Bank	April 22, 2025	$—	$43,988
Auto Loans	August 14, 2027	10,857	10,551
Auto Loans	February 21, 2028	28,373	27,707
Auto Loans	July 12, 2029	11,394	11,037
Total		$50,624	$93,283

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 11 — Loans payable (cont.)

The non-current portion of the Company’s loan payable balance as of June 30, 2025 and December 31, 2024 was shown below:

	Maturity Date	As of June 30, 2025 (Unaudited)	As of December 31, 2024 (Audited)
Line of Credit Chase Bank	August 27,2034	$100,975	$100,975
SBA Loan	May 26, 2050	150,000	150,000
Auto Loans	August 14, 2027	13,478	18,984
Auto Loans	February 21, 2028	57,565	67,248
Auto Loans	July 12, 2029	40,077	45,865
Total		$362,095	$383,072

Note 12 — Equity

The Company was established under the laws of the State of Nevada on July 29, 2024, and is authorized to issue 100,000,000 shares with a par value of $0.0001. In June 2025, the Company completed its Reorganizations. Prior to the Reorganizations, the total number of shares issued and outstanding as of January 1, 2023 was 37,566,400. After giving retroactive effect to the Reorganizations, the total number of shares issued and outstanding is presented as 40,960,000 as of January 1, 2023, which reflects the share issuances of 1,393,600 and 2,000,000 shares of common stock in connection with the acquisitions of Duke System Logistics and Duke Shipping, respectively (see Note 1).

All of the outstanding shares of common stock are presented as if the Reorganizations had become effective as of the beginning of the first period presented on January 1, 2023.

During the six months ended June 30, 2025, the Company had paid a cash distribution of $1,000,000 to its shareholders, which was recorded as a reduction to retained earnings.

During the six months ended June 30, 2024, the Company had collected $690,000 cash consideration from certain shareholders, which was recorded as subscribed capital.

In October 2024, the Company issued a total of 1,040,000 shares of its common stock at a price of $1.00 per share through a private placement offering subscription booklet. The offering generated total gross proceeds of $1,040,000.

As of June 30, 2025 and December 31, 2024, the total issued and outstanding shares of common stock of the Company was 42,000,000 shares.

Note 13 — Earnings per share

Basic and diluted net earnings per share for each of the years presented were calculated as follows:

	For the six months ended June 30, 2025 (Unaudited)	For the six months ended June 30, 2024 (Unaudited)
Numerator:
Net income attributable to stockholders – basic and diluted	645,201	101,574

Denominator:
Weighted average number of shares of common stock outstanding – basic and diluted	42,000,000	40,960,000
Earnings per share attributable to stockholders – basic and diluted	0.02	0.002

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 13 — Earnings per share (cont.)

Basic earnings per share is computed by dividing net income attributable to holders of common stock of the Company by the weighted average number of shares of common stock of the Company outstanding during the applicable period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock of the Company were exercised or converted into common stock of the Company. Common stock equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

For the six months ended June 30, 2025, the Company issued 0 shares of common stock through a private placement. As a result, the basic earnings per share is the same as the diluted earnings per share. The weighted average number of shares outstanding for the six months ended June 30, 2025 and 2024 were 42,000,000 and 40,960,000.

Note 14 — Concentration of risk

(a) Major customers

For the six months ended June 30, 2025, one customer accounted for approximately 88% of the Company’s total revenue. For the six months ended June 30, 2024, one customer accounted for approximately 70% of the Company’s total revenue.

As of June 30, 2025, four customers accounted for approximately 46%, 13%, 12% and 12% of the Company’s accounts receivable, respectively. As of December 31, 2024, four customers accounted for approximately 28%, 26%, 16% and 11% of the Company’s accounts receivable, respectively.

(b) Major suppliers

For the six months ended June 30, 2025, one supplier accounted for approximately 72% of the Company’s total purchases. For the six months ended June 30, 2024, one supplier accounted for approximately 63% of the Company’s total purchases.

As of June 30, 2025, two suppliers accounted for approximately 72% and 12% of the Company’s total balance of accounts payable, respectively. As of December 31, 2024, one supplier accounted for approximately 83% of the Company’s total balance of accounts payable.

(c) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Federal Deposit Insurance Corporation (“FDIC”) standard insurance amount is up to $250,000 per depositor per insured bank. As of June 30, 2025 and December 31, 2024, the Company had cash and short term investments balance of $11,089,672 and $11,129,727, respectively, maintained at banks in the United States, $10,561,643 and $10,549,622 of which amounts were subject to credit risk, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable, due from related parties, contract assets, and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience, the current economic environment, and reasonable supportable future forecast.

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 15 — Segment information

The Company’s operating segments have been identified based upon how management has organized the business by services provided to customers and how the CODM manages the business and allocates resources. The CODM for the Company is the Chief Executive Officer. The Company has three reportable segments: 3PL logistics, Integrated shipping, and E-commerce.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that pension expense for each segment is recognized and measured on the basis of cash payments to the pension plan. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses and foreign exchange gains and losses. The following tables summarize the Company’s segment information for the six months ended June 30, 2025 and 2024.

The Company businesses are organized, managed and internally grouped into segments based on differences in markets, products, and services. The Company’s operations are managed in the following reportable segments:

•        3PL logistics segment

•        Integrated shipping segment

•        E-commerce segment

The Company’s long-lived assets are all located in the United States, and all of the Company’s revenue is derived from within the United States. Therefore, no geographical segments are presented.

	For the six months ended June 30, 2025 (Unaudited)
	3PL Logistics Services	Integrated Shipping Services	E-commerce Business	Consolidated
Revenue	$4,439,792	$34,719,501	$81,005	$39,240,298
Less:
Cost of revenue	3,949,326	32,407,939	97,021	36,454,286
Gross profit	490,466	2,311,562	(16,016)	2,786,012
Operating expenses:
Salary and benefits expenses	645,494	490,870	67,838	1,204,202
Professional fees	202,472	157,260	—	359,732
Advertising fee	15,153	34,434	276	49,863
Other selling, general and administrative	144,152	294,802	2,630	441,584
Other income (expense):
Interest expense, net	(15,961)	(1,756)	(291)	(18,008)
Other income (expense), net	17,736	288,988	324	307,048
Income (loss) before income tax	(515,030)	1,621,428	(86,727)	1,019,671
Income taxes (benefit)	(142,119)	540,521	(23,932)	374,470
Net income (loss)	$(372,911)	$1,080,907	$(62,795)	$645,201

DUKE HOLDING INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 15 — Segment information (cont.)

	For the six months ended June 30, 2024 (Unaudited)
	3PL Logistics Services	Integrated Shipping Services	E-commerce Business	Consolidated
Revenue	$4,631,371	$12,067,551	$594,270	$17,293,192
Less:
Cost of revenue	3,674,701	11,371,152	497,963	15,543,816
Gross profit	956,670	696,399	96,307	1,749,376
Operating expenses:
Salary and benefits expenses	470,527	208,917	126,513	805,957
Professional fees	257,637	1,556	—	259,193
Advertising fee	89,059	2,264	11,428	102,751
Other selling, general and administrative	317,988	80,948	40,802	439,738
Other income (expense):
Interest expense, net	(19,326)	—	(2,480)	(21,806)
Other income, net	31,908	—	4,094	36,002
Income (loss) before income tax	(165,959)	402,714	(80,822)	155,933
Income taxes (benefit)	(44,208)	120,096	(21,529)	54,359
Net (loss) income	$(121,751)	$282,618	$(59,293)	$101,574

Note 16 — Contingencies

As of June 30, 2025, the Company is not a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

Note 17 — Subsequent events

The Company evaluated all events and transactions that occurred after June 30, 2025. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Until [•], 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,250,000 Shares of Common Stock

Prospectus dated [•], 2025

US Tiger Securities, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the shares of common stock being registered. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$993
Nasdaq Capital Market Listing Fee	$75,000
FINRA Filing Fee	$1,578
Legal Fees and Other Expenses	$350,000
Accounting Fees and Expenses	$875,000
Printing Expenses	$40,000
Underwriter Out-of-pocket Expenses	$200,000
Miscellaneous Expenses	$160,000
Total Expenses	$1,702,571

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Discretionary indemnification pursuant to Section 78.7502 may be made as authorized upon determination that the indemnification is proper under the circumstances. Such determination may be made by (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; or (iii) independent legal counsel if ordered by a majority of the quorum consisting of directors who were not parties to the action, suit, or proceeding or if a quorum of directors who were not parties to the action, suit, or proceeding cannot be obtained.

Section 78.751 of the NRS requires a Nevada corporation to indemnify its officers and directors to the extent such person is successful on the merits or otherwise in defense of any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding or any claim, issue, or matter therein, including an action by or in the right of the corporation, if such person is or was serving as an officer or director of the corporation or, at the request of the corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Such indemnification shall be for expenses actually and reasonably incurred by the person, including attorney’s fees, in connection with defending any such action, suit, or proceeding.

Unless otherwise restricted by the articles of incorporation, bylaws, or an agreement made by the corporation, Section 78.751 of the NRS provides that a corporation may pay expenses as incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement, including the requirement of mandatory advance payment of expenses.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our bylaws require the payment of costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser Common Stock	Date of Issuance	Number of Securities	Consideration
Michael Yang	August 1, 2024	28,041,400	$2,804.14
Natural Investment Holding Limited	August 1, 2024	1,895,000	$189.50
Key State Holdings Limited	August 1, 2024	1,980,000	$198.00
One Supreme Limited	August 1, 2024	3,650,000	$365.00
Wisken International Trade Limited	August 1, 2024	1,000,000	$100.00
Lemavi Management Limited	August 1, 2024	1,000,000	$100.00
Michael Yang	August 5, 2024	1,393,600	100% of the equity interests in Duke System Logistics
Lihua Wang	October 8, 2024	400,000	$400,000
Zhuyu Deng	October 8, 2024	40,000	$40,000
Huijin Sun	October 8, 2024	50,000	$50,000
Xin Zhao	October 8, 2024	200,000	$200,000
Jianxun Yang	October 8, 2024	300,000	$300,000
Jing Chai	October 8, 2024	50,000	$50,000
Michael Yang	June 2, 2025	2,000,000	100% of the membership interests in Duke Shipping

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on October 24, 2025.

Duke Holding Inc.
By:	/s/ Michael Yang
Michael Yang
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Michael Yang and Ning (Winnie) Xiao, and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Yang	Chief Executive Officer, Director, and Chairman of the Board of Directors	October 24, 2025
Name: Michael Yang	(Principal Executive Officer)
/s/ Ning (Winnie) Xiao	Chief Financial Officer	October 24, 2025
Name: Ning (Winnie) Xiao	(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Articles of Incorporation of the Registrant
3.3*	Bylaws of the Registrant
4.1*	Registrant’s Specimen Stock Certificate
5.1**	Opinion of Hunter Taubman Fischer & Li LLC regarding the validity of the shares of Common Stock being registered
10.1*	Employment Agreement effective as of August 1, 2025 by and between Michael Yang and the Registrant
10.2*	Employment Agreement effective as of August 1, 2025 by and between Ning (Winnie) Xiao and the Registrant
10.3*	Employment Agreement effective as of August 1, 2025 by and between Huafeng (Roger) Zhang and the Registrant
10.4*	Indemnification Agreement dated August 1, 2025 by and between Michael Yang and the Registrant
10.5*	Indemnification Agreement dated August 1, 2025 by and between Ning (Winnie) Xiao and the Registrant
10.6*	Indemnification Agreement dated August 1, 2025 by and between Huafeng (Roger) Zhang and the Registrant
10.7**	Indemnification Agreement dated [•] by and between [•] and the Registrant
10.8**	Indemnification Agreement dated [•] by and between [•] and the Registrant
10.9**	Indemnification Agreement dated [•] by and between [•] and the Registrant
10.10**	Director Offer Letter, between [•] and the Registrant, dated [•]
10.11**	Director Offer Letter, between [•] and the Registrant, dated [•]
10.12**	Director Offer Letter, between [•] and the Registrant, dated [•]
10.13*	Form of Transportation and Fulfillment Service Agreement by and between a customer and Duke System Logistics
10.14*	Integrated Shipping Service Agreement by and between Duke Shipping and HEDE
10.15*	Terminal Services Agreement dated August 31, 2024 by and between Duke Shipping and WBCT
14.1*	Code of Business Conduct and Ethics of the Registrant
21.1*	List of Subsidiaries
23.1*	Consent of ZH CPA, LLC
23.2**	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1*	Form of Audit Committee Charter
99.2*	Form of Compensation Committee Charter
99.3*	Form of Nominating and Corporate Governance Committee Charter
99.4*	Consent of Frost & Sullivan Limited
99.5**	Consent of [Director Nominee]
99.6**	Consent of [Director Nominee]
99.7**	Consent of [Director Nominee]
107*	Filing Fee Table

____________

*        File herewith

**      To be filed by amendment.